UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 21, 2007
ENTERPRISE GP HOLDINGS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32610	13-4297064
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)
1100 Louisiana, 10th Floor
Houston, Texas 77002
(Address of Principal Executive Offices, including Zip Code)
(713) 381-6500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
          Unless the context requires otherwise, references in this Current Report on Form 8-K to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.
          As described in our quarterly report on Form 10-Q for the period ended June 30, 2007, we acquired ownership interests in TEPPCO Partners, L.P. (“TEPPCO”) and its general partner, TEPPCO GP (including associated TEPPCO incentive distribution rights (“IDRs”)), on May 7, 2007 from private company affiliates of EPCO, Inc. (“EPCO”) that are under common control with Enterprise GP Holdings L.P. Such ownership interests were initially acquired by an affiliate of EPCO in February 2005. Since Enterprise GP Holdings L.P. and the private company affiliates of EPCO are under the common control of Dan L. Duncan, the acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. In conjunction with the acquisition of ownership interests in TEPPCO and TEPPCO GP, effective with the second quarter ended June 30, 2007, we also adopted new business segments to reflect, in part, such acquisitions.
          As a result, in this Form 8-K, the consolidated financial statements and notes included in our annual report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and our quarterly report on Form 10-Q for the three months ended March 31, 2007 (the “March 2007 Form 10-Q”) have been restated to reflect (i) the consolidated financial information of TEPPCO GP and subsidiaries, which includes TEPPCO, and (ii) our new business segments. We have also revised certain other disclosures in our 2006 Form 10-K and March 2007 Form 10-Q to reflect our expanded operations. The following table of contents presents the various sections we have revised and where they can be found within this Item 8.01.

Section	Description	Page

Section I	Part I, Items 1 and 2. Business and Properties. (2006 Form 10-K)	4

Section II	Part I, Item 6. Selected Financial Data. (2006 Form 10-K)	26

Section III	Part II, Item 7 (2006 Form 10-K) and Part I, Item 2 (March 2007 Form 10-Q) Management’s Discussion and Analysis of Financial Condition and Results of Operations.	27

Section IV	Part II, Item 7A (2006 Form 10-K) and Part I, Item 3 (March 2007 Form 10-Q) Quantitative and Qualitative Disclosures about Market Risk.	55

Section V	Part II, Item 8 (2006 Form 10-K) and Part I, Item 1 (March 2007 Form 10-Q) Financial Statements and Supplementary Data.	59

          Other than the revisions noted above, we have made no attempt to revise any other sections of our 2006 Form 10-K and March 2007 Form 10-Q.
          As discussed under “Recent Developments — Parent Company” in Section I of this Item 8.01, we acquired non-controlling ownership interests in Energy Transfer Equity, L.P. (“Energy Transfer Equity”) and its general partner, LE GP, LLC (“ETEGP”) on May 7, 2007. The acquisition of these ownership interests are not reflected in the restated financial statements included in this Form 8-K.
          Please refer to our Form 10-Q for the six months ended June 30, 2007 (the “June 2007 Form 10-Q”) for recent information regarding our partnership, including “Risk Factors” that reflect the parent company’s acquisition of ownership interests in TEPPCO, TEPPCO GP, Energy Transfer Equity and ETEGP. See Part II, Item 1A of our June 2007 Form 10-Q for a complete listing of our most recent risk factors.
          As presented under Section V of this Item 8.01, Note 25 of the Notes to Consolidated Financial Statements presents material subsequent events that have occurred since March 31, 2007 that directly affect Enterprise GP Holdings L.P., which is our parent company. This Form 8-K does not include information related to the following material subsequent events that affect Enterprise Products Partners L.P. and TEPPCO or any of their respective subsidiaries:
•	In May 2007, TEPPCO and a subsidiary of Enterprise Products Partners L.P. issued $300.0 million and $700.0 million, respectively, in principal amount of fixed/floating subordinated notes. The subordinated notes issued by TEPPCO are due June 2067. Those issued by the subsidiary of Enterprise Products Partners L.P. are due January 2068. Information regarding these debt obligations can be found in our June 2007 Form 10-Q.

•	In May 2007, EPCO formed EPE Unit III, L.P. as an incentive arrangement for a group of key employees of EPCO that work on behalf of us. EPE Unit III, L.P. owns 4,421,326 Units of Enterprise GP Holdings L.P. contributed to it by a private company affiliate of EPCO. On the date of contribution, the fair market value of the contributed Units was $170.0 million. Information regarding this unit-based compensation arrangement can be found in our June 2007 Form 10-Q.

•	In September 2007, a subsidiary of Enterprise Products Partners L.P. issued $800.0 million in principal amount of 6.30% fixed-rate, unsecured senior notes due September 2017. Information regarding this debt obligation can be found in a Current Report on Form 8-K filed by Enterprise Products Partners L.P. dated September 5, 2007.
          Please read the following information including discussions of our financial condition and results of operations in conjunction with the restated consolidated financial statements and related notes included under Section V of this Item 8.01.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
          This current report on Form 8-K contains various forward-looking statements and information that are based on our beliefs and those of EPE Holdings, LLC, as well as assumptions made by us and information currently available to us. When used in this document, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. Although we and EPE Holdings, LLC believe that the expectations reflected in such forward-looking statements are reasonable, neither we nor EPE Holdings, LLC can give any assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, including those described in more detail under Part II, Item 1A “Risk Factors,” in our June 2007 Form 10-Q. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. You should not put undue reliance on any forward-looking statements.

SECTION I
Part I, Items 1 and 2 (2006 Form 10-K)
Business and Properties.
General
          Enterprise GP Holdings L.P. is a publicly traded Delaware limited partnership, the registered limited partnership interests (the “Units”) of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings L.P. is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Unless the context requires otherwise, references to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.
          References to “the parent company” mean Enterprise GP Holdings L.P., individually as the parent company, and not on a consolidated basis. The parent company was formed in April 2005 and completed its initial public offering of 14,216,784 Units in August 2005. Private company affiliates of EPCO, Inc. owned the predecessor of the parent company. The parent company is owned 99.99% by its limited partners and 0.01% by its general partner, EPE Holdings, LLC (“EPE Holdings”). EPE Holdings is a wholly owned subsidiary of Dan Duncan, LLC, the membership interests of which are owned by Dan L. Duncan.
          References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.
          References to “GulfTerra” mean the former business and operations of GulfTerra Energy Partners, L.P., which was merged into a wholly owned subsidiary of Enterprise Products Partners on September 30, 2004 (the “GulfTerra Merger”). References to “GulfTerra GP” mean the general partner of GulfTerra, which is also wholly owned by Enterprise Products Partners.
          References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. References to “DEPGP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.
          References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.
          References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). The general partner of Energy Transfer Equity is LE GP, LLC (“ETEGP”). The parent company acquired ownership interests in Energy Transfer Equity and ETEGP on May 7, 2007. See “Recent Developments — Parent Company” within this Section I of Item 8.01 for information regarding the parent company’s acquisition of ownership interests in Energy Transfer Equity and ETEGP in May 2007.
          References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.
          References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.

          References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO. The parent company acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.
          The parent company, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan. Enterprise Products Partners and EPGP have been under Mr. Duncan’s indirect control for all periods presented in this Current Report on Form 8-K. TEPPCO and TEPPCO GP have been under Mr. Duncan’s indirect control since February 2005.
          Our principal executive offices are located at 1100 Louisiana, 10th Floor, Houston, Texas 77002 and our telephone number is (713) 381-6500.
Available Information
          As an accelerated filer, we electronically file certain documents with the U.S. Securities and Exchange Commission (“SEC”). We file annual reports on Form 10-K; quarterly reports on Form 10-Q; and current reports on Form 8-K (as appropriate); along with any related amendments and supplements thereto. From time-to-time, we may also file registration statements and related documents in connection with equity or debt offerings. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.
          We provide electronic access to our periodic and current reports on our Internet website, www.enterprisegp.com. These reports are available as soon as reasonably practicable after we electronically file such materials with, or furnish such materials to, the SEC. You may also contact our investor relations department at (713) 381-6521 for paper copies of these reports free of charge.
          Additionally, Enterprise Products Partners and TEPPCO electronically file certain documents with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q. The SEC file number for Enterprise Products Partners is 1-14323 and for TEPPCO it is 1-10403. These subsidiaries also provide electronic access to their respective periodic and current reports on their Internet websites. The website for Enterprise Products Partners is www.epplp.com and for TEPPCO, it is www.teppco.com.
The Parent Company
          The parent company is a holding company investing in general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. The parent company has no business activities apart from such investing and indirectly overseeing the management of the entities it controls.
          The principal sources of cash flow for the parent company are its investments in limited partner interests and membership interests in the related general partners. The parent company’s primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners.
          The primary objective of the parent company is to increase cash available for distributions to its unitholders and, accordingly, the value of its limited partner interests. In recent years, major independent oil and gas and other energy companies have divested significant midstream assets. Additionally, there have been several transactions involving the sale of general partner interests in publicly traded partnerships. Asset rationalization among energy companies and transactions involving the sale of general partner interests are expected to continue.

          The parent company seeks to capitalize on these trends by:
•	managing the entities that it controls for the successful execution of their respective business strategies;

•	pursuing acquisitions of assets and businesses that may or may not be related to its consolidated operations in accordance with business opportunity agreements; and

•	acquiring general partner interests and associated incentive distribution rights (“IDRs”) and related limited partner interests in publicly traded partnerships.
          For information regarding the financial results of the parent company, see Note 4 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
          At December 31, 2006 and March 31, 2007, the parent company had an investment in Enterprise Products Partners and its general partner. For purposes of this Form 8-K, we have presented the ownership interests in TEPPCO and TEPPCO GP held by private company affiliates of EPCO as being owned by the parent company in prior periods. For information regarding this method of presentation, see “Basis of Presentation” within this Section I.
     Investment in Enterprise Products Partners
          The parent company acquired an investment in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. EPGP is the sole general partner of, and thereby controls, Enterprise Products Partners.
          EPGP’s percentage interest in Enterprise Products Partners’ quarterly cash distributions is increased through its ownership of the associated IDRs of Enterprise Products Partners, after certain specified target levels of distribution rates are met by Enterprise Products Partners. EPGP’s quarterly general partner and associated incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.253 per unit paid by Enterprise Products Partners;

•	15% of quarterly cash distributions from $0.253 per unit up to $0.3085 per unit paid by Enterprise Products Partners; and

•	25% of quarterly cash distributions that exceed $0.3085 per unit paid by Enterprise Products Partners.
          The following table summarizes the distributions received by EPGP from Enterprise Products Partners for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
From 2% general partner interest	$15,096	$12,873	$8,068	$4,126	$3,481
From incentive distribution rights	86,710	63,880	32,372	25,259	19,114

Total	$101,806	$76,753	$40,440	$29,385	$22,595

          For additional information regarding the Investment in Enterprise Products Partners segment, see “Segment Discussion — Investment in Enterprise Products Partners” included within this Section I.

     Investment in TEPPCO
          The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) on May 7, 2007 from DFI and DFIGP, which are private company affiliates of EPCO under the common control of Mr. Duncan. The parent company financed these acquisitions through its issuance of 14,173,304 Class B Units and 16,000,000 Class C Units. All of the Class B Units were converted into Units on July 12, 2007. All of the Class B Units were converted into Units on July 12, 2007.
          TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly general partner and associated incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

•	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

•	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.
          Prior to December 2006, TEPPCO GP was entitled to 50% of any quarterly cash distributions paid by TEPPCO that exceeded $0.45 per unit. This distribution tier was eliminated by TEPPCO as part of an amendment to its partnership agreement in December 2006 in exchange for the issuance of 14,091,275 common units of TEPPCO to TEPPCO GP, which were subsequently distributed to affiliates of EPCO.
          The following table summarizes the distributions received by TEPPCO GP from TEPPCO for the periods indicated (dollars in thousands):

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)
From 2% general partner interest	$4,014	$2,774	$1,237	$964
From incentive distribution rights	53,946	37,039	13,504	12,955

Total	$57,960	$39,813	$14,741	$13,919

          For additional information regarding the Investment in TEPPCO segment, see “Segment Discussion — Investment in TEPPCO” included within this Section I.
Basis of Presentation
          Our consolidated and parent-only financial statements and related notes have been restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO IDRs) in May 2007 and the reorganization of our business segments.
          Accounting principles generally accepted in the United States of America (“GAAP”) require, in most circumstances, a general partner to consolidate the financial statements of its respective limited partnership due to the general partner’s ability to control the actions of the limited partnership. As a result, our general purpose financial statements reflect the consolidated results of EPGP with those of Enterprise Products Partners and of TEPPCO GP with those of TEPPCO. We control both EPGP and TEPPCO GP through our ownership of 100% of the membership interests in each of EPGP and TEPPCO GP. The acquisitions of ownership interests in EPGP, Enterprise Products Partners, TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.

          Basis of Financial Information pertaining to EPGP and Enterprise Products Partners. The parent company acquired its investments in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. Since EPGP and Enterprise Products Partners have been under the indirect common control of Mr. Duncan for all periods presented in these financial statements, our consolidated financial statements for periods prior to August 2005 include the consolidated financial information of EPGP.
          Basis of Financial Information pertaining to TEPPCO GP and TEPPCO. The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) in May 2007 from private company affiliates of EPCO (i.e. DFI and DFIGP) under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.
          Since the parent company, DFI and DFIGP are under the common control of Mr. Duncan, the parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 because an affiliate of EPCO under common control with the parent company originally acquired ownership interests in TEPPCO GP in February 2005. Third-party ownership interests in TEPPCO GP during the first quarter of 2005 have been reflected as minority interest.
          All earnings derived from TEPPCO IDRs and TEPPCO common units in excess of those allocated to the parent company are presented as a component of minority interest in our consolidated financial statements. In addition, the former owners of the TEPPCO and TEPPCO GP interests and rights were allocated all cash receipts from these investments during the periods they owned such interests prior to May 7, 2007. This method of presentation is intended to show how the combination of investments would have affected our business.
          Our restated consolidated financial statements and notes continue to reflect the parent company’s share of earnings, cash flows and net assets in Enterprise Products Partners and EPGP as before. With respect to TEPPCO and TEPPCO GP, our restated consolidated financial statements and notes and the restated financial statements of the parent company reflect investments in TEPPCO and TEPPCO GP as follows:
•	Ownership of 100% of the membership interests in TEPPCO GP and associated IDRs for all periods presented. As noted previously, TEPPCO GP is entitled to 2% of the quarterly cash distributions paid by TEPPCO and its percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by TEPPCO.
The economic benefit of the TEPPCO IDRs for periods prior to December 2006 is equal to: (i) the benefit that would have been received by the parent company at the current (i.e. post-December 2006) 25% maximum threshold assuming historical distribution rates plus (ii) an incremental amount of benefit that would have been received from 4,400,000 of the 14,091,275 common units issued by TEPPCO in December 2006 in connection with the conversion of TEPPCO IDRs in excess of the 25% threshold. DFI and DFIGP retain the economic benefit of TEPPCO IDRs associated with the remaining 9,691,275 common units issued by TEPPCO in December 2006. After December 2006, our net income reflects current TEPPCO IDRs (i.e., capped at the 25% maximum threshold).
•	Ownership of 4,400,000 common units of TEPPCO since the date of issuance to affiliates of EPCO in December 2006.

          Revised Business Segments. We have revised our business segment disclosures to reflect the parent company’s new equity investments and sources of cash flows. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by the chief executive officer of our general partner, who is our chief operating decision maker. We present two reportable segments within this Form 8-K: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO.
          Our Investment in Enterprise Products Partners segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with the parent company since February 2005.
Recent Developments — Parent Company
     Investment in Energy Transfer Equity
          On May 7, 2007, the parent company entered into a securities purchase agreement pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. These partnership and membership interests represent non-controlling interests in each entity.
          ETEGP currently owns an approximate 0.3% general partner interest in Energy Transfer Equity, which general partner interest has no associated IDRs in the quarterly cash distributions of Energy Transfer Equity. The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.
          The following table summarizes the values recorded by the parent company in connection with these investments, which are accounted for using the equity method (dollars in thousands, unaudited).

Energy Transfer Equity (38,976,090 common units)	$1,636,996
ETEGP (approximately 34.9% membership interest)	12,338

Total invested by the parent company	$1,649,334

          Energy Transfer Equity is a publicly traded Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in limited partner interests of ETP and membership interests in ETP’s general partner. ETP is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipelines in service, with an additional 500 miles of intrastate pipelines under construction, and 2,400 miles of interstate pipelines. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
          Energy Transfer Equity owns common units of ETP and the general partner of ETP, which is entitled to 2% of the quarterly cash distributions of ETP as well as the associated ETP IDRs. Currently, the general partner of ETP receives quarterly cash distributions from ETP representing the general partner share and associated ETP IDRs as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by ETP;

•	15% of quarterly cash distributions from $0.275 per unit up to $0.3175 per unit paid by ETP;

•	25% of quarterly cash distributions from $0.3175 per unit up to $0.4125 per unit paid by ETP; and

•	50% of quarterly cash distributions that exceed $0.4125 per unit paid by ETP.
          As disclosed in the Form 10-Q of Energy Transfer Equity for the nine months ended May 31, 2007, the unaudited total amount of distributions Energy Transfer Equity received from ETP was $260.0 million, which consisted of $124.6 million from limited partner interests; $9.2 million from general partner interests and $126.2 million from the ETP IDRs. Energy Transfer Equity paid $193.7 million in distributions to its partners during the nine months ended May 31, 2007.
          The parent company’s investments in Energy Transfer Equity and ETEGP exceed its share of the historical cost of the underlying net assets of such entities. At June 30, 2007, the parent company’s investments in Energy Transfer Equity and ETEGP included preliminary fair value allocations of the $1.66 billion basis differential consisting of $568.7 million attributed to fixed assets, $513.5 million attributable to the ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $287.1 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and ETEGP.
          The $513.5 million of excess cost attributed to the ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and ETEGP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and ETEGP, including that portion attributed to the ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.
          Non-cash amortization of excess cost amounts associated with the parent company’s investments in Energy Transfer Equity and ETEGP is forecast at $20.0 million for the six months ended December 31, 2007 and approximately $40.0 million for each of the years 2008 through 2012.
          Since the parent company does not control Energy Transfer Equity or ETEGP, the equity earnings it records from these entities are based on estimates derived from the SEC filings of Energy Transfer Equity. The fiscal year of Energy Transfer Equity ends August 31; therefore, its quarterly financial reporting timeframes do not coincide with those of the parent company. As a result, the parent company estimates its share of equity earnings based on Energy Transfer Equity’s published data. Such estimates may differ from those that Energy Transfer Equity might publish if their fiscal periods coincided with those of the parent company.
          The parent company’s equity investments in Energy Transfer Equity and ETEGP are a vital component of its business strategy to increase cash distributions to unitholders through accretive acquisitions. Effective with the second quarter of 2007, the parent company added a third business segment, Investment in Energy Transfer Equity, to report its earnings from and the business activities of Energy Transfer Equity and ETEGP.
     Parent Company Interim Credit Facility
          On May 7, 2007, the parent company executed a $1.9 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with its acquisition of equity interests in Energy Transfer Equity and ETEGP. The EPE Interim Credit Facility, which amended and restated the terms its then existing credit facility (the “EPE Revolver”), provided for a $200.0 million revolving credit facility (the “EPE Bridge Revolving Credit Facility”) and $1.7 billion of term loans. The term loans were segregated into two tranches: a $500.0 million EPE Term Loan (Equity Bridge) and a $1.2 billion EPE Term Loan (Debt Bridge).
          On May 7, 2007, the parent company made initial borrowings of $1.8 billion under this credit facility as follows:
•	$155.0 million to repay principal outstanding under the EPE Revolver; and

•	$1.2 billion under the EPE Term Loan (Debt Bridge) and $500.0 million under the EPE Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase price for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity.
          In July 2007, the parent company used net proceeds from its private placement of Units (see following section) to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest. The remaining balances due under the EPE Bridge Revolving Credit Facility and EPE Term Loan (Debt Bridge) were to mature in May 2008. Amounts repaid under the EPE Term Loan (Equity Bridge) or EPE Term Loan (Debt Bridge) may not be reborrowed.
          On August 24, 2007, the parent company refinanced amounts then outstanding under the EPE Interim Credit Facility. See “Refinancing of Parent Company Interim Credit Facility” within this Recent Developments section.
     Private Placement of Parent Company Units
          On July 17, 2007, the parent company completed a private placement of 20,134,220 Units to third party investors at $37.25 per Unit. The net proceeds of this private placement were $740.0 million. As noted above, the net proceeds were used to repay certain principal amounts outstanding under the EPE Interim Credit Facility and related accrued interest.
          The parent company also entered into a registration rights agreement (the “Registration Rights Agreement”) with purchasers in this private placement of Units. Pursuant to the Registration Rights Agreement, the parent company intends to file a registration statement with the SEC within 90 days after the closing date (i.e. October 15, 2007) and to have such registration statement become effective within 150 days of completing the offering (i.e. December 14, 2007, the “Target Effective Date”). Once the registration statement becomes effective, the 20,134,220 Units will be registered for resale. If the registration statement is not declared effective by the SEC by the Target Effective Date, then the parent company will be liable to each purchaser for liquidated damages (not as a penalty) equal to the following:
•	For the first 60 days following the Target Effective Date, 0.25% of the product of $37.25 times the number of Units purchased by the purchaser;

•	For the period 61 to 120 days following the Target Effective Date, 0.50% of the product of $37.25 times the number of Units purchased by the purchaser;

•	For the period 121 to 180 days following the Target Effective Date, 0.75% of the product of $37.25 times the number of Units purchased by the purchaser; and

•	For the periods beyond 180 days following the Target Effective Date, 1.0% of the product of $37.25 times the number of Units purchased by the purchaser.
          Liquidated damages are payable at the end of each 30-day period following the Target Effective Date. Notwithstanding the above, liquidated damages for any period shall be prorated by multiplying the liquidated damages to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which such liquidated damages are owed, and the denominator of which is 30; and provided further, that the aggregate amount of liquidated damages payable by the parent company under the

Registration Rights Agreement to each purchaser shall not exceed 10.0% of the product of $37.25 times the number of Units acquired by the purchaser.
          The Registration Rights Agreement also provides for the payment of liquidated damages in the event the parent company suspends the use of the shelf registration statement in excess of permitted periods. In accordance with Financial Accounting Standards Board (“FASB”) Staff Position No. Emerging Issues Task Force (“EITF”) 00-19-2, “Accounting for Registration Payment Arrangements,” we have not recorded a liability for this obligation because we believe the likelihood of having to make any payments under this arrangement is remote.
     Refinancing of Parent Company Interim Credit Facility
          On August 24, 2007, the parent company completed the refinancing of amounts then outstanding under the EPE Interim Credit Facility. The new $1.2 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). The August 2007 Revolver replaces the $200.0 million EPE Bridge Revolving Credit Facility. Amounts borrowed under the August 2007 Revolver mature in September 2012. Term Loan A and Term Loan A-2 refinanced amounts outstanding under the EPE Term Loan (Debt Bridge). Amounts borrowed under Term Loan A mature in September 2012 and amounts borrowed under Term Loan A-2 mature in May 2008.
Segment Discussion
          As presented in this Form 8-K, the Company has two reportable business segments: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO. Our investing activities are organized into business segments that reflect how the chief executive officer of our general partner (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of these investments. We evaluate segment performance based on operating income. Each of the respective general partners has separate operating management and boards of directors, with each board having three independent directors.
          Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of these interests in May 2007. TEPPCO and Enterprise Products Partners are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas pipeline located in southwest Wyoming (the “Jonah system”). Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting. As a result of common control at the parent company-level, we classify the assets and results of operations from Jonah within our Investment in TEPPCO segment. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners.
          The following sections present an overview of our Investment in Enterprise Products Partners and Investment in TEPPCO business segments, including information related to each underlying entity’s principal products produced, services rendered, seasonality, competition and regulation. Our results of operations and financial condition are subject to a variety of risks. For information regarding our risk factors, see Part II, Item 1A of our June 2007 Form 10-Q.
          For information regarding our results of operations, see Section III of this Item 8.01. For financial information regarding our reportable business segments, see Note 5 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

          Effective with the second quarter of 2007, a third reportable segment, Investment in Energy Transfer Equity, was added in connection with the parent company’s May 2007 acquisition of ownership interests in Energy Transfer Equity and ETEGP.
          As generally used in the energy industry and in this document, the identified terms have the following meanings:

/ d	= per day
BBtus	= billion British thermal units
Bcf	= billion cubic feet
MBPD	= thousand barrels per day
MMBbls	= million barrels
MMBtus	= million British thermal units
MMcf	= million cubic feet
Mcf	= thousand cubic feet
     Our Major Customers
          Our consolidated revenues are derived from a wide customer base. During 2006 and 2005, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 9.3% and 8.4%, respectively, of our consolidated revenues. During 2004, our largest customer was Shell Oil Company and its affiliates, which accounted for 6.5% of our consolidated revenues.
     Investment in Enterprise Products Partners
          The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP. EPGP is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners.
          Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners. The commercial management of Enterprise Products Partners does not overlap with that of TEPPCO.
          Enterprise Products Partners operates in four business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services. The following sections summarize the activities and principal properties of each of these business lines.
          NGL Pipelines & Services. This business line includes Enterprise Products Partners’ natural gas processing business and related NGL marketing activities, NGL pipelines, NGL and related product storage facilities and NGL fractionation facilities. This business line also includes Enterprise Products Partners’ dockside import and export terminals.
          Enterprise Products Partners’ natural gas processing business consists of 23 processing plants located in Texas, Louisiana, Mississippi, New Mexico and Wyoming having a combined gross gas processing capacity of 14.92 Bcf/d (6.90 Bcf/d net to Enterprise Products Partners’ interest). These plants remove mixed NGLs from raw natural gas streams, enabling the natural gas to meet transmission pipeline and commercial quality specifications. After extraction, mixed NGLs are transported to a NGL fractionation facility for separation into purity NGL products such as ethane, propane, normal butane, isobutane and natural gasoline. Purity NGL products are used as raw materials by the petrochemical industry, feedstocks by refiners in the production of motor gasoline and by industrial and residential users as fuel. When operating and extracting costs incurred by natural gas processing plants are higher than the incremental value of the NGL products that would be extracted from a raw natural gas stream, the recovery levels of certain NGL products, principally ethane, may be reduced or eliminated. This leads to a reduction in NGL volumes available for transportation, fractionation and marketing.
          Mixed and purity NGL products are sold on spot and forward markets by Enterprise Products Partners’ NGL marketing group to meet contractual requirements. A significant portion of our revenues are attributable to Enterprise Products Partners’ NGL marketing activities. For the years ended December 31, 2006, 2005 and 2004, the sale of NGL products accounted for 68%, 67% and 67%, respectively, of Enterprise Products Partners’ revenues.
          Enterprise Products Partners’ NGL pipeline, storage and terminalling operations include 13,295 miles of NGL pipelines, 162.1 million barrels of underground NGL and related product storage working capacity and two import/export facilities. In general, Enterprise Products Partners’ NGL pipelines transport mixed NGLs and other hydrocarbons to fractionation plants; distribute and collect NGL products for petrochemical plants and refineries; and deliver propane to customers. Enterprise Products Partners’ NGL and related product underground storage wells are an integral part of its operations and are used to store its own product and those of customers.
          Enterprise Products Partners’ most significant NGL pipeline is the 7,378-mile Mid-America Pipeline System. This regulated NGL pipeline system operates in thirteen states and consists of three primary segments: the 2,568-mile Rocky Mountain pipeline, the 2,771-mile Conway North pipeline and the 2,039-mile Conway South pipeline. The Rocky Mountain pipeline transports mixed NGLs from the Rocky Mountain Overthrust and San Juan Basin areas to the Hobbs hub located on the Texas-New Mexico border. The Conway North segment links the NGL hub at Conway, Kansas to refineries, petrochemical plants and propane markets in the upper Midwest. The Conway North segment has access to NGL supplies from Canada’s Western Sedimentary Basin through third-party pipeline connections. The Conway South pipeline connects the Conway hub with Kansas refineries and transports NGLs from Conway, Kansas to the Hobbs hub. The Mid-America Pipeline System connects at the Hobbs hub with the 1,326-mile Seminole Pipeline, which is 90% owned by Enterprise Products Partners. The Seminole Pipeline is a regulated pipeline that transports NGLs from the Hobbs hub and the Permian Basin to markets in southeast Texas. Enterprise Products Partners also owns a 74.2% interest in the 1,370-mile Dixie Pipeline, which is a regulated propane pipeline extending from southeast Texas and Louisiana to markets in the southeastern United States.
          Enterprise Product Partners’ most significant NGL and related product storage facility is located in Mont Belvieu, Texas, which is a key hub of the domestic and international NGL industry. This facility consists of 33 underground caverns with an aggregate storage capacity of approximately 100 MMBbls, a brine system with approximately 20 MMBbls of above-ground storage pit capacity and two brine production wells. This facility stores and delivers NGLs and certain petrochemical products for industrial customers located along the upper Texas Gulf Coast. Enterprise Products Partners’ other NGL and related product storage facilities are primarily located in Louisiana and Mississippi.
          Enterprise Products Partners owns or has interests in six NGL fractionation facilities located in Texas and Louisiana that separate mixed NGLs into purity NGL products. Extraction of mixed NGLs by gas processing plants represent the largest source of mixed NGLs fractionated by Enterprise Products Partners. Enterprise Products Partners’ most significant NGL fractionation facility is located in Mont Belvieu, Texas and has a total plant fractionation capacity of 230 MBPD (178 MBPD net to Enterprise Products Partners’ interest). This facility fractionates mixed NGLs from several major NGL supply basins in North America including the Mid-Continent, Permian Basin, San Juan Basin, Rocky Mountain Overthrust, East Texas and the U.S. Gulf Coast.
          Enterprise Products Partners’ natural gas processing and NGL fractionation operations exhibit little to no seasonal variation. Results of operations from Enterprise Products Partners’ NGL pipelines are influenced by seasonal changes in propane demand for heating. Enterprise Products Partners’ plant locations along the U.S. Gulf Coast may be affected by weather events such as hurricanes. Underground storage facilities typically experience an increase in demand for services during the spring and summer months due to an increase in feedstock storage requirements in connection with motor gasoline production and a decrease in the fall and winter months when propane inventories are drawn to meet heating demand. Import terminal volumes peak during the spring and summer months and export terminal volumes are at their highest levels during the winter months.
          Enterprise Products Partners’ natural gas processing and NGL marketing activities encounter competition from fully integrated oil companies, intrastate pipeline companies, major interstate pipeline companies and their non-regulated affiliates, and independent processors. In the markets served by its NGL pipelines, Enterprise Products Partners competes with a number of intrastate and interstate liquids pipeline companies (including those affiliated with major oil, petrochemical and gas companies) and barge, rail and truck fleet operations. Enterprise Products Partners’ competitors in the NGL and related product storage business are integrated major oil companies, chemical companies and other storage and pipeline companies. The import and export terminals compete with similar facilities operated by major oil and chemical companies. Lastly, Enterprise Products Partners competes with a number of NGL fractionators in Texas, Louisiana and Kansas.
          Onshore Natural Gas Pipelines & Services. This business line includes (i) 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming and (ii) underground natural gas storage caverns located in Mississippi, Louisiana and Texas.
          Enterprise Products Partners’ onshore natural gas pipeline systems provide for the gathering and transmission of natural gas from onshore developments such as the San Juan, Barnett Shale, Permian, Piceance and Greater Green River supply basins in the Western U.S. or from offshore developments in the Gulf of Mexico. Typically, these systems receive natural gas from producers or other parties through system interconnects and redeliver the natural gas to processing facilities, local gas distribution companies, industrial or municipal customers or to other onshore pipelines. In addition to gas transmission activities, certain of Enterprise Products Partners’ intrastate natural gas pipelines also purchase natural gas from producers and other suppliers and resell such natural gas to customers such as electric utility companies, local gas distribution companies and industrial customers.
          Enterprise Products Partners’ most significant onshore natural gas pipeline systems are its 8,140-mile Texas Intrastate System and 6,065-mile San Juan Gathering System. The Texas Intrastate System gathers and transports natural gas from supply basins in Texas (from both onshore and offshore sources) to local gas distribution companies and electric generation and industrial and municipal consumers. This system serves important natural gas producing regions and commercial markets in Texas, including Corpus Christi, the San Antonio/Austin area, the Beaumont/Orange area, the Houston area, and the Houston Ship Channel industrial market. The San Juan Gathering System serves natural gas producers in the San Juan Basin of New Mexico and Colorado. This system gathers natural gas production from approximately 10,400 wells in the San Juan Basin and delivers the gas to processing facilities.
          Enterprise Products Partners owns two underground natural gas storage caverns located in southern Mississippi that are capable of delivering in excess of 1.4 Bcf/d of natural gas (on a combined basis) into five interstate pipelines. Enterprise Products Partners also leases underground natural gas storage caverns in Texas and Louisiana. The total gross capacity of Enterprise Products Partners owned and leased natural gas storage facilities is 25.3 Bcf of gas.
          Typically, Enterprise Products Partners’ onshore natural gas pipelines experience higher throughput rates during the summer months as gas-fired generation facilities increase output for residential and commercial demand for electricity for air conditioning. Likewise, seasonality impacts the injections and withdrawals at Enterprise Products Partners’ natural gas storage facilities. In the winter months, natural gas is needed as fuel for residential and commercial heating and during the summer months natural gas is needed by power generation facilities to produce electricity to meet air conditioning demand.
          Within their market areas, Enterprise Products Partners’ onshore natural gas pipelines compete with other onshore natural gas pipelines on the basis of price (in terms of either transportation fees or natural gas selling prices), service and flexibility. Competition for natural gas storage is primarily based on location and ability to deliver natural gas in a timely and reliable manner.
          Offshore Pipelines & Services. This business line includes Enterprise Products Partners’ Gulf of Mexico assets consisting of (i) 1,586 miles of offshore natural gas pipelines, (ii) 863 miles of offshore crude oil pipeline systems and (iii) six offshore hub platforms with crude oil or natural gas processing capabilities.
          Enterprise Products Partners’ offshore natural gas pipeline systems provide for the gathering and transmission of natural gas from production developments located in the Gulf of Mexico, primarily offshore Louisiana and Texas. Typically, these systems receive natural gas from producers or other parties through system interconnects and transport the natural gas to various downstream pipelines, including major interstate transmission pipelines that access multiple markets in the eastern half of the United States.
          Enterprise Products Partners’ most significant offshore natural gas pipeline systems are its 164-mile Viosca Knoll Gathering System and the 134-mile Independence Trail pipeline. The Viosca Knoll Gathering System transports natural gas from producing fields located in the Main Pass, Mississippi Canyon and Viosca Knoll areas to several major interstate pipelines, including the Tennessee Gas, Columbia Gulf, Southern Natural, Transco, Dauphin Island Gathering System and Destin Pipelines. The Independence Trail pipeline transports natural gas from the Independence Hub platform (described below) to the Tennessee Gas Pipeline. Construction of the Independence Trail pipeline was completed during 2006 and it began transporting natural gas in the second quarter of 2007.
          Enterprise Products Partners owns interests in several offshore crude oil pipeline systems located in production areas of the Gulf of Mexico. These systems receive crude oil from offshore production developments, other pipelines or shippers through system interconnects and deliver the oil to various downstream locations. Enterprise Products Partners’ most significant offshore crude oil pipeline systems are its 373-mile Cameron Highway Oil Pipeline, 322-mile Poseidon Oil Pipeline System and 67-mile Constitution Oil Pipeline. The Cameron Highway Oil Pipeline gathers crude oil production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. The Poseidon Oil Pipeline System gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana. The Constitution Oil Pipeline serves the Constitution and Ticonderoga fields located in the central Gulf of Mexico. The Constitution Oil Pipeline connects with the Cameron Highway Oil Pipeline and Poseidon Oil Pipeline System at a pipeline junction platform.
          Enterprise Products Partners has interests in six multi-purpose offshore hub platforms located in the Gulf of Mexico. Offshore platforms are critical components of the offshore infrastructure in the Gulf of Mexico, supporting drilling and producing operations, and therefore play a key role in the overall development of offshore oil and natural gas reserves. Platforms are used to: (i) interconnect with the offshore pipeline grid; (ii) provide an efficient means to perform pipeline maintenance; (iii) locate compression, separation, production handling and other facilities; (iv) conduct drilling operations during the initial development phase of an oil and natural gas property; and (v) process off-lease production.
          Enterprise Products Partners’ most significant offshore platforms are the Independence Hub and Marco Polo. The Independence Hub is located in Mississippi Canyon Block 920. This platform processes natural gas gathered from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico. Mechanical completion of the platform was achieved in May 2007 and the Independence Hub began processing natural gas in July 2007. The Marco Polo platform, which is located in Green Canyon Block 608, process crude oil and natural gas from the Marco Polo, K2 and K2 North fields and should begin processing production from the Ghengis Khan field in the third quarter of 2007. These fields are located in the South Green Canyon area of the Gulf of Mexico.
          Enterprise Products Partners’ offshore operations exhibit little to no effects of seasonality; however, they may be affected by weather events such as hurricanes and tropical storms in the Gulf of Mexico.

          Within their market area, Enterprise Products Partners’ offshore natural gas and oil pipelines compete with other pipelines (both regulated and unregulated systems) primarily on the basis of price (in terms of transportation fees), available capacity and connections to downstream markets. To a limited extent, competition includes other offshore pipeline systems, built, owned and operated by producers to handle their own production and, as capacity is available, production for others. Enterprise Products Partners competes with other platform service providers on the basis of proximity and access to existing reserves and pipeline systems, as well as costs and rates.
          Petrochemical Services. This business line includes four propylene fractionation facilities, an isomerization complex, an octane additive production facility and 679 miles of petrochemical pipelines.
          In general, propylene fractionation plants separate refinery grade propylene (a mixture of propane and propylene) into either polymer grade propylene or chemical grade propylene along with by-products of propane and mixed butane. Polymer grade propylene can also be produced from chemical grade propylene feedstock. Chemical grade propylene is also a by-product of olefin (ethylene) production. The demand for polymer grade propylene is attributable to the manufacture of polypropylene, which has a variety of end uses, including packaging film, fiber for carpets and upholstery and molded plastic parts for appliance, automotive, houseware and medical products. Chemical grade propylene is a basic petrochemical used in plastics, synthetic fibers and foams.
          Enterprise Products Partners’ propylene fractionation facilities include (i) three polymer-grade fractionation facilities located in Texas having a combined plant capacity of 72 MBPD (58 MBPD net to Enterprise Products Partners’ interest) and (ii) a chemical-grade fractionation plant located in Louisiana with a total plant capacity of 23 MPBD (7 MBPD net to Enterprise Products Partners’ interest). These operations also include 609 miles of propylene pipeline systems, an export terminal facility located on the Houston Ship Channel and a petrochemical marketing group.
          The demand for commercial isomerization services depends upon the industry’s requirements for high purity isobutane and isobutane in excess of naturally occurring isobutane produced from NGL fractionation and refinery operations. Enterprise Products Partners’ isomerization business includes three butamer reactor units and eight associated deisobutanizer units located in Mont Belvieu, Texas, which comprise the largest commercial isomerization complex in the United States. This complex has a production capacity of 116 MBPD. This business also includes a 70-mile pipeline system used to transport high-purity isobutane from Mont Belvieu, Texas to Port Neches, Texas. The isomerization facility provides processing services to meet the needs of third-party customers and Enterprise Products Partners’ other businesses, including its NGL marketing activities and octane additive production facility.
          Enterprise Products Partners owns and operates an octane additive production facility located in Mont Belvieu, Texas designed to produce 12 MBPD of isooctane, which is an additive used in reformulated motor gasoline blends to increase octane, and isobutylene. The facility produces isooctane and isobutylene using feedstocks of high-purity isobutane, which is supplied using production from Enterprise Products Partners’ isomerization units.
          Overall, the propylene fractionation business exhibits little seasonality. Enterprise Products Partners’ isomerization operations experience slightly higher demand in the spring and summer months due to demand for isobutane-based fuel additives used in the production of motor gasoline. Likewise, isooctane prices are stronger during the April to September period of each year, which corresponds with the summer driving season.
          Enterprise Products Partners competes with numerous producers of polymer grade propylene, which include many of the major refiners and petrochemical companies on the Gulf Coast. Generally, the propylene fractionation business competes in terms of the level of toll processing fees charged and access to pipeline and storage infrastructure. Enterprise Products Partners’ petrochemical marketing activities encounter competition from fully integrated oil companies and various petrochemical companies that have varying levels of financial and personnel resources and competition generally revolves around price, service, logistics and location.

          In the isomerization market, Enterprise Products Partners competes primarily with facilities located in Kansas, Louisiana and New Mexico. Competitive factors affecting this business include the level of toll processing fees charged, the quality of isobutane that can be produced and access to pipeline and storage infrastructure. We also compete with other octane additive manufacturing companies primarily on the basis of price.
          Major customers. Enterprise Products Partners’ revenues are derived from a wide customer base. For the years ended December 31, 2006 and 2005, Enterprise Products Partners’ largest customer was The Dow Chemical Company and its affiliates, which accounted for 6.1% and 6.8%, respectively, of Enterprise Products Partners’ consolidated revenues. For the year ended December 31, 2004, Enterprise Products Partners’ largest customer was Shell Oil Company and its affiliates, which accounted for 6.5% of Enterprise Products Partners’ consolidated revenues.
     Investment in TEPPCO
          The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) on May 7, 2007 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company financed these acquisitions through its issuance of 14,173,304 Class B units and 16,000,000 Class C units.
          TEPPCO is a publicly traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners.
          TEPPCO operates in three business lines: (i) Downstream; (ii) Upstream; and (iii) Midstream. The following sections summarize the activities and principal properties of each of these business lines.
          Downstream. This business line consists of interstate transportation, storage and terminalling of refined products and LPGs; intrastate transportation of petrochemicals; distribution and marketing operations including terminalling services and other ancillary services.
          LPGs are a mixture of hydrocarbon gases used as a fuel in heating appliances and vehicles, and increasingly replace chlorofluorocarbons as an aerosol propellant and a refrigerant to reduce damage to the ozone layer. LPGs are produced as by-products of the crude oil refining process and in connection with natural gas production. LPGs exist in a liquid state only under pressure. Refined products represent output from refineries and include gasoline, diesel fuel, aviation fuel, kerosene, distillates and heating oil. Refined products also include blend stocks such as raffinate, natural gasoline and naphtha. Blend stocks are primarily used to produce gasoline for consumer consumption or as a petrochemical plant feedstock.
          TEPPCO’s regulated Products Pipeline System offers interstate transportation services to shippers of refined products and LPGs. The 4,700-mile Products Pipeline System (together with related receiving, storage and terminalling facilities) extends from southeast Texas through the central and midwestern U.S. to the northeastern U.S. The refined products and LPGs transported by the Products Pipeline System originate from refineries, connecting pipelines and bulk and marine terminals located principally along the southern end of the pipeline system. The Products Pipeline System includes 35 storage facilities with an aggregate storage capacity of 21 MMBbls of refined products and 6 MMBbls of LPGs. The system’s 62 delivery locations (20 of which are owned by TEPPCO) include facilities that provide customers with access to truck racks, railcars and marine vessels. TEPPCO’s assets include three approximately 70-mile pipelines that extend from Mont Belvieu, Texas to Port Arthur, Texas, that serve the petrochemical industry.

          Additionally, TEPPCO owns 50% of the 794-mile Centennial pipeline system, which receives and delivers products from connecting TEPPCO pipelines and effectively loops TEPPCO’s Products Pipeline System. The Centennial pipeline provides TEPPCO with incremental capacity to mid-continent areas, particularly during the peak winter demand for propane. The Centennial pipeline system extends from southeast Texas to Illinois.
          TEPPCO’s refined products and LPG businesses exhibit some seasonal variation. Gasoline demand is generally stronger in the spring and summer months, and LPG demand is generally stronger in the fall and winter months, including the demand for normal butane which is used for the blending of gasoline. Weather and economic conditions in the geographic areas served by TEPPCO’s pipeline system also affect the demand for, and the mix of, the products delivered. Because propane demand is generally sensitive to weather in the winter months, meaningful year-to-year variations of propane deliveries have occurred and will likely continue to occur.
          Since pipelines are generally the lowest cost method for intermediate and long-haul overland movement of refined products and LPGs, TEPPCO’s pipelines face competition in the markets they serve from other pipelines. Competition among common carrier pipelines is based primarily on transportation charges, quality of customer service and proximity to end users. TEPPCO also faces competition from rail and pipeline movements of LPGs from Canada and waterborne imports into terminals located along the upper East Coast.
          Upstream. This business line gathers, transports, markets and stores crude oil, and distributes lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. This business includes the purchase of crude oil from various producers and operators at the wellhead and makes bulk purchases of crude oil at pipeline and terminal facilities and trading locations. The crude oil is then sold to refiners and other customers. Crude oil is transported through proprietary gathering systems, common carrier pipelines, equity owned pipelines, trucking operations and third party pipelines. This business includes crude oil exchange activities, the purpose of which is to maximize margins or meet contract delivery requirements.
          The areas served by TEPPCO’s crude oil gathering and transportation operations are geographically diverse, and the forces that affect the supply of the products gathered and transported vary by region. Crude oil prices and production levels affect the supply of these products. The demand for gathering and transportation is affected by the demand for crude oil by refineries, refinery supply companies and similar customers in the regions served by this business.
          TEPPCO’s major crude oil pipelines include the 1,690-mile Red River System, 1,150-mile South Texas System and 500-mile Seaway pipeline. The Red River System extends from North Texas to South Oklahoma and includes 1.5 MMBbls of storage. The South Texas System extends from South Central Texas to Houston, Texas and includes 1.1 MMBbls of storage. TEPPCO owns 50% of the Seaway pipeline, which extends from the Texas Gulf Coast to Cushing, Oklahoma and includes 6.8 MMBbls of storage. Complementing these pipeline assets are terminals in Cushing, Oklahoma and Midland, Texas.
          TEPPCO’s Upstream business line faces competition from numerous sources, including common carrier and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where TEPPCO’s pipeline systems receive and deliver crude oil. Competition among common carrier pipelines is based primarily on posted tariffs, quality of customer service, knowledge of products and markets, and proximity to refineries and connecting pipelines. The crude oil gathering and marketing business can be characterized by thin margins and intense competition for supplies of crude oil at the wellhead. TEPPCO’s upstream operations exhibit no seaasonal variation.
          Midstream. This business line provides midstream energy services, including natural gas gathering, as well as transportation and fractionation of NGLs. The largest contributor to these services is TEPPCO’s interest in the Jonah system, which comprises more than 640 miles of natural gas gathering pipelines serving approximately 1,130 producing wells in the Greater Green River Basin of southwest

Wyoming. The Jonah system has a transportation capacity of 1.5 Bcf/d, but is being expanded to 2.3 Bcf/d. This expansion is expected to be complete by the end of 2007.
          TEPPCO and Enterprise Products Partners are joint venture partners in Jonah. Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their joint venture in Jonah using the equity method of accounting. As a result of common control at the parent company-level, we classify the assets and results of operations from Jonah within our Investment in TEPPCO segment.
          TEPPCO is also active in the San Juan Basin, where TEPPCO serves natural gas producers throughout northern New Mexico and southern Colorado through its Val Verde gathering system. Val Verde consists of more than 400 miles of pipelines and a large amine treating facility to remove carbon dioxide. Val Verde has the capacity to gather about 1 Bcf/d of coal bed methane, and treat up to 550 MMcf/d of gas. Val Verde has the flexibility to handle conventional natural gas and is directly connected to two major interstate pipeline systems that serve the western United States.
          TEPPCO also provides transportation and fractionation services for NGLs through several NGL pipelines and two fractionation facilities. TEPPCO’s major NGL pipelines include the 845-mile Chaparral pipeline and related 180-mile Quanah pipeline, the 189-mile Panola pipeline and a 155-mile portion of the Dean pipeline. The Chaparral pipeline, located in Texas and New Mexico, can deliver up to 135 MBPD of NGLs from the Permian Basin area to Mont Belvieu, Texas. The Quanah pipeline delivers NGLs to the Chaparral pipeline.
          TEPPCO has two NGL fractionation facilities located in northeast Colorado. These two facilities are supported by a fixed-fee fractionation agreement with a third party that is in effect through 2018.
          Other than the Jonah system, TEPPCO’s midstream operations exhibit no seasonal variation. With respect to the Jonah system, new well connections are subject to seasonality as a result of winter range restrictions in the Pinedale field. Producers in the Pinedale field are prohibited from drilling activities typically during the November through April months due to wildlife restrictions, and as such, the Jonah system is limited in its ability to connect new wells to the system during that time.
          TEPPCO’s midstream operations compete largely on the basis of efficiency, system reliability, capacity, location and price. Key competitors in the gathering and treating segment include independent gas gatherers as well as other major integrated energy companies. TEPPCO’s NGL pipelines face competition from pipelines owned and operated by major oil and gas companies and other large independent pipeline companies with contiguous operations.
          Major customers. TEPPCO’s revenues are derived from a wide customer base. For each of the years ended December 31, 2006 and 2005, Valero Energy Corporation accounted for 14% of TEPPCO’s consolidated revenues and for the year ended December 31, 2006, BP Oil Supply Company accounted for 11% of TEPPCO’s consolidated revenues. No other single customer accounted for 10% or more of TEPPCO’s consolidated revenues during these periods.
Title to Properties
          We believe that Enterprise Products Partners and TEPPCO have satisfactory title to all of their assets. Their properties are subject to liabilities in certain cases, such as contractual interests associated with the acquisition of the properties, liens for taxes not yet due, easements, restrictions and other minor encumbrances. We believe none of these liabilities materially affect either the value of such properties or Enterprise Products Partners’ or TEPPCO’s ownership interest in such properties. Likewise, we believe that none of these liabilities will materially interfere with the use of such properties by Enterprise Products Partners or TEPPCO.

Regulation
     Interstate Regulation
          Liquids pipelines. Certain of Enterprise Products Partners’ and TEPPCO’s crude oil, petroleum products and NGL pipeline systems (collectively referred to as “liquids pipelines”) are interstate common carrier pipelines subject to regulation by the Federal Energy Regulatory Commission (“FERC”) under the Interstate Commerce Act (“ICA”) and the Energy Policy Act of 1992 (“Energy Policy Act”). The ICA prescribes that interstate tariffs must be just and reasonable and must not be unduly discriminatory or confer any undue preference upon any shipper. FERC regulations require that interstate oil pipeline transportation rates be filed with the FERC and posted publicly. Such rates may be based upon an indexing methodology, cost-of-service, competitive market showings or contractual arrangements with shippers.
          The ICA permits interested parties to challenge new or changed rates and authorizes the FERC to investigate such rates and to suspend their effectiveness for a period of up to seven months. If the FERC finds that a rate is unlawful, it may require the carrier to refund transportation revenues in excess of the prior tariff. The FERC may also investigate, upon complaint or on its own motion, rates that are already in effect and may order a carrier to change its rates prospectively. A shipper may obtain reparations for damages sustained for a period of up to two years prior to the filing of its complaint. Enterprise Products Partners and TEPPCO believe that the regulated rates charged by their interstate liquids pipelines are in accordance with the ICA. However, Enterprise Products Partners and TEPPCO cannot predict that such rates will not be challenged or at what levels they may be in the future.
          Natural gas. Certain of Enterprise Products Partners’ natural gas storage facilities and interstate natural gas pipelines are regulated by the FERC under the Natural Gas Act of 1938 (“NGA”). Under the NGA, rates for service must be just and reasonable and not unduly discriminatory. Enterprise Products Partners operates these assets pursuant to tariffs that set forth terms and conditions of service. These tariffs must be filed with and approved by the FERC pursuant to its regulations and orders. Such tariffs may be decreased by the FERC, on its own initiative, or as a result of challenges to the rates by third parties if they are found unlawful. The FERC could require refunds of amounts collected under unlawful rates.
          The FERC’s authority over companies that provide interstate natural gas pipeline transportation or storage services also includes (i) certification, construction and operation of new facilities, (ii) the acquisition, extension, disposition or abandonment of such facilities, (iii) the maintenance of accounts and records, (iv) the initiation, extension and discontinuation of covered services and (v) various other matters. Civil and criminal penalties for violations of FERC directives can range up to $1.0 million per day.
          Offshore pipelines. Enterprise Products Partners’ offshore pipeline systems are subject to federal regulation under the Outer Continental Shelf Lands Act, which requires that all pipelines operating on or across the outer continental shelf provide nondiscriminatory transportation service to shippers.
     Intrastate Regulation
          Certain of Enterprise Products Partners’ intrastate NGL and natural gas pipelines and TEPPCO’s NGL pipelines are subject to regulation by federal or state agencies. Under FERC regulations, an intrastate natural gas pipeline may transport gas for an interstate pipeline or any local distribution company served by an interstate pipeline provided that such services are provided on an open and nondiscriminatory basis and the rates charged are fair and equitable (as determined by the FERC).
          If subject to state regulation, intrastate pipelines are required to publish tariffs setting forth all rates, rules and regulations applying to intrastate service, and generally require that pipeline rates and practices be reasonable and nondiscriminatory. Shippers may challenge Enterprise Products Partners’ or TEPPCO’s intrastate tariff rates and practices.

Environmental and Safety Matters
          Our operations are subject to multiple environmental obligations and potential liabilities under a variety of federal, state and local laws and regulations. These include, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Federal Clean Air Act; the Federal Water Pollution Control Act (or Clean Water Act); the Oil Pollution Act; and analogous state and local laws and regulations. Such laws and regulations affect many aspects of our present and future operations, and generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals, with respect to air emissions, water quality, wastewater discharges, and solid and hazardous waste management. Failure to comply with these requirements may expose us to fines, penalties and/or interruptions in our operations that could influence our results of operations. If an accidental leak, spill or release of hazardous substances occurs at a facility that we own, operate or otherwise use, or where we send materials for treatment or disposal, we could be held jointly and severally liable for all resulting liabilities, including investigation, remedial and clean-up costs. Likewise, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination. Any or all of this could materially affect our financial position, results of operations and cash flows.
          We believe our operations are in material compliance with applicable environmental and safety laws and regulations, other than certain matters discussed under Note 21 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01, and that compliance with existing environmental and safety laws and regulations are not expected to have a material adverse effect on our financial position, results of operations or cash flows.
          Environmental and safety laws and regulations are subject to change. The clear trend in environmental regulation is to place more restrictions and limitations on activities that may be perceived to affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental regulation compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial position, results of operations and cash flows.
     Water
          The Federal Water Pollution Control Act of 1972, as renamed and amended as the Clean Water Act (“CWA”), and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters of the United States, as well as state waters. Permits must be obtained to discharge pollutants into these waters. The Clean Water Act imposes substantial potential liability for the removal and remediation of pollutants.
          The primary federal law for oil spill liability is the Oil Pollution Act of 1990 (“OPA”), which addresses three principal areas of oil pollution: prevention, containment and cleanup, and liability. OPA subjects owners of certain facilities to strict, joint and potentially unlimited liability for containment and removal costs, natural resource damages and certain other consequences of an oil spill, where such spill is into navigable waters, along shorelines or in the exclusive economic zone of the U.S. Any unpermitted release of petroleum or other pollutants from our operations could also result in fines or penalties. OPA applies to vessels, offshore platforms and onshore facilities, including terminals, pipelines and transfer facilities. In order to handle, store or transport oil, shore facilities are required to file oil spill response plans with the United States Coast Guard, the United States Department of Transportation Office of Pipeline Safety (“OPS”) or the Environmental Protection Agency (“EPA”), as appropriate.
          Some states maintain groundwater protection programs that require permits for discharges or operations that may impact groundwater conditions. Contamination resulting from spills or releases of petroleum products is an inherent risk within our industry. To the extent that groundwater contamination requiring remediation exists along our pipeline systems as a result of past operation, we believe any such contamination could be controlled or remedied without having a material adverse effect on our financial position, but such costs are site specific and we cannot predict that the effect will not be material in the aggregate.
     Air Emissions
          Our operations are subject to the Federal Clean Air Act (the “Clean Air Act”) and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our facilities, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions.
          Our permits and related compliance obligations under the Clean Air Act, as well as recent or soon to be adopted changes to state implementation plans for controlling air emissions in regional, non-attainment areas, may require our operations to incur capital expenditures to add to or modify existing air emission control equipment and strategies. In addition, some of our facilities are included within the categories of hazardous air pollutant sources, which are subject to increasing regulation under the Clean Air Act and many state laws. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and enforcement actions. We may be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that such requirements will not have a material adverse effect on our operations, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.
          Congress is currently considering proposed legislation directed at reducing “greenhouse gas emissions.” It is not possible at this time to predict how legislation that may be enacted to address greenhouse gas emissions would impact our business. However, future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business, financial position, results of operations and cash flows.
     Solid Waste
          In our normal operations, we generate hazardous and non-hazardous solid wastes, including hazardous substances, that are subject to the requirements of the federal Resource Conservation and Recovery Act (“RCRA”) and comparable state laws, which impose detailed requirements for the handling, storage treatment and disposal of hazardous and solid waste. We also utilize waste minimization and recycling processes to reduce the volumes of our waste. Amendments to RCRA required the EPA to promulgate regulations banning the land disposal of all hazardous wastes unless the waste meets certain treatment standards or the land-disposal method meets certain waste containment criteria.
     Environmental Remediation
          The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as “Superfund,” imposes liability, without regard to fault or the legality of the original act, on certain classes of persons who contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a facility where a release occurred, transporters that select the site of disposal of hazardous substances and companies that disposed of or arranged for the disposal of any hazardous substances found at a facility. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to take actions in response to threats to the public health or the environment and to seek to recover the costs they incur from the responsible classes of persons. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our operations, our pipeline systems generate wastes that may fall within CERCLA’s definition of a “hazardous substance.” In the event a disposal facility previously used by us requires clean up in the future, we may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed.
     Pipeline Safety Matters
          We are subject to regulation by the United States Department of Transportation (“DOT”) under the Accountable Pipeline and Safety Partnership Act of 1996, sometimes referred to as the Hazardous Liquid Pipeline Safety Act (“HLPSA”), and comparable state statutes relating to the design, installation, testing, construction, operation, replacement and management of our pipeline facilities. The HLPSA covers petroleum and petroleum products. The HLPSA requires any entity that owns or operates pipeline facilities to (i) comply with such regulations, (ii) permit access to and copying of records, (iii) file certain reports and (iv) provide information as required by the Secretary of Transportation. We believe that we are in material compliance with these HLPSA regulations.
          We are subject to the DOT regulation requiring qualification of pipeline personnel. The regulation requires pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities. The intent of this regulation is to ensure a qualified work force and to reduce the probability and consequence of incidents caused by human error. The regulation establishes qualification requirements for individuals performing covered tasks. We believe that we are in material compliance with these DOT regulations.
          We are also subject to the DOT Integrity Management regulations, which specify how companies should assess, evaluate, validate and maintain the integrity of pipeline segments that, in the event of a release, could impact High Consequence Areas (“HCAs”). HCAs are defined to include populated areas, unusually sensitive environmental areas and commercially navigable waterways. The regulation requires the development and implementation of an Integrity Management Program (“IMP”) that utilizes internal pipeline inspection, pressure testing, or other equally effective means to assess the integrity of HCA pipeline segments. The regulation also requires periodic review of HCA pipeline segments to ensure adequate preventative and mitigative measures exist and that companies take prompt action to address integrity issues raised by the assessment and analysis. In compliance with these DOT regulations, we identified our HCA pipeline segments and have developed an IMP. We believe that the established IMP meets the requirements of these DOT regulations.
     Risk Management Plans
          We are subject to the EPA’s Risk Management Plan (“RMP”) regulations at certain facilities. These regulations are intended to work with the Occupational Safety and Health Act (“OSHA”) Process Safety Management regulations (see “Safety Matters” below) to minimize the offsite consequences of catastrophic releases. The regulations required us to develop and implement a risk management program that includes a five-year accident history, an offsite consequence analysis process, a prevention program and an emergency response program. We believe we are operating in material compliance with our risk management program.
     Safety Matters
          Certain of our facilities are also subject to the requirements of the federal OSHA and comparable state statutes. We believe we are in material compliance with OSHA and state requirements, including general industry standards, record keeping requirements and monitoring of occupational exposures.
          We are subject to OSHA Process Safety Management (“PSM”) regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above the specified thresholds or any process which involves certain flammable liquid or gas. We believe we are in material compliance with the OSHA PSM regulations.

          The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and disclose information about the hazardous materials used in our operations. Certain parts of this information must be reported to employees, state and local governmental authorities and local citizens upon request.
Employees
          At December 31, 2006, approximately 2,900 persons spend 100% of their time engaged in the management and operations of our consolidated businesses, and 100% of the cost of their services is reimbursed to EPCO under an administrative services agreement. In addition, approximately 1,100 persons assigned to EPCO’s shared services organization spend all or a portion of their time engaged in our business. The cost of such shared services is reimbursed to EPCO based on the percentage of time such employees perform services for the benefit of each of our businesses. All of the foregoing persons, except for approximately 80 who are employed directly by Dixie Pipeline Company, are employees of EPCO. In addition to the EPCO employees, there are approximately 200 contract personnel engaged in our consolidated operations.

SECTION II
Part I, Item 6. Selected Financial Data. (2006 Form 10-K)
          The following table presents selected financial data for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and at the end of each period. Information presented with respect to the years ended December 31, 2006, 2005 and 2004 and at December 31, 2006 and 2005 should be read in conjunction with the audited financial statements included under Section V of this Item 8.01.
          Our results of operations data for the years ended December 31, 2006 and 2005 and financial position at December 31, 2006 and 2005 have been restated in connection with the acquisition of limited partner interests in TEPPCO and 100% of its general partner, TEPPCO GP, effective February 2005.
          Additional information regarding our results of operations and liquidity and capital resources can be found under Section III of this Item 8.01. As presented in the table, amounts are in thousands (except per unit data).

	For the Years Ended December 31,
	2006	2005	2004	2003	2002
Results of operations data: (1)
Revenues	$23,612,146	$20,858,240	$8,321,202	$5,346,431	$3,584,783
Income from continuing operations (2)	$133,899	$82,436	$29,562	$15,861	$7,351
Basic and diluted income per unit from continuing operations (3)	$1.30	$0.90	$0.40	$0.21	$0.10
Other financial data:
Distributions per unit (4)	$1.29	$0.372	n/a	n/a	n/a

	At December 31,
	2006	2005	2004	2003	2002
Financial position data: (1)
Total assets	$18,699,891	$17,074,071	$11,315,901	$4,802,802	$4,235,494
Long-term and current maturities of debt (5)	$7,053,877	$6,493,301	$4,647,669	$2,139,548	$2,246,463
Partners’ equity (6)	$1,440,249	$1,469,606	$74,045	$36,443	$16,987
Total Units outstanding (7)	103,057	91,802	74,667	74,667	74,667

(1)	In general, our historical results of operations and financial position have been affected by business combinations, asset acquisitions and other capital spending, including the consolidation of TEPPCO. In September 2004, Enterprise Products Partners completed the GulfTerra Merger, which significantly expanded Enterprise Products Partners’ asset base and earnings. In February 2005, private company affiliates of EPCO under common control with the parent company acquired ownership interests in TEPPCO and TEPPCO GP. Our financial statements reflect such ownership interests from the time of their acquisition by such affiliates.

(2)	Amounts presented for the years ended December 31, 2006, 2005 and 2004 are before the cumulative effect of changes in accounting principles.

(3)	For information regarding our earnings per unit for the years ended December 31, 2006, 2005 and 2004, see Note 20 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01. The denominator used to calculate basic and diluted per unit amounts for all periods includes the 74,667,332 sponsor units issued to affiliates of EPCO in connection with their contribution of net assets to the parent company in August 2005.

(4)	For information regarding the parent company’s cash distributions, see Note 17 of the Notes to Consolidated Financial Statements included under Section V of Item 8.01.

(5)	In general, the balances of our long-term and current maturities of debt have increased over time as a result of financing all or a portion of acquisitions and other capital spending. The inclusion of TEPPCO effective February 2005 also increased consolidated debt.

(6)	For information regarding our partners’ equity, see Note 17 of the Notes to Consolidated Financial Statements included under Section V of Item 8.01.

(7)	Units outstanding increased between 2005 and 2004 as a result of the deemed issuance of our Class B and Class C Units in February 2005. For purposes of presentation in this Form 8-K, we have assumed that these Units were issued to private company affiliates of EPCO in February 2005 in connection with our acquisition of ownership interests in TEPPCO and TEPPCO GP from such affiliates. For additional information regarding Units outstanding, see Note 20 of the Notes to Consolidated Financial Statements included under Section V of Item 8.01.

SECTION III
Part II, Item 7 (2006 Form 10-K) and Part I, Item 2. (March 2007 Form 10-Q)
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
For the Years Ended December 31, 2006, 2005 and 2004 and
For the Three Months Ended March 31, 2007 and 2006
          The following information should be read in conjunction with our Consolidated Financial Statements and Notes included under Section V of this Item 8.01. Our discussion and analysis includes the following:
•	Overview of Business, including Recent Developments — Parent Company and Consolidated Operations.

•	Basis of Presentation — Discusses key considerations in the presentation of financial and operating results as a result of recent investing activities.

•	Results of Operations — Discusses material year-to-year and quarter-to-quarter variances in our Condensed Consolidated Statements of Operations for the parent company and by reportable segment.

•	Liquidity and Capital Resources — Addresses available sources of liquidity and analyzes cash flows for the parent company and its subsidiaries.

•	Critical Accounting Policies — Presents accounting policies that are among the most significant to the portrayal of our financial condition and results of operations.

•	Other Items — Includes information related to contractual obligations, off-balance sheet arrangements, related party transactions, recent accounting pronouncements and similar disclosures.
          Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Key References Used in this Discussion
          References to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.
          References to “the parent company” mean Enterprise GP Holdings L.P., individually as the parent company, and not on a consolidated basis.
          References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of the parent company.
          References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries.
          References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners.
          References to “EPO” mean Enterprise Products Operating LLC (as successor in interest by merger to Enterprise Products Operating L.P.), which is the operating subsidiary of Enterprise Products Partners.

          References to “GulfTerra” mean the former business and operations of GulfTerra Energy Partners, L.P., which was merged into a wholly owned subsidiary of Enterprise Products Partners on September 30, 2004 (the “GulfTerra Merger”). References to “GulfTerra GP” mean the general partner of GulfTerra, which is also wholly owned by Enterprise Products Partners.
          References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO.
          References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries.
          References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.
          References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). References to “ETEGP” mean LE GP, LLC, which is the general partner of Energy Transfer Equity. The parent company acquired ownership interests in Energy Transfer Equity and ETEGP on May 7, 2007. For information regarding this subsequent event, see Note 25 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
          References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.
          References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Dan L. Duncan is the Chairman and controlling shareholder of EPCO.
          References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO. The parent company acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP in May 2007.
          The parent company, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan. Enterprise Products Partners and EPGP have been under Mr. Duncan’s indirect control for all periods presented in this Current Report on Form 8-K. TEPPCO and TEPPCO GP have been under Mr. Duncan’s indirect control since February 2005.
Overview of Business
          Enterprise GP Holdings L.P., the parent company, is a publicly traded Delaware limited partnership, the registered equity securities (the “Units”) of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings L.P. is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses.
          The parent company was formed in April 2005 and completed its initial public offering of 14,216,784 Units in August 2005. The parent company is owned 99.99% by its limited partners and 0.01% by its general partner, EPE Holdings. EPE Holdings is a wholly owned subsidiary of Dan Duncan, LLC, the membership interests of which are owned by Dan L. Duncan.
          The parent company has no operations apart from its investing activities and indirectly overseeing the management of the entities controlled by it. Its primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners. The primary objective of the parent company is to increase cash available for distributions to its unitholders and, accordingly, the value of its limited partner interests.
          See Note 4 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01 for financial information regarding the parent company.
          At December 31, 2006 and March 31, 2007, the parent company had an investment in Enterprise Products Partners and its general partner. For purposes of this Form 8-K, we have presented the ownership interests in TEPPCO and TEPPCO GP held by private company affiliates of EPCO as being owned by the parent company in prior periods. For information regarding this method of presentation, see “Basis of Presentation” within this Section III.
     Enterprise Products Partners
          The parent company acquired an investment in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated incentive distribution rights (“IDRs”) of Enterprise Products Partners. EPGP’s percentage interest in Enterprise Products Partners’ quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by Enterprise Products Partners.
          Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.
          Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.
     TEPPCO
          The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) on May 7, 2007 from DFI and DFIGP, which are private company affiliates of EPCO under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by TEPPCO.
          TEPPCO is a publicly traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners.

Basis of Presentation
          For purposes of this Form 8-K, our consolidated and parent-only financial statements and related notes for all periods presented have been restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO IDRs) in May 2007 and the reorganization of our business segments.
          GAAP require, in most circumstances, a general partner to consolidate the financial statements of its respective limited partnership due to the general partner’s ability to control the actions of the limited partnership. As a result, our general purpose financial statements reflect the consolidated results of EPGP with those of Enterprise Products Partners and of TEPPCO GP with those of TEPPCO. We control both EPGP and TEPPCO GP through our ownership of 100% of the membership interests in each of EPGP and TEPPCO GP. The acquisitions of ownership interests in EPGP, Enterprise Products Partners, TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.
          Basis of Financial Information pertaining to EPGP and Enterprise Products Partners. The parent company acquired its investments in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. Since EPGP and Enterprise Products Partners have been under the indirect common control of Mr. Duncan for all periods presented in these financial statements, our consolidated financial statements for periods prior to August 2005 include the consolidated financial information of EPGP.
          Basis of Financial Information pertaining to TEPPCO GP and TEPPCO. The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) in May 2007 from private company affiliates of EPCO (i.e. DFI and DFIGP) under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO.
          Since the parent company, DFI and DFIGP are under the common control of Mr. Duncan, the parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 because an affiliate of EPCO under common control with the parent company originally acquired ownership interests in TEPPCO GP in February 2005. Third-party ownership interests in TEPPCO GP during the first quarter of 2005 have been reflected as minority interest.
          All earnings derived from IDRs and TEPPCO common units in excess of those allocated to the parent company are presented as a component of minority interest in our consolidated financial statements. In addition, the former owners of the TEPPCO and TEPPCO GP interests and rights were allocated all cash receipts from these investments during the periods they owned such interests prior to May 7, 2007. This method of presentation is intended to show how the combination of investments would have affected our business.
          Our restated consolidated financial statements and notes continue to reflect the parent company’s share of earnings, cash flows and net assets in Enterprise Products Partners and EPGP as before. With respect to TEPPCO and TEPPCO GP, our restated consolidated financial statements and notes and the standalone financial information of the parent company reflect investments in TEPPCO and TEPPCO GP as follows:
•	Ownership of 100% of the membership interests in TEPPCO GP and associated amounts of IDRs for all periods presented. As noted previously, TEPPCO GP is entitled to 2% of the quarterly cash distributions paid by TEPPCO and its percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by TEPPCO.
The economic benefit of the TEPPCO IDRs for periods prior to December 2006 is equal to: (i) the benefit that would have been received by the parent company at the current (i.e. post-December 2006) 25% maximum threshold assuming historical distribution rates plus (ii) an incremental amount of benefit that would have been received from 4,400,000 of the 14,091,275 common units issued by TEPPCO in December 2006 in connection with the conversion of TEPPCO IDRs in excess of the 25% threshold. DFI and DFIGP retain the economic benefit of TEPPCO IDRs associated with the remaining 9,691,275 common units issued by TEPPCO in December 2006. After December 2006, our net income reflects current TEPPCO IDRs (i.e., capped at the 25% maximum threshold).

•	Ownership of 4,400,000 common units of TEPPCO since the date of issuance to affiliates of EPCO in December 2006.
          Revised Business Segments. We have revised our business segment disclosures to reflect the parent company’s new equity investments and sources of cash flows. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by the chief executive officer of our general partner, who is our chief operating decision maker. We present two reportable segments within this Form 8-K: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO.
          Our Investment in Enterprise Products Partners segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with the parent company since February 2005.
          Presentation of Unaudited Interim Period Information. The interim period financial and operating data provided in this discussion and analysis is unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 2007 and the results of operations and cash flows for the three-month periods ended March 31, 2007 and 2006. The results of operations for the three months ended March 31, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year.
Recent Developments — Parent Company
          The following information highlights the parent company’s significant developments since January 1, 2007 through the date of this filing. For additional information regarding these recent developments, see “Recent Developments — Parent Company” included under Section I of this Item 8.01.
•	On May 7, 2007, the parent company entered into a securities purchase agreement pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. These partnership and membership interests represent non-controlling interests in each entity. Energy Transfer Equity owns common units of ETP and the general partner of ETP, which is entitled to 2% of the quarterly cash distributions of ETP as well as the associated IDRs of ETP. This acquisition was financed through borrowings under a $1.90 billion interim credit facility (the “EPE Interim Credit Facility”). The EPE Interim Credit Facility was refinanced in August 2007 (see below).

•	In July 2007, the parent company completed a private placement of 20,134,220 Units to third party investors at $37.25 per Unit. The net proceeds of this private placement were $740.0 million and were used to repay $738.0 million in principal outstanding under the EPE Interim Credit Facility and $2.0 million of related accrued interest. The parent company entered into a registration rights agreement with purchasers in this private placement of Units.

•	In August 2007, the parent company refinanced amounts remaining outstanding under its EPE Interim Credit Facility. The new $1.2 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 EPE Revolver”), a $125.0 million term loan (“EPE Term Loan A”), and an $850.0 million term loan (the “EPE Term Loan A-2”). Amounts borrowed under the August 2007 EPE Revolver mature in September 2012. Amounts borrowed under EPE Term Loan A mature in September 2012 and amounts borrowed under EPE Term Loan A-2 mature in May 2008. Management is actively pursuing long-term refinancing of amounts due in May 2008 and expects to accomplish such refinancing prior to the maturity date of such obligations.
Results of Operations
     Parent Company Information
          The parent company has no separate operating activities apart from those conducted by Enterprise Products Partners and TEPPCO. The parent company’s net income primarily reflects equity earnings from unconsolidated affiliates less general and administrative costs and interest expense. The following table presents the parent company’s income statements for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)

Equity earnings:
Investment in Enterprise Products Partners	$111,093	$59,152	$29,778	$29,557	$25,108
Investment in TEPPCO	34,494	26,933	—	27,332	8,309

Total equity earnings	145,587	86,085	29,778	56,889	33,417
General and administrative costs	2,116	461	—	899	718

Operating income	143,471	85,624	29,778	55,990	32,699

Other income (expense):
Interest expense	(9,547)	(3,445)	—	(2,557)	(2,067)
Interest income	50	30	—	20	13

Total	(9,497)	(3,415)	—	(2,537)	(2,054)

Income before cumulative effect of change in accounting principle	133,974	82,209	29,778	53,453	30,645
Cumulative effect of change in accounting principle	18	—	—	—	18

Net income	$133,992	$82,209	$29,778	$53,453	$30,663

          Equity earnings represent the parent company’s share of the net income of each entity. The amounts the parent company records as equity earnings differs from the cash distributions it receives since net income includes non-cash depreciation and amortization expense and similar non-cash income and expense amounts. In addition, cash distributions may also be impacted by the maintenance of cash reserves by each underlying entity and other provisions.
          The parent company’s equity earnings from Enterprise Products Partners have increased over time primarily due to the IDRs held by EPGP in Enterprise Products Partners’ quarterly cash distributions. Each quarter, Enterprise Products Partners allocates earnings to EPGP equal to the amount of incentive distributions that EPGP received during the quarter. The primary factors that influence the amount Enterprise Products Partners pays to EPGP in connection with the IDRs are (i) Enterprise Products Partners’ quarterly cash distribution rate and (ii) the number of distribution-bearing common units outstanding for Enterprise Products Partners at each record date.

     Consolidated Information
          As discussed under “Basis of Presentation,” our general purpose Consolidated Financial Statements include the underlying results for EPGP and Enterprise Products Partners and TEPPCO GP and TEPPCO. Our results of operations and financial condition are subject to a variety of risks. For information regarding our current risk factors, see Part II, Item 1A of our June 2007 Form 10-Q.
          As presented in this Form 8-K, the Company has two reportable business segments: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO. Our investing activities are organized into business segments that reflect how the chief executive officer of our general partner (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of these investments. Each of the respective general partners has separate operating management and boards of directors, with each board having three independent directors.
          Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO business segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of these interests in May 2007. Enterprise Products Partners and TEPPCO are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas gathering system located in southwest Wyoming (the “Jonah system”). Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their interest in Jonah using the equity method of accounting. As a result of common control at the parent company level, we classify the assets and results of operations from Jonah within our Investment in TEPPCO business segment.
          We evaluate segment performance based on operating income. Segment revenues and expenses include intersegment transactions, which are generally based on transactions made at market-related rates. Our consolidated totals reflect the elimination of intersegment transactions. We classify equity earnings from unconsolidated affiliates as a component of operating income. Such investments are a component of the business strategy of Enterprise Products Partners and TEPPCO. They are a means by which Enterprise Products Partners and TEPPCO align their commercial interests with those of customers and/or suppliers who are joint owners in such entities. This method of operation enables Enterprise Products Partners and TEPPCO to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what they could accomplish on a stand-alone basis. Given the interrelated nature of such affiliates to the operations of Enterprise Products Partners and TEPPCO, we believe the presentation of equity earnings from such unconsolidated affiliates as a component of operating income is meaningful and appropriate.
          Segment financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated financial statements of EPGP and TEPPCO GP, respectively. For additional information regarding our business segments, see Note 5 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

          The following table summarizes our historical financial information by business segment for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Revenues:
Investment in Enterprise Products Partners	$13,990,969	$12,256,959	$8,321,202	$3,322,854	$3,250,074
Investment in TEPPCO	9,691,320	8,618,487	—	2,035,152	2,541,075
Eliminations	(70,143)	(17,206)	—	(17,731)	(8,384)

Total revenues	23,612,146	20,858,240	8,321,202	5,340,275	5,782,765

Costs and expenses:
Investment in Enterprise Products Partners	13,154,755	11,609,958	7,951,600	3,141,196	3,060,706
Investment in TEPPCO	9,425,153	8,395,621	—	1,931,606	2,476,594
Other, non-segment including parent	(59,569)	(16,745)	—	(8,859)	(7,666)

Total costs and expenses	22,520,339	19,988,834	7,951,600	5,063,943	5,529,634

Equity earnings (loss):
Investment in Enterprise Products Partners	21,327	14,548	52,787	5,222	4,029
Investment in TEPPCO	3,886	20,093	—	301	989

Total equity earnings (loss)	25,213	34,641	52,787	5,523	5,018

Operating income:
Investment in Enterprise Products Partners	857,541	661,549	422,389	186,880	193,397
Investment in TEPPCO	270,053	242,959	—	103,847	65,470
Other, non-segment including parent	(10,574)	(461)	—	(8,872)	(718)

Total operating income	1,117,020	904,047	422,389	281,855	258,149
Interest expense	(333,742)	(330,862)	(161,589)	(88,125)	(81,284)
Provision for income taxes	(21,974)	(8,363)	(3,761)	(8,804)	(2,892)
Other income, net	11,180	(3,442)	2,130	62,417	2,881

Income before minority interest and cumulative effect of changes in accounting principles	772,484	561,380	259,169	247,343	176,854
Minority interest	(638,585)	(478,944)	(229,607)	(193,890)	(146,287)
Cumulative effect of changes in accounting principles	93	(227)	216	—	96

Net income	$133,992	$82,209	$29,778	$53,453	$30,663

          The following information is a detailed analysis of our operating income by business segment.
          Comparison of Year Ended December 31, 2006 with Year Ended December 31, 2005
          Investment in Enterprise Products Partners. Segment revenues increased $1.73 billion year-to-year primarily due to higher energy commodity sales volumes and prices in 2006 relative to 2005. Revenues for 2006 include $63.9 million of proceeds from business interruption insurance claims associated with Hurricanes Katrina and Rita in 2005 and Hurricane Ivan in 2004. Revenues for 2005 include $4.8 million of proceeds from business interruption insurance claims associated with Hurricane Ivan.
          Segment costs and expenses increased $1.54 billion year-to-year. The increase in segment costs and expenses is primarily due to an increase in the cost of sales associated with Enterprise Products Partners’ marketing activities. The cost of sales of its NGL, natural gas and petrochemical products increased year-to-year as a result of an increase in sales volumes and higher energy commodity prices.
          Changes in Enterprise Products Partners’ revenues and costs and expenses year-to-year are explained in part by changes in energy commodity prices. The weighted-average indicative market price for NGLs was $1.00 per gallon during 2006 versus $0.91 per gallon during 2005. Our determination of the weighted-average indicative market price for NGLs is based on U.S. Gulf Coast prices for such products at

Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production. The market price of natural gas (as measured at Henry Hub) averaged $7.24 per MMBtu during 2006 versus $8.64 per MMBtu during 2005.
          Segment operating income increased $196.0 million year-to-year due to strength in the underlying performance of Enterprise Products Partners. Enterprise Products Partners operates in four primary business lines: NGL Pipelines & Services, Onshore Natural Gas Pipelines & Services, Offshore Pipelines & Services and Petrochemical Services.
          Segment operating income attributable to NGL Pipelines & Services increased $152.1 million year-to-year primarily due to strong demand for NGLs in 2006 compared to 2005, which resulted in higher natural gas processing margins, increased volumes of natural gas processed under fee-based contracts and higher NGL throughput volumes at certain of Enterprise Products Partners’ pipelines and fractionation facilities. In addition, the change in operating income attributed to NGL Pipelines & Services reflects a $35.6 million increase in proceeds from business interruption insurance claims related to Hurricanes Katrina, Rita and Ivan.
          Segment operating income attributable to Onshore Natural Gas Pipelines & Services decreased $17.1 million year-to-year. This decrease is primarily due to (i) lower revenues on Enterprise Products Partners’ San Juan Gathering System associated with certain gathering contracts in which the fees are based on an index price for natural gas and (ii) mechanical problems at Enterprise Products Partners’ Wilson natural gas storage facility in Texas. Gathering revenues on the San Juan Gathering System were affected by average index prices for natural gas that were significantly higher during 2005 relative to 2006 due to supply interruptions and higher regional demand caused by Hurricanes Katrina and Rita.
          Segment operating income attributable to Offshore Pipelines & Services increased $16.7 million year-to-year primarily due to higher crude oil transportation volumes resulting from increased production activity by Enterprise Products Partners’ customers. Segment operating income attributed to Offshore Pipelines & Services for 2006 includes $23.5 million of proceeds from business interruption insurance claims related to Hurricanes Katrina, Rita and Ivan. However, as a result of industry losses associated with these storms, insurance costs for offshore operations have increased dramatically. Insurance costs for Enterprise Products Partners’ offshore assets were $21.6 million for 2006 compared to $6.5 million for 2005.
          Segment operating income attributable to Petrochemical Services increased $45.4 million year-to-year primarily due to improved results from Enterprise Products Partners’ octane enhancement business attributable to higher isooctane sales volumes and prices. Isooctane, a high octane, low vapor pressure motor gasoline additive, complements the increasing use of ethanol, which has a high vapor pressure. Enterprise Products Partners’ octane enhancement production facility commenced isooctane production in the second quarter of 2005.
          Investment in TEPPCO. Segment revenues increased $1.07 billion year-to-year primarily due to higher crude oil prices and petroleum products sales volumes in 2006 relative to 2005. These factors contributed to higher revenues associated with TEPPCO’s crude oil marketing activities.
          Segment costs and expenses increased $1.03 billion year-to-year. The increase in segment costs and expenses is primarily due to an increase in the cost of sales associated with TEPPCO’s marketing activities. The cost of sales of its petroleum products increased year-to-year as a result of an increase in sales volumes and higher crude oil prices.
          Changes in TEPPCO’s revenues and costs and expenses year-to-year are explained in part by changes in energy commodity prices. The market price of crude oil (as measured on the New York Mercantile Exchange (“NYMEX”)) averaged $66.23 per barrel during 2006 compared to an average of $56.65 during 2005.

          Segment operating income increased $27.1 million year-to-year due to strength in the underlying performance of TEPPCO’s three primary business lines: Downstream; Upstream; and Midstream. Segment operating income attributable to Downstream decreased $1.9 million year-to-year primarily due to lower transportation volumes and higher pipeline integrity costs associated with the Centennial pipeline during 2006 relative to 2005. Results from TEPPCO’s Downstream business line for 2006 benefited from higher volumes and average per barrel rates associated with refined product movements and the inclusion of results from storage assets TEPPCO acquired in 2005.
          Segment operating income attributable to Upstream increased $26.5 million year-to-year. This increase is primarily due to higher sales margins and volumes associated with TEPPCO’s crude oil marketing activities during 2006 relative to 2005. Segment operating income attributable to Midstream increased $4.2 million primarily due to earnings growth from system expansions on the Jonah system. Expansion projects on the Jonah system are expected to increase current capacity from 1.5 Bcf/d to 2.3 Bcf/d and significantly reduce system operating pressures, which is anticipated to lead to increased production rates and ultimate reserve recoveries. This expansion is expected to be complete by the end of 2007.
          Comparison of Year Ended December 31, 2005 with Year Ended December 31, 2004
          Investment in Enterprise Products Partners. Segment revenues increased $3.94 billion year-to-year. The increase in segment revenues is attributable to (i) higher energy commodity sales volumes and prices in 2005 relative to 2004 and (ii) revenues earned by businesses that Enterprise Products Partners acquired or consolidated, particularly those associated with the GulfTerra Merger. Segment revenues for 2005 include $4.8 million of proceeds from business interruption insurance claims associated with Hurricane Ivan in 2004.
          Segment costs and expenses increased $3.66 billion year-to-year. This increase is primarily due to higher energy commodity prices resulting in an increase in the cost of sales of Enterprise Products Partners’ natural gas, NGL and petrochemical products and the addition of costs and expenses attributable to acquired or consolidated businesses.
          Equity earnings attributable to our Investment in Enterprise Products Partners business segment decreased $38.2 million year-to-year. Equity earnings for 2005 include a full year of Enterprise Products Partners’ share of earnings from investments it acquired in connection with the GulfTerra Merger. Fiscal 2004 includes $32.0 million of equity earnings from the general partner of GulfTerra, which Enterprise Products Partners consolidated in September 2004 as a result of completing the GulfTerra Merger.
          Changes in Enterprise Products Partners’ revenues and costs and expenses year-to-year are explained in part by changes in energy commodity prices. The weighted-average indicative market price for NGLs was $0.91 per gallon during 2005 versus $0.73 per gallon during 2004. The Henry Hub market price for natural gas averaged $8.64 per MMBtu during 2005 versus $6.13 per MMBtu during 2004.
          Enterprise Products Partners’ business lines were impacted by the varying effects of Hurricanes Katrina (August 2005) and Rita (September 2005), both significant storms. In general, the disruptions in natural gas, NGL and crude oil production along the U.S. Gulf Coast and in the Gulf of Mexico resulted in decreased volumes for some of Enterprise Products Partners’ pipeline systems, natural gas processing plants and NGL fractionators, which in turn caused a decrease in operating income attributable to certain operations. In addition, operating costs at certain plants and pipelines were negatively impacted due to higher fuel costs. These effects were mitigated by other operations, which benefited from increased demand for NGLs, regional demand for natural gas and a general increase in commodity prices.
          Total segment operating income increased $239.2 million year-to-year. Segment operating income attributable to NGL Pipelines & Services increased $162.4 million year-to-year primarily due to assets Enterprise Products Partners acquired in connection with the GulfTerra Merger. In addition, Enterprise Products Partners NGL marketing activities, a component of its NGL Pipelines & Services business line, benefited from higher sales volumes and energy commodity prices during 2005 relative to

2004. Segment operating income attributable to this business line includes $4.8 million of proceeds from business interruption insurance claims that Enterprise Products Partners collected during 2005.
          Segment operating income attributable to Onshore Natural Gas Pipelines & Services increased $118.3 million year-to-year primarily due to onshore natural gas pipeline and storage assets Enterprise Products Partners acquired in connection with the GulfTerra Merger. Segment operating income attributable to Offshore Pipelines & Services decreased $14.8 million year-to-year primarily due to the affects of Hurricanes Katrina and Rita. Segment operating income attributable to Petrochemical Services increased $6.2 million year-to-year primarily due to improved results from Enterprise Products Partners’ butane isomerization and octane enhancement businesses, both of which benefited from increased demand for motor gasoline in 2005.
          Investment in TEPPCO. Our consolidated financial statements for the year ended December 31, 2004 do not include the results of operations of TEPPCO or TEPPCO GP. For more information relating to the basis of our financial statement presentation, see “Basis of Presentation” within this Section III.
          Comparison of Three Months Ended March 31, 2007 with Three Months Ended March 31, 2006
          Investment in Enterprise Products Partners. Segment revenues increased $72.8 million quarter-to-quarter primarily due to (i) the addition of revenues from businesses that Enterprise Products Partners acquired or assets it placed in-service after the first quarter of 2006 and (ii) higher petrochemical sales volumes during the first quarter of 2007 relative to the first quarter of 2006. Revenues for the first quarter of 2007 include $0.4 million of proceeds from business interruption insurance claims associated with Hurricane Ivan compared to $10.2 million of proceeds in the first quarter of 2006.
          Segment costs and expenses increased $80.5 million quarter-to-quarter. The increase in costs and expenses is primarily due to higher cost of sales associated with Enterprise Products Partners’ petrochemical marketing activities and the addition of costs and expenses attributable to businesses Enterprise Products Partners acquired or assets it placed in-service after the first quarter of 2006.
          Changes in Enterprise Products Partners’ revenues and costs and expenses quarter-to-quarter are explained in part by changes in energy commodity prices. The weighted-average indicative market price for NGLs was $0.95 per gallon during the first quarter of 2007 versus $0.94 per gallon during the first quarter of 2006. The Henry Hub market price of natural gas averaged $6.77 per MMBtu during the first quarter of 2007 versus $9.01 per MMBtu during the first quarter of 2006.
          Total segment operating income decreased $6.5 million quarter-to-quarter. Segment operating income attributable to NGL Pipelines & Services increased $13.3 million quarter-to-quarter primarily due to strong demand for NGLs in the first quarter of 2007 compared to the first quarter of 2006 resulting in higher NGL throughput volumes at certain of Enterprise Products Partners’ pipelines and fractionation facilities. In addition, the change in operating income attributed to NGL Pipelines & Services reflects a $6.9 million quarter-to-quarter decrease in proceeds from business interruption insurance claims.
          Segment operating income attributable to Onshore Natural Gas Pipelines & Services decreased $27.6 million quarter-to-quarter primarily due to lower revenues from Enterprise Products Partners’ San Juan Gathering System, Permian Basin Gathering Systems and Texas Intrastate System. A significant portion of the gathering contracts on the San Juan Gathering System have fees that are based on natural gas index prices, which were higher during the first quarter of 2006 relative to the first quarter of 2007. The Permian Basin Gathering Systems and Texas Intrastate System were negatively affected by lower gathering fees and volumes during the first quarter of 2007 relative to the first quarter of 2006.
          Segment operating income attributable to Offshore Pipelines & Services decreased $0.1 million quarter-to-quarter primarily due to higher insurance costs associated with Enterprise Products Partners’ offshore assets. The first quarter of 2007 benefited from $4.0 million of demand fee revenues earned by the Independence Hub platform. The first quarter of 2006 includes $1.9 million of proceeds from business interruption insurance claims.

          Segment operating income attributable to Petrochemical Services increased $8.8 million quarter-to-quarter primarily due to improved results from Enterprise Products Partners’ octane enhancement business, which benefited from higher isooctane sales volumes and lower maintenance costs in the first quarter of 2007 relative to the first quarter of 2006.
          Investment in TEPPCO. Segment revenues decreased $505.9 million quarter-to-quarter. Segment costs and expenses decreased $545.0 million quarter-to-quarter. The decrease in segment revenues and costs and expenses is primarily due to the implementation of new accounting guidance. Accordingly, TEPPCO ceased to record revenues and costs and expenses for the gross sales and purchases of crude oil inventory under buy/sell agreements with the same counterparty. Beginning in April 2006, these transactions are presented on a net basis in our Statements of Consolidated Operations.
          Segment operating income increased $38.4 million quarter-to-quarter. Segment operating income attributable to Downstream increased $30.4 million quarter-to-quarter primarily due to a gain that TEPPCO recorded in connection with its sale of assets to a third-party in March 2007. In addition, segment operating income attributable to Downstream benefited from a quarter-to-quarter increase in the average transportation rate per barrel for refined products and an increase in the volume of propane deliveries in the upper Midwest and Northeast market areas.
          Segment operating income attributable to Upstream increased $8.5 million quarter-to-quarter. This increase is primarily due to higher sales margins and volumes associated with TEPPCO’s crude oil marketing activities during the first quarter of 2007 relative to the first quarter of 2006. Segment operating income attributable to Midstream increased $1.3 million primarily due to earnings growth from system expansions on the Jonah system.
     General Outlook for 2007
          The following information highlights our expectations for 2007 with respect to Enterprise Products Partners and TEPPCO. The factors noted below should place Enterprise Products Partners and TEPPCO in a position to prudently increase their respective cash distributions to partners, which include the parent company.
          Enterprise Products Partners. Enterprise Products Partners is currently in a major asset construction phase that began in 2005. Fiscal 2007 will be a transition year for Enterprise Products Partners as it takes several major projects from the construction phase and places them into operation. Based on available information, we believe that drilling activity in the major producing areas where Enterprise Products Partners operates, including the Gulf of Mexico and supply basins in Texas, San Juan and the Rocky Mountains, will result in increased demand for its midstream energy services in 2007. As Enterprise Products Partners places new assets into operation, it should be well-positioned to meet this demand.
          TEPPCO. Based on available information, we believe that TEPPCO will benefit from expected increases in crude oil and refined products imports, which should result in increased volumes through TEPPCO’s pipelines and related assets. We also expect that TEPPCO will continue to capitalize on increased demand in the Rocky Mountain region for its midstream energy services.
Liquidity and Capital Resources
     Parent Company Information
          The primary sources of cash flow for the parent company are its investments in limited and general partner interests of publicly-traded limited partnerships. The cash distributions the parent company receives from its investments in Enterprise Products Partners, TEPPCO and their respective general partners are exposed to certain risks inherent in the underlying business of each entity. For information regarding such risks, see Part II, Item 1A of our June 2007 Form 10-Q.

          The parent company’s primary cash requirements are for general and administrative costs, debt service costs, investments and distributions to partners. The parent company expects to fund its short-term cash requirements for such amounts as general and administrative costs using operating cash flows. Debt service requirements are expected to be funded by operating cash flows and/or refinancing arrangements. The parent company expects to fund its cash distributions to partners primarily with operating cash flows.
          The following table summarizes key components of the parent company’s statements of cash flows for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Net cash provided by operating activities (1)	$166,123	$92,466	$16,430	$46,788	$40,294
Cash used in investing activities (2)	18,920	366,458	—	14	8,616
Net cash provided by (used in) financing activities (3)	(146,928)	274,500	(16,430)	(46,804)	(30,242)
Cash and cash equivalents, end of period	783	508	—	753	1,944

(1)	Primarily represents distributions received from unconsolidated affiliates less cash payments for interest and general and administrative amounts. See following table for detailed information regarding distributions from unconsolidated affiliates.

(2)	Primarily represents investments in unconsolidated affiliates. The amount presented for 2005 relates to a cash contribution by the parent company to EPGP in August 2005. EPGP used this contribution to repay indebtedness owed to a private company affiliate of EPCO.

(3)	Primarily represents net cash proceeds from borrowings and equity offerings offset by repayments of debt principal and distribution payments to unitholders and former owners of EPGP and TEPPCO GP. The amount presented for 2005 includes $373.0 million of net proceeds from the parent company’s initial public offering, which was completed in August 2005.
          The following table details the components of cash distributions received from unconsolidated affiliates and cash distributions paid by the parent company for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Cash distributions from unconsolidated affiliates:
Investment in Enterprise Products Partners (“EPD”)
From 13,454,498 common units of EPD	$24,150	$5,786	$—	$6,290	$5,886
From 2% general partner interest in EPD	15,096	13,056	329	4,126	3,481
From general partner incentive distribution rights in distributions of EPD	84,802	33,082	16,101	23,192	19,114
Investment in TEPPCO:
From 4,400,000 common units of TEPPCO	10,869	7,463	—	2,970	2,610
From 2% general partner interest in TEPPCO	4,014	2,774	—	1,237	964
From general partner incentive distribution rights in distributions of TEPPCO	43,077	29,576	—	10,534	10,345

Total cash distributions received	$182,008	$91,737	$16,430	$48,349	$42,400

Distributions by the parent company:
EPCO and affiliates	$93,910	$6,543	$16,429	$26,987	$21,517
Public	14,528	1,634	—	4,123	3,371
General partner interest	11	1	1	3	2

Total distributions by the parent company	$108,449	$8,178	$16,430	$31,113	$24,890

          The amount of cash distributions the parent company is able to pay its unitholders may fluctuate based on the level of distributions it receives from Enterprise Products Partners, TEPPCO and their respective general partners. For example, if EPO is not able to satisfy certain financial covenants in accordance with its credit agreements, Enterprise Products Partners would be restricted from making quarterly cash distributions to its partners. Factors such as capital contributions, debt service requirements, general, administrative and other expenses, reserves for future distributions and other cash reserves established by the board of directors of EPE Holdings may affect the distributions the parent company makes to its unitholders. The parent company’s credit facility contains covenants requiring it to maintain certain financial ratios. Also, the parent company is prohibited from making any distribution to its unitholders if such distribution would cause an event of default or otherwise violate a covenant under its credit facility.
          Distributions to affiliates of EPCO that were the former owners of the TEPPCO and TEPPCO GP interests were $58.0 million and $39.8 million during the years ended December 31, 2006 and 2005, respectively, and $14.7 million and $13.9 million during the three months ended March 31, 2007 and 2006, respectively.
          In August 2005, the parent company completed its initial public offering of 14,216,784 Units at an offering price of $28.00 per Unit. Total net proceeds from the sale of these Units was approximately $373.0 million after deducting applicable underwriting discounts, commissions, structuring fees and other offering expenses of $25.6 million. In August 2005, the parent company entered into a $525.0 million credit facility. The parent company used net proceeds from its initial public offering to repay $350.5 million owed under the $525.0 million credit facility. In January 2006, the parent company amended and restated its $525.0 million revolving credit facility to reflect a borrowing capacity of $200.0 million (the “EPE Revolver”). At March 31, 2007 and December 31, 2006, the parent company owed $154.0 million and $155.0 million, respectively, under the EPE Revolver.
          On May 7, 2007, the parent company entered into a securities purchase agreement pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. The parent company executed a $1.90 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with the acquisition of these interests.
          The EPE Interim Credit Facility provided for a $200.0 million revolving credit facility (the “EPE Bridge Revolving Credit Facility”) and $1.70 billion of term loans. The term loans were segregated into two tranches: (i) a $500.0 million EPE Term Loan (Equity Bridge) and (ii) a $1.20 billion EPE Term Loan (Debt Bridge). On May 7, 2007, the parent company made initial borrowings of $1.80 billion under this credit facility as follows:
•	$155.0 million to repay principal outstanding under the EPE Revolver; and

•	$1.20 billion under the EPE Term Loan (Debt Bridge) and $500.0 million under the EPE Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity.
          In July 2007, the parent company completed a private placement of 20,134,220 Units to third party investors at $37.25 per Unit. The net proceeds of this private placement were $740.0 million, which were used by the parent company to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest. The remaining balances due under the EPE Bridge Revolving Credit Facility and EPE Term Loan (Debt Bridge) were to mature in May 2008. Amounts repaid under the EPE Term Loan (Equity Bridge) or EPE Term Loan (Debt Bridge) may not be reborrowed.
          In August 2007, the parent company refinanced amounts remaining outstanding under its EPE Interim Credit Facility. The new $1.20 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 EPE Revolver”), a $125.0 million term loan (“EPE Term Loan A”), and an $850.0 million term loan (the “EPE Term Loan A-2”). Amounts borrowed under the August 2007 EPE Revolver mature in September 2012. Amounts borrowed under EPE Term Loan A mature in September 2012 and amounts borrowed under EPE Term Loan A-2 mature in May 2008. Management is actively pursuing long-term refinancing of amounts due in May 2008 and expects to accomplish such refinancing prior to the maturity date of such obligations.

          See “Recent Developments — Parent Company” under Section I of this Item 8.01 for further information regarding these recent developments.
     Consolidated Information
          On a consolidated basis, our primary cash requirements, in addition to normal operating expenses and debt service, are for capital expenditures, business combinations and distributions to partners and minority interest holders. Enterprise Products Partners and TEPPCO expect to fund their short-term needs for amounts such as operating expenses and sustaining capital expenditures with operating cash flows and short-term revolving credit arrangements. Capital expenditures for long-term needs resulting from internal growth projects and business acquisitions are expected to be funded by a variety of sources (either separately or in combination), including cash flows from operating activities, borrowings under credit facilities, the issuance of additional equity and debt securities and proceeds from divestitures of ownership interests in assets to affiliates or third parties. We expect to fund cash distributions to partners primarily with operating cash flows. Our debt service requirements are expected to be funded by operating cash flows and/or refinancing arrangements.
          The following table summarizes key components of our consolidated statements of cash flows for the periods indicated (dollars in thousands):

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Net cash flows provided by operating activities:
EPGP and Subsidiaries (1)	$1,174,837	$614,766	$388,373	$419,081	$494,434
TEPPCO GP and Subsidiaries (2)	273,122	254,500	—	68,639	38,963
Parent company	166,123	92,466	16,430	46,788	40,294
Eliminations and adjustments (3)	(174,508)	(93,500)	(16,430)	(34,233)	(44,475)

Net cash flows provided by operating activities	$1,439,574	$868,232	$388,373	$500,275	$529,216

Cash used in investing activities:
EPGP and Subsidiaries (1)	$(1,689,200)	$(1,130,388)	$(1,311,424)	$(614,921)	$(348,645)
TEPPCO GP and Subsidiaries (2)	(273,716)	(350,915)	—	94,159	(962)
Parent company	(18,920)	(366,458)	—	(14)	(8,616)
Eliminations and adjustments (4)	11,189	366,819	—	(13,886)	10,959

Cash used in investing activities	$(1,970,647)	$(1,480,942)	$(1,311,424)	$(534,662)	$(347,264)

Cash provided by (used in) financing activities:
EPGP and Subsidiaries (1)	$495,074	$532,757	$917,591	$232,834	$(152,933)
TEPPCO GP and Subsidiaries (2)	594	80,112	—	(162,839)	(37,792)
Parent company	(146,928)	274,500	(16,430)	(46,804)	(30,242)
Eliminations and adjustments (3)	163,086	(273,319)	16,430	48,350	33,815

Cash provided by (used in) financing activities	$511,826	$614,050	$917,591	$71,541	$(187,152)

Cash on hand at end of period (unrestricted):
EPGP and Subsidiaries (1)	$22,438	$42,141	$25,006	$58,277	$34,998
TEPPCO GP and Subsidiaries	69	120	—	76	327
Parent company	783	508	—	753	1,944

Total	$23,290	$42,769	$25,006	$59,106	$37,269

(1)	Represents consolidated cash flow information reported by EPGP and subsidiaries, which includes Enterprise Products Partners.

(2)	Represents consolidated cash flow information reported by TEPPCO GP and subsidiaries, which includes TEPPCO.

(3)	Distributions received by the Parent Company from its Investments in Enterprise Products Partners and TEPPCO and reflected as operating cash flows are eliminated against cash distributions paid to owners by EPGP, TEPPCO GP and their respective subsidiaries (as reflected in financing activities). Amount presented for 2005 also reflects the elimination of a $366.5 million contribution received by EPGP from the parent company in August 2005.

(4)	Amount presented for 2005 reflects the elimination of a $366.5 million contribution by the parent company to EPGP in August 2005.
          Net cash flows provided by operating activities are largely dependent on earnings from our consolidated businesses. As a result, these cash flows are exposed to certain risks. We operate predominantly in the midstream energy industry. We provide services for producers and consumers of natural gas, NGLs, LPGs, crude oil and certain petrochemical products. The products that we process, sell or transport are principally used as fuel for residential, agricultural and commercial heating; feedstocks in petrochemical manufacturing; and in the production of motor gasoline. Reduced demand for our services or products by industrial customers, whether because of general economic conditions, reduced demand for the end products made with our products or increased competition from other service providers or producers due to pricing differences or other reasons could have a negative impact on our earnings and the availability of cash from operating activities. See Part II, Item 1A of our June 2007 Form 10-Q for information regarding our risk factors.
          Cash used in investing activities primarily represents expenditures for capital projects, business combinations, asset purchases and investments in unconsolidated affiliates. Cash provided by (or used in) financing activities generally consists of borrowings and repayments of debt, distributions to partners and proceeds from the issuance of equity securities.
          As a result of Enterprise Products Partners’ and TEPPCO’s growth objectives, we expect these entities to access debt and equity capital markets from time-to-time. When required, we believe that Enterprise Products Partners and TEPPCO can obtain debt financing arrangements on reasonable terms. Our total long-term debt was $7.11 billion, $7.05 billion and $6.49 billion at March 31, 2007, December 31, 2006 and December 31, 2005, respectively. For detailed information regarding our debt obligations and a summary of the debt obligations of our unconsolidated affiliates, see Note 16 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01. Also, for a summary of the scheduled future maturity dates of the debt obligations of the parent company, Enterprise Products Partners and TEPPCO, see “Other Items — Contractual Obligations” included within this Section III.
          Enterprise Products Partners, TEPPCO and Duncan Energy Partners, a subsidiary of EPO, may issue additional equity or debt securities to assist in meeting their liquidity and capital spending requirements. As of the filing date of this Form 8-K, Enterprise Products Partners has a universal shelf registration statement on file with the SEC that would allow it to issue an unlimited amount of debt and equity securities. TEPPCO also has a universal shelf registration statement on file that would allow it to issue up to an additional $1.21 billion of debt and equity securities, after taking into account securities issued under this shelf through May 2007. Duncan Energy Partners completed its initial public offering on February 5, 2007 and currently has no such shelf registration statement on file with the SEC; however, management may file additional registration statements pertaining to Duncan Energy Partners in the future.
          We forecast that Enterprise Products Partners’ announced capital spending for 2007 will approximate $2.1 billion, based on actual spending through June 30, 2007 and estimates for the third and fourth quarters of 2007. Additionally, we forecast that TEPPCO’s announced capital spending will approximate $451.0 million during 2007. These forecasts are based on Enterprise Products Partners’ and TEPPCO’s strategic operating and growth plans. These plans are dependent upon each entity’s ability to obtain the required funds from its operating cash flows or other means, including borrowings under debt agreements, the issuance of debt and equity securities and/or the divestiture of non-core assets. Such forecasts may change due to factors beyond our control, such as weather-related issues, changes in supplier prices or adverse economic conditions. Furthermore, such forecasts may change as a result of decisions made by management at a later date, which may include unexpected acquisitions, decisions to take on additional partners and changes in the timing of expenditures. The success of Enterprise Products Partners or TEPPCO in raising capital, including the formation of joint ventures to share costs and risks, continues to be a principal factor that determines how much each entity can spend in connection with their respective capital programs.
          EPO’s publicly traded debt securities were rated investment-grade as of August 1, 2007. Moody’s Investor Service (“Moody’s”) assigned a rating of Baa3 and Standard & Poor’s and Fitch Ratings each assigned a rating of BBB-. The debt securities of TEPPCO and its subsidiary, TE Products Pipeline Company, LLC (“TE Products”), are rated as investment-grade. TEPPCO’s and TE Products’ senior unsecured debt is rated BBB- by Standard & Poor’s and Baa3 by Moody’s.

          In connection with the construction of our Pascagoula, Mississippi natural gas processing plant, EPO entered into a $54.0 million, ten-year, fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”). The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with EPO’s credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest would become immediately due and payable 120 days following such event. If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.
          We believe that the combination of continued ready access to debt and equity capital markets, sufficient trade credit to operate their underlying businesses and the maintenance of investment grade credit ratings provide Enterprise Products Partners and TEPPCO with a solid foundation to meet their long and short-term liquidity and capital resource requirements.
           EPGP and Subsidiaries
          At March 31, 2007 and December 31, 2006, EPGP and its consolidated subsidiaries (primarily Enterprise Products Partners) had $58.3 million and $22.4 million of unrestricted cash on hand, respectively. At March 31, 2007, $823.2 million of credit was available under EPO’s revolving credit facility. The following comparisons summarize the principle reasons for changes in the operating, investing and financing cash flows presented in the preceding table for EPGP and its subsidiaries.
          Comparison of Year Ended December 31, 2006 with Year Ended December 31, 2005
          Operating Activities. Net cash flows provided by operating activities for 2006 increased $560.1 million over that recorded for 2005. Operating income for 2006 attributable to our Investment in Enterprise Products Partners segment increased $196.0 million over 2005’s results. This increase in operating income is discussed under “Results of Operations” within this Section III. With respect to operating accounts, the timing of Enterprise Products Partners’ cash receipts and disbursements improved year-to-year generally due to the successful integration of acquired businesses and increased efficiencies. As to cash receipts, the average collection period for Enterprise Products Partners’ accounts receivable during 2006 improved approximately nine days when compared to 2005, with the related turnover rate increasing 26% year-to-year. In addition, as to cash disbursements, Enterprise Products Partners’ payable turnover rate increased significantly year-to-year.
          Investing Activities. Cash used in investing activities increased $558.8 million year-to-year to $1.69 billion in 2006 compared to $1.13 billion in 2005. The increase is primarily due to higher capital spending by Enterprise Products Partners, which increased its net cash outlays for property, plant and equipment to $1.28 billion in 2006 versus $817.4 million in 2005. Part of Enterprise Products Partners’ business strategy involves expansion through business combinations, growth capital projects and investments in joint ventures. We believe that Enterprise Products Partners is positioned to continue to grow its system of assets through the construction of new facilities to capitalize on expected future production increases from such areas as the Piceance Basin of western Colorado, the Greater Green River Basin in Wyoming, Barnett Shale in North Texas, and the deepwater Gulf of Mexico.
          Enterprise Products Partners’ cash payments in connection with business combinations were $276.5 million in 2006 compared to $326.6 million in 2005. See Note 14 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01 for information regarding Enterprise Products Partners’ business combinations. Enterprise Products Partners’ investments in its unconsolidated affiliates were $138.3 million in 2006 compared to $87.3 million in 2005.
          Cash flow related to investing activities for 2005 includes $42.1 million of proceeds Enterprise Products Partners received in connection with its sale of equity interests in an unconsolidated affiliate. Additionally, the 2005 cash flows include $47.5 million Enterprise Products Partners received as a return of investment from an unconsolidated affiliate.

          Financing Activities. Cash provided by financing activities was $495.1 million in 2006 compared to $532.8 million in 2005. Net borrowings under Enterprise Products Partners’ consolidated debt agreements were $471.3 million during 2006 compared to $561.7 million during 2005. Additionally, EPGP used a $366.5 million cash contribution from the parent company to repay indebtedness it owed to a private company affiliate of EPCO.
          Net cash proceeds from the issuance of Enterprise Products Partners’ common units were $857.2 million in 2006 versus $646.9 million in 2005. Enterprise Products Partners issued 34.8 million of its common units in 2006 compared to 24.0 million in 2005. Enterprise Products Partners’ capital spending program has significantly influenced its borrowing activities and equity offerings in recent years. Distributions paid to the partners of Enterprise Products Partners increased $126.6 million year-to-year due to an increase in its distribution-bearing units outstanding coupled with higher distribution rates per unit.
          With respect to Enterprise Products Partners’ and TEPPCO’s cash distributions to third-party unitholders, we present such amounts as distributions to minority interests. Conversely, we present the net proceeds that Enterprise Products Partners and TEPPCO receive from third parties in connection with equity offerings as contributions from minority interests. For information regarding our minority interest amounts, see Note 2 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
          Comparison of Year Ended December 31, 2005 with Year Ended December 31, 2004
          Operating Activities. Net cash flows provided by operating activities for 2005 increased $266.4 million over that recorded for 2004. Operating income for 2005 attributable to our Investment in Enterprise Products Partners’ segment increased $239.2 million over that recorded for 2004. This increase in operating income is discussed under “Results of Operations” within this Section III and is primarily due to operations acquired in connection with the GulfTerra Merger. A slight improvement in the collection of accounts receivable coupled with a decrease in the timing of cash disbursements following the GulfTerra Merger (as integration activities were ongoing) added to operating cash flows. These cash flow increases were offset by a $120.5 million increase in cash payments for interest in 2005 compared to 2004 and an increase in inventory-related purchases.
          Investing Activities. Cash used in investing activities decreased $181.0 million year-to-year to $1.13 billion in 2005 compared to $1.31 billion in 2004. Enterprise Products Partners’ net cash outlays for property, plant and equipment increased to $817.4 million in 2005 compared to $146.9 million in 2004 primarily due to offshore Gulf of Mexico projects. Cash outlays for business combinations were $326.6 million in 2005 versus $1.09 billion in 2004. The 2004 period includes $1.01 billion paid to El Paso Corporation in connection with the GulfTerra Merger. Investments in unconsolidated affiliates were $87.3 million in 2005 compared to $57.9 million in 2004.
          Cash flow related to investing activities for 2005 also includes $42.1 million of proceeds Enterprise Products Partners received in connection with its sale of equity interests in an unconsolidated affiliate. Additionally, the 2005 cash flows include $47.5 million Enterprise Products Partners received as a return of investment from an unconsolidated affiliate.
          Financing Activities. Cash provided by financing activities was $532.8 million in 2005 compared to $917.6 million in 2004. Net borrowings under Enterprise Products Partners’ consolidated debt agreements were $561.7 million during 2005 compared to $125.6 million during 2004, which includes the net effects of borrowings made in connection with the GulfTerra Merger. Additionally, in September 2004, EPGP borrowed $370.0 million from a private company affiliate of EPCO to purchase the 50% ownership interest in GulfTerra GP that was held by El Paso Corporation. Net cash proceeds from the issuance of Enterprise Products Partners’ common units were $646.9 million in 2005 versus $846.1 million in 2004. Enterprise Products Partners issued 24.0 million of its common units in 2005 compared to 39.7 million in 2004. Distributions paid to the partners of Enterprise Products Partners increased $277.9 million year-to-year due to an increase in its distribution-bearing units outstanding coupled with higher distribution rates per unit. Enterprise Products Partners issued 104.5 million of its common units on September 30, 2004 in connection with the GulfTerra Merger.
          Comparison of Three Months Ended March 31, 2007 with Three Months Ended March 31, 2006
          Operating Activities. Net cash flows provided by operating activities for the three months ended March 31, 2007 decreased $75.4 million from that recorded during the same period in 2006. The timing of cash receipts and disbursements between periods contributed to an approximate $60.1 million decrease in Enterprise Products Partners’ net cash receipts quarter-to-quarter. In addition, higher interest and other cash costs reduced Enterprise Products Partners’ cash flows from operating activities by $16.3 million, which was partially offset by an increase in cash distributions from unconsolidated affiliates.
          Investing Activities. Net cash used in investing activities was $614.9 million for the three months ended March 31, 2007 compared to $348.6 million for the three months ended March 31, 2006. The $266.3 million increase in cash payments is primarily due to a $297.2 million increase in Enterprise Products Partners’ capital expenditures quarter-to-quarter.
          Financing Activities. Cash provided by financing activities was $232.8 million for the three months ended March 31, 2007 compared to net cash used in financing activities of $152.9 million for the same period during 2006. Net borrowings under Enterprise Products Partners’ consolidated debt agreements were $149.0 million during the first quarter of 2007 versus net repayments of $410.0 million during the first quarter of 2006. The first quarter of 2007 includes $200.0 million of borrowings by Duncan Energy Partners.
          Enterprise Products Partners used $430.0 million of net proceeds from its equity offering of 18.4 million common units in the first quarter of 2006 to temporarily reduce principal outstanding under its revolving credit facility. Distributions paid to the partners of Enterprise Products Partners increased $39.6 million quarter-to-quarter due to an increase in its distribution-bearing units outstanding coupled with higher distribution rates per unit.
          On February 5, 2007, Duncan Energy Partners completed its initial public offering of approximately 15.0 million common units, which generated net proceeds of $291.0 million. In connection with this offering, EPO contributed certain midstream energy businesses to Duncan Energy Partners for which Duncan Energy Partners paid EPO $459.5 million in cash and issued to EPO approximately 5.4 million of its common units. EPO used the proceeds it received from Duncan Energy Partners to temporarily reduce principal outstanding under its revolving credit facility. Since EPO owns the general partner of Duncan Energy Partners and due to common control considerations, Duncan Energy Partners is a consolidated subsidiary of Enterprise Products Partners. Enterprise Products Partners may contribute other equity interests in its subsidiaries to Duncan Energy Partners in the near term and use the proceeds for capital spending purposes. Enterprise Products Partners has no obligation or commitment to make such contributions to Duncan Energy Partners.
          TEPPCO GP and Subsidiaries
          At March 31, 2007 and December 31, 2006, TEPPCO GP and its consolidated subsidiaries and Jonah had approximately $0.1 million of unrestricted cash on hand. At March 31, 2007, there was $291.5 million of credit available under TEPPCO’s revolving credit facility. The following comparisons summarize the principle reasons for changes in the operating, investing and financing cash flows presented in the table on page 41.
          Comparison of Year Ended December 31, 2006 with Year Ended December 31, 2005
          Operating Activities. Net cash flows provided by operating activities for 2006 increased $18.6 million over that recorded for 2005. Operating income for 2006 attributable to our Investment in TEPPCO segment increased $27.1 million over 2005’s results. This increase in operating income is discussed under “Results of Operations” within this Section III. Operating cash flows also benefited from the timing of cash receipts and disbursements between periods and an increase in distributions received from unconsolidated affiliates, both of which were partially offset by an increase in crude oil inventory purchases.
          Investing Activities. Cash used in investing activities decreased $77.2 million year-to-year to $273.7 million in 2006 compared to $350.9 million in 2005. TEPPCO’s capital spending for property, plant and equipment and business combinations was $190.5 million in 2006 compared to $332.8 million in 2005. TEPPCO’s cash contributions to its unconsolidated affiliates increased $124.1 million year-to-year primarily due to the Jonah joint venture with Enterprise Products Partners. TEPPCO’s investing cash flows for 2006 include $51.6 million of proceeds from the sale of assets, of which $49.7 million related to cash proceeds received from the sale of the Pioneer plant and certain crude oil and refined products pipeline assets to Enterprise Products Partners. These amounts are components of the cash flow totals for TEPPCO GP and its subsidiaries (primarily TEPPCO); however, such intercompany amounts are eliminated in the preparation of our consolidated cash flow information.
          Financing Activities. Cash provided by financing activities was $0.6 million in 2006 compared to $80.1 million in 2005. Net borrowings under TEPPCO’s consolidated debt agreements were $84.1 million during 2006 versus $52.9 million during 2005. Net cash proceeds from the issuance of TEPPCO’s common units were $195.1 million in 2006 and $278.8 million in 2005. TEPPCO issued 5.8 million of its common units in 2006 compared to 7.0 million in 2005. Distributions paid to the partners of TEPPCO increased $27.5 million year-to-year primarily due to an increase in distribution-bearing units outstanding coupled with higher distribution rates per unit.
          Comparison of Three Months Ended March 31, 2007 with Three Months Ended March 31, 2006
          Operating Activities. Net cash flows provided by operating activities increased $29.7 million quarter-to-quarter. Operating income for the first quarter of 2007 attributable to our Investment in TEPPCO segment increased $38.4 million over results posted for the first quarter of 2006. Operating cash flows for the first quarter of 2007 were also affected by a decrease in the timing of cash receipts and cash disbursements between periods and reduced crude oil inventory purchases.
          Investing Activities. TEPPCO GP and its subsidiaries reported cash inflows from investing activities of $94.2 million during the first quarter of 2007 compared to a cash outlay of $1.0 million for the first quarter of 2006. TEPPCO reported $165.3 million of proceeds from the sale of assets during the first quarter of 2007 compared to $39.0 million during the first quarter of 2006. During the first quarter of 2007, TEPPCO sold its ownership interests in certain storage assets located in Mont Belvieu, Texas (along with other related assets) to a third party for $157.3 million. During the first quarter of 2006, TEPPCO sold a natural gas processing facility to Enterprise Products Partners for $38.0 million. The receipt of cash from Enterprise Products Partners is a component of TEPPCO GP and subsidiaries cash flows; however, this intercompany amount is eliminated in the preparation of our consolidated cash flow information.
          TEPPCO’s capital expenditures for property, plant and equipment were $34.1 million and $38.3 million during the first quarters of 2007 and 2006, respectively. Investments in unconsolidated affiliates increased $37.0 million quarter-to-quarter primarily due to contributions to the Jonah joint venture with Enterprise Products Partners.
          Financing Activities. Cash used for financing activities increased $125.0 million quarter-to-quarter. The first quarter of 2007 includes $90.5 million in net repayments under TEPPCO’s revolving credit facility and $72.4 million of distribution payments to TEPPCO’s partners. The first quarter of 2006 reflects $29.1 million in net borrowings and $66.9 million of distribution payments to TEPPCO’s partners. The increase in distribution payments quarter-to-quarter is due to an increase in TEPPCO’s distribution-bearing units outstanding coupled with higher distribution rates per unit.

Critical Accounting Policies
          In our financial reporting process, we employ methods, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our financial statements. These methods, estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Investors should be aware that actual results could differ from these estimates if the underlying assumptions prove to be incorrect. The following describes the estimation risk underlying our most significant current financial statement items.
     Depreciation methods and estimated useful lives of property, plant and equipment
          In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits. The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. Our estimate of depreciation expense incorporates assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets into service, we believe such assumptions are reasonable; however, circumstances may develop that would cause us to change these assumptions, which would change our depreciation amounts prospectively. Such circumstances may include (i) changes in laws and regulations relating to restoration and abandonment requirements; (ii) changes in expected costs for dismantlement, restoration and abandonment activities due to changes in expected labor, materials and other related costs; (iii) changes in the expected useful life of an asset due to experience with similar assets, changes in technology or similar factors; and (iv) changes in expected salvage proceeds (i.e. scrap or disposal values).
          At March 31, 2007 and December 31, 2006 and 2005, the net carrying value of our property, plant and equipment was $12.6 billion, $12.1 billion and $10.7 billion, respectively. We recorded $118.2 million and $104.8 million of depreciation expense during the three months ended March 31, 2007 and 2006, respectively. For the years ended December 31, 2006, 2005 and 2004, we recorded $434.6 million, $409.6 million and $161.0 million, respectively, of depreciation expense.
          A significant portion of the year-to-year increase in depreciation expense between 2005 and 2004 is attributable to the property, plant and equipment assets we acquired in the GulfTerra Merger in September 2004 and the consolidation of TEPPCO in 2005. For additional information regarding our property, plant and equipment, see Note 12 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Measuring recoverability of long-lived assets with finite lives
          Long-lived assets include property, plant and equipment and intangible assets with finite useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. Examples of such circumstances include (i) an unexpected and material decline in natural gas and crude oil production resulting in a decrease in throughput and processing volumes for our assets and (ii) a long-term decrease in the demand for natural gas, crude oil or NGLs that results in an economic downturn in the midstream energy industry.
          Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values. A long-lived asset’s carrying value is deemed not recoverable if it exceeds the sum of the asset’s estimated undiscounted future cash flows, including those associated with the eventual disposition of the asset. Our estimates of undiscounted future cash flows are based on a number of assumptions including: (i) the asset’s anticipated future operating margins and volumes; (ii) the asset’s estimated useful (or economic) life; and (iii) the asset’s estimated salvage value, if applicable. If warranted, we record an impairment charge for the excess of a long-lived asset’s carrying value over its estimated fair value, which reflects an asset’s market value, replacement cost estimates and future earnings potential.

          For the years ended December 31, 2006, 2005 and 2004, we recorded $0.1 million, $2.6 million and $4.1 million, respectively, of non-cash asset impairment charges related to property, plant and equipment, which are reflected as components of operating costs and expenses. No asset impairment charges were recorded during the three months ended March 31, 2007 and 2006.
          For additional information regarding our property, plant and equipment and intangible assets, see Notes 12 and 15 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
      Measuring recoverability of goodwill
          Goodwill represents the excess of the purchase price paid to complete a business combination over the respective fair value of assets acquired and liabilities assumed in the transaction. The most significant component of our goodwill is the $385.9 million attributable to the GulfTerra Merger.
          We do not amortize goodwill; however, we test goodwill amounts for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of goodwill is less than its carrying value. Goodwill amounts attributable to our Investment in Enterprise Products Partners segment are tested during the second quarter of each fiscal year. Goodwill amounts attributable to our Investment in TEPPCO segment are tested during the fourth quarter of each fiscal year.
          Goodwill testing involves the determination of a reporting unit’s estimated fair value, which considers the reporting unit’s market value and future earnings potential. Our estimate of a reporting unit’s fair value is based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the reporting unit’s future operating margins and volumes for a discrete forecast period; and (iii) the reporting units long-term growth rate beyond the discrete forecast period. If the estimated fair value of the reporting unit (including its inherent goodwill) is less than its carrying value, a charge to earnings is required to reduce the carrying value of goodwill to its implied fair value. The financial models we develop to estimate a reporting unit’s fair value are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.
          At March 31, 2007 and December 31, 2006 and 2005, the carrying value of our goodwill was $807.1 million, $807.0 million and $559.8 million, respectively. We did not record any goodwill impairment charges during the three months ended March 31, 2007 and 2006 or during the years ended December 31, 2006, 2005 and 2004.
          For additional information regarding our goodwill, see Notes 15 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Measuring recoverability of intangible assets with indefinite lives
          At December 31, 2006, the parent company had an indefinite-life intangible asset valued at $606.9 million associated with IDRs in TEPPCO’s quarterly cash distributions. This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability in a manner similar to goodwill.
          The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO. Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement. In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO.
          We consider the IDRs to be an indefinite-life intangible asset. Our determination of an indefinite-life is based upon our expectation that TEPPCO will continue to pay incentive distributions under the terms of its partnership agreement to TEPPCO GP indefinitely. TEPPCO’s partnership agreement contains renewal provisions that provide for TEPPCO to continue as a going concern beyond the initial term of its partnership agreement, which ends in December 2084.

          We test the carrying value of the IDRs for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less than its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.
          Our estimate of the fair value of this asset is based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the expected increase in TEPPCO’s cash distribution rate over a discreet forecast period; and (iii) the long-term growth rate of TEPPCO’s cash distributions beyond the discreet forecast period. The financial models we use to estimate the fair value of the IDRs are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.
          We did not record any intangible asset impairment charges during the three months ended March 31, 2007 and 2006 or during the years ended December 31, 2006 and 2005.
     Measuring recoverability of equity method investments
          We evaluate equity method investments for impairment whenever events or changes in circumstances indicate an other than temporary decline in the value of the investment. Examples of such circumstances include a history of operating losses by the entity and/or a long-term adverse change in the entity’s industry.
          The carrying value of an equity method investment is deemed not recoverable if it exceeds the sum of estimated discounted future cash flows we expect to derive from the investment. Our estimates of discounted future cash flows are based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the probabilities we assign to different future cash flow scenarios; (iii) the entity’s anticipated future operating margins and volumes; and (iv) the estimated economic life of the entity’s underlying assets. The financial models we develop to test such investments for impairment are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.
          During 2006, we evaluated our equity method investment in Neptune Pipeline Company, L.L.C. for impairment. As a result of this evaluation, we recorded a $7.4 million non-cash impairment charge that is a component of equity income from unconsolidated affiliates for the year ended December 31, 2006. We had no such impairment charges during the three months ended March 31, 2007 and 2006 or during the years ended December 31, 2005 or 2004.
          For additional information regarding our unconsolidated affiliates, see Note 13 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Amortization methods and estimated useful lives of finite-lived intangible assets
          We have recorded intangible assets in connection with certain contracts, customer relationships and similar finite-lived agreements acquired in connection with business combinations and asset purchases.
          Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases. Examples of such agreements include the Jonah and Val Verde natural gas gathering agreements, Shell Processing Agreement and Mississippi natural gas storage contracts. Contract-based intangible assets are amortized over their estimated useful life using methods that closely resemble the pattern in which the economic benefits of the contract are expected to be realized by us. For example, the Jonah and Val Verde natural gas gathering agreements are being amortized to earnings using a units-of-production method that closely resembles the pattern in which the economic benefits of the underlying natural gas resource bases are expected to be consumed or otherwise used, which correlates with amounts we expect to realize from gathering services rendered under these contracts. Other contracts such as the Shell Processing Agreement and Mississippi natural gas storage contracts are being amortized to earnings over their respective contract terms using a straight-line method, which closely matches amounts we expect to realize from services rendered under these contracts. Our estimates of the useful life of contract-based intangible assets are predicated on a number of factors, including (i) contractual provisions that enable us to renew or extend such agreements, (ii) any legal or regulatory developments that would impact such contractual rights, (iii) volumetric estimates with respect to contracts amortized on a units-of-production basis, and (iv) the expected useful life of related fixed assets.
          Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives. The values assigned to our customer relationship intangible assets are being amortized to earnings using a method that closely resembles the pattern in which the economic benefits of the underlying crude oil and natural gas resource bases are expected to be consumed or otherwise used, which correlates with amounts we expect to realize from such relationships. Our estimate of the useful life of each resource base is based on a number of factors, including third-party reserve estimates, the economic viability of production and exploration activities and other industry factors.
          If our underlying assumptions regarding the estimated useful life of an intangible asset changes, then the amortization period for such asset would be adjusted accordingly. Additionally, if we determine that an intangible asset’s unamortized cost may not be recoverable due to impairment; we may be required to reduce the carrying value and the subsequent useful life of the asset. Any such write-down of the value and unfavorable change in the useful life of an intangible asset would increase operating costs and expenses at that time.
          For additional information regarding our intangible assets, see Note 15 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Our revenue recognition policies and use of estimates for revenues and expenses
          In general, we recognize revenue from our customers when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer’s price is fixed or determinable and (iv) collectibility is reasonably assured. When revenue transactions are settled, we record any necessary allowance for doubtful accounts.
          Our use of estimates in recording revenues and expenses has increased as a result of SEC regulations that require us to submit financial information on accelerated time frames. Such estimates are necessary due to the time it takes to compile actual billing information and receive third-party data needed to record transactions for financial accounting and reporting purposes. Two examples of estimates are the accrual of processing plant revenue and the cost of natural gas for a given month, prior to receiving actual customer and vendor-related plant operating information for the reporting period. Such estimates reverse in the following month and are offset by the corresponding actual customer billing and vendor-invoiced amounts.
          We include one month of certain estimated data in our results of operations. Such estimates are generally based on actual volume and price data through the first part of the month and estimated for the remainder of the month, after adjusting for known or expected changes in volumes or rates through the end of the month. If the basis of our estimates proves to be substantially incorrect, it could result in material adjustments in results of operations between periods. Management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

          For additional information regarding our revenue recognition policies, see Note 6 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Reserves for environmental matters
          Each of our business segments is subject to federal, state and local laws and regulations governing environmental quality and pollution control. Such laws and regulations may, in certain instances, require us to remediate current or former sites where specified substances have been released or disposed of. We accrue reserves for estimated environmental remediation costs when (i) our assessments indicate that it is probable that a liability has been incurred and (ii) a dollar amount can be reasonably estimated. Our assessments are based on studies, as well as site surveys, to determine the extent of any environmental damage and required remediation activities. We follow the provisions of AICPA Statement of Position 96-1, which provides key guidance on recognition, measurement and disclosure of remediation liabilities. We have recorded our best estimate of the cost of remediation activities. Future environmental developments, such as new environmental laws or additional claims for damages, could result in costs beyond our current level of reserves.
          At March 31, 2007 and December 31, 2006 and 2005, our reserves for environmental remediation costs totaled $32.2 million, $26.0 million and $24.5 million, respectively. For additional information regarding our environmental costs, see Note 2 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Natural gas imbalances
          In the pipeline transportation business, natural gas imbalances frequently result from differences in gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. The vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several months. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. As a result, for gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.
          At March 31, 2007, and December 31, 2006 and 2005, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $83.4 million, $103.8 million and $114.7 million, respectively, and are reflected as a component of “Accounts and notes receivable — trade” on our Consolidated Balance Sheets. At March 31, 2007 and December 31, 2006 and 2005, our imbalance payables were $55.7 million, $56.9 million and $104.8 million, respectively, and are reflected as a component of “Accrued gas payables” on our Consolidated Balance Sheets.
          For additional information regarding our natural gas imbalances, see Note 2 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

Other Items
     Contractual Obligations
          The following table summarizes our significant contractual obligations as of December 31, 2006 (dollars in thousands). For additional information regarding these significant contractual obligations, see Note 21 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

		Payment or Settlement due by Period
		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 year	years	years	5 years

Scheduled maturities of long-term debt:
Parent Company (1)	$155,000	$—	$155,000	$—	$—
Enterprise Products Partners (2)	$5,329,068	$—	$500,000	$1,929,068	$2,900,000
TEPPCO (3)	$1,580,000	$—	$180,000	$490,000	$910,000
Estimated cash payments for interest:
Parent Company (1)	$19,925	$9,564	$10,361	$—	$—
Enterprise Products Partners (2)	$5,726,646	$325,267	$613,348	$489,153	$4,298,878
TEPPCO (3)	$763,503	$106,936	$191,619	$190,652	$274,296
Operating lease obligations	$345,383	$38,680	$56,953	$45,576	$204,174
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$920,736	$153,316	$307,052	$306,632	$153,736
NGLs	$2,902,805	$959,127	$436,885	$426,630	$1,080,163
Petrochemicals	$2,656,633	$1,110,957	$693,362	$339,434	$512,880
Other	$94,009	$47,663	$43,288	$1,536	$1,522
Underlying major volume commitments:
Natural gas (in BBtus)	109,600	18,250	36,550	36,500	18,300
NGLs (in MBbls)	68,331	21,957	10,408	10,172	25,794
Petrochemicals (in MBbls)	45,535	19,250	11,749	5,694	8,842
Service payment commitments	$16,118	$10,806	$4,659	$186	$467
Capital expenditure commitments	$248,700	$248,700	$—	$—	$—
Other Long-Term Liabilities, as reflected in our Consolidated Balance Sheet	$107,596	$—	$17,680	$4,287	$85,629

Total	$20,866,122	$3,011,016	$3,210,207	$4,223,154	$10,421,745

(1)	In May 2007, the parent company borrowed $1.8 billion under an interim credit facility to finance its acquisition of ownership interests in Energy Transfer Equity and ETEGP. In June 2007, the parent company applied $738.0 million in net proceeds from a private placement of Units to reduce amounts outstanding under its interim credit facility. For information regarding these subsequent events, see Note 25 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

(2)	In May 2007, EPO issued $700.0 million of its Junior Notes B. In August 2007, EPO issued $800.0 million of additional senior notes. The proceeds from these debt offerings were used to temporarily reduce amounts then outstanding under the EPO Revolver and for EPO’s general partnership purposes.

(3)	In May 2007, TEPPCO issued $300.0 million of Junior Notes. The proceeds from this debt offering was used to temporarily reduce amounts then outstanding under the TEPPCO Revolver and for TEPPCO’s general partnership purposes.
     Off-Balance Sheet Arrangements
          Except for the following information regarding the debt obligations of our unconsolidated affiliates, we have no off-balance sheet arrangements, as described in Item 303(a)(4)(ii) of Regulation S-K, that have or are reasonably expected to have a material current or future effect on our financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.
          Enterprise Products Partners has three unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with a long-term debt obligation. The following information summarizes the significant terms of such debt obligations. For additional information regarding the debt obligations of our unconsolidated affiliates, see Note 16 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.

          Cameron Highway. At December 31, 2006 and March 31, 2007, Cameron Highway’s debt obligations consisted of $365.0 million of 5.86% fixed-rate Series A notes and $50.0 million of variable-rate Series B notes related to project financing activities.
          In May 2007, EPO made a $191.0 million cash contribution to Cameron Highway. This capital contribution, along with an equal amount contributed by EPO’s joint venture partner in Cameron Highway, was used by Cameron Highway to repay its Series A notes and $16.3 million of related make-whole premiums and accrued interest. In June 2007, EPO and its joint venture partner in Cameron Highway, made additional capital contributions of approximately $25.5 million each. These capital contributions were used by Cameron Highway to repay its Series B notes and $0.9 million of accrued interest.
          Poseidon. Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011. At December 31, 2006, the principal balance of this facility was $91.0 million. This credit agreement is secured by substantially all of Poseidon’s assets. The variable interest rates charged on this debt at December 31, 2006 and March 31, 2007 were 6.68% and 6.60%, respectively.
          Evangeline. At December 31, 2006 and March 31, 2007, Evangeline’s debt obligations consisted of (i) $18.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million.
          Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.
          Variable rate interest accrues on the subordinated note at a Eurodollar rate plus 1/2%. The variable interest rates charged on this note at December 31, 2006 and March 31, 2007 were 6.08% and 5.87%, respectively. Accrued interest payable related to the subordinated note was $7.9 million, $7.1 million and $8.2 million at December 31, 2006 and 2005 and March 31, 2007, respectively.
          Centennial. At December 31, 2006 and March 31, 2007, Centennial’s debt obligations consisted of (i) $140.0 million borrowed under a master shelf loan agreement and (ii) $10.0 million borrowed under an additional credit agreement, which terminated in April 2007. Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.
          TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations. If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $70.0 million (effective April 2007).

     Summary of Related Party Transactions
          The following table summarizes related party transactions with respect to our statements of operations for the periods indicated (dollars in thousands).

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)

Revenues from consolidated operations:
EPCO and affiliates	$55,809	$311	$2,697	$2	$149
Shell	—	—	542,912	—	—
Unconsolidated affiliates	304,854	367,516	266,045	55,734	84,528

Total	$360,663	$367,827	$811,654	$55,736	$84,677

Operating costs and expenses:
EPCO and affiliates	$403,825	$341,673	$203,100	$100,337	$117,269
Shell	—	—	725,420	—	—
Unconsolidated affiliates	39,884	30,838	37,587	5,943	7,648

Total	$443,709	$372,511	$966,107	$106,280	$124,917

General and administrative expenses:
EPCO and affiliates	$63,465	$53,304	$29,307	$19,651	$16,194

Interest expense:
EPCO and affiliates	$—	$15,306	$5,849	$—	$—

          For additional information regarding our related party transactions, see Note 18 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
          We have an extensive and ongoing relationship with EPCO and its affiliates. Our revenues from EPCO and affiliates are primarily associated with sales of NGL products. Our expenses with EPCO and affiliates are primarily due to reimbursements we pay EPCO in connection with an administrative services agreement and purchases of NGL products.
          Many of our unconsolidated affiliates perform supporting or complementary roles to our consolidated business operations. The majority of our revenues from unconsolidated affiliates relate to Enterprise Products Partners’ natural gas sales to a Louisiana affiliate. The majority of our expenses with unconsolidated affiliates pertain to payments Enterprise Products Partners makes to K/D/S Promix, L.L.C. for NGL transportation, storage and fractionation services.
     Cumulative effect of changes in accounting principles
          Our Statements of Consolidated Operations reflect the following cumulative effects of changes in accounting principles:
•	We recognized, as a benefit, a cumulative effect of a change in accounting principle of $1.5 million (of which $1.4 million was allocated to minority interest) in 2006 based on the requirements of Statements of Financial Accounting Standards (“SFAS”) 123(R), “Share-Based Payment,” to recognize compensation expense based upon the grant date fair value of an equity award and the application of an estimated forfeiture rate to unvested awards.

•	We recorded a $4.2 million non-cash expense (of which $4.0 million was allocated to minority interest) related to certain asset retirement obligations in 2005 due to our implementation of Financial Accounting Standards Board Interpretation (“FIN”) 47, “Accounting for Conditional Asset Retirement Obligations — An Interpretation of FAS 143” as of December 31, 2005.

•	We recorded a combined $10.8 million non-cash gain in 2004 (of which $10.6 million was allocated to minority interest) related to the impact of (i) changing the method our Belvieu Environmental Fuels LLC subsidiary uses to account for its planned major maintenance activities from the accrue-in-advance method to the expense-as-incurred method and (ii) changing the method in which we account for our investment in Venice Energy Services Company L.L.C from the cost method to the equity method.
          For additional information regarding these changes in accounting principles, including a presentation of the pro forma effects these changes would have had on our historical earnings, see Note 10 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Recent Accounting Pronouncements
          See discussion of new accounting pronouncements in Note 3 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
SECTION IV
Part II, Item 7A (2006 Form 10-K) and Part I, Item 3 (March 2007 Form 10-Q)
Quantitative and Qualitative Disclosures about Market Risk.
          We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.
          We routinely review our outstanding financial instruments in light of current market conditions. If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific exposure. When this occurs, we may enter into a new financial instrument to reestablish the economic hedge to which the closed instrument relates.
          For information regarding our accounting for financial instruments, please see Notes 2 and 9 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
     Interest Rate Risk Hedging Program
          Enterprise Products Partners. Enterprise Products Partners interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. For information regarding the debt obligations of EPO, see Note 16 of the Notes to Consolidated Financial Statements included under Section V of this Item 8.01.
          Enterprise Products Partners had interest rate swaps outstanding at March 31, 2007 and December 31, 2006 that were accounted for as fair value hedges. These agreements had a combined notional value of $1.05 billion and matched the maturity dates of the underlying fixed rate debt being hedged. The aggregate fair value of these interest rate swaps at March 31, 2007 and December 31, 2006 was a liability of $25.0 million and $29.1 million, respectively. The change in fair value between December 31, 2006 and March 31, 2007 was not material to us or Enterprise Products Partners.
          The following table shows the effect of hypothetical price movements on the estimated fair value (“FV”) of Enterprise Products Partners’ interest rate swap portfolio and the related change in fair value of the underlying debt at the dates indicated (dollars in thousands). Income is not affected by changes in the fair value of these swaps; however, these swaps effectively convert the hedged portion of fixed-rate debt to variable-rate debt. As a result, interest expense (and related cash outlays for debt service) will increase or decrease with the change in the periodic reset rate associated with the respective swap.

	Resulting	Swap Fair Value at
Scenario	Classification	Dec. 31, 2006	Mar. 31, 2007

FV assuming no change in underlying interest rates	Liability	$(29,060)	$(24,991)
FV assuming 10% increase in underlying interest rates	Liability	(56,249)	(51,622)
FV assuming 10% decrease in underlying interest rates	Asset (Liability)	(1,872)	1,640
          Enterprise Products Partners routinely enters into treasury lock transactions to hedge underlying U.S. treasury rates related to its anticipated issuances of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period. Enterprise Products Partners has accounted for its treasury lock transactions as cash flow hedges.
          At December 31, 2006, Enterprise Products Partners’ portfolio of treasury locks had an aggregate $562.5 million in notional value. EPO entered into these transactions to hedge U.S. treasury rates related to its anticipated issuance of subordinated debt in 2007. In February 2007, EPO entered into additional treasury lock transactions having a notional value of $437.5 million. The fair value of Enterprise Products Partners’ portfolio of treasury locks at March 31, 2007 and December 31, 2006 was an asset of $21.7 million and $11.2 million, respectively.
          TEPPCO. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. TEPPCO had one interest rate swap outstanding at March 31, 2007 and December 31, 2006 that was accounted for as a fair value hedge. This swap agreement has a notional value of $210.0 million and matches the maturity date of the underlying fixed rate debt being hedged. The fair value of this interest rate swap at March 31, 2007 and December 31, 2006 was a liability of $2.0 million and $2.6 million, respectively.
          TEPPCO also had interest rate swap agreements outstanding at March 31, 2007 and December 31, 2006 that were accounted for using mark-to-market accounting. These swap agreements have an aggregate notional amount of $200.0 million and mature in January 2008. The aggregate fair value of these interest rate swaps at March 31, 2007 and December 31, 2006 was an asset of $1.1 million and $1.4 million, respectively.
          The following table shows the effect of hypothetical price movements on the estimated fair value of TEPPCO’s interest rate swaps at the dates indicated (dollars in thousands).

	Resulting	Swap Fair Value at
Scenario	Classification	Dec. 31, 2006	Mar. 31, 2007

FV assuming no change in underlying interest rates	Asset	$1,393	$1,082
FV assuming 10% increase in underlying interest rates	Asset	2,412	1,856
FV assuming 10% decrease in underlying interest rates	Asset	373	307
          TEPPCO also utilizes treasury locks to hedge underlying U.S. treasury rates related to its anticipated issuances of debt. At December 31, 2006, TEPPCO’s portfolio of treasury locks had an aggregate $200.0 million in notional value. In February 2007, TEPPCO entered into additional treasury lock transactions having a notional value of $100.0 million. The fair value of TEPPCO’s portfolio of treasury locks at March 31, 2007 and December 31, 2006 was an asset of $0.2 million and less than $0.1 million, respectively. TEPPCO has accounted for these treasury lock transactions as cash flow hedges.
     Commodity Risk Hedging Program
          Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.
          The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partners may be settled in cash or with another financial instrument.
          At March 31, 2007 and December 31, 2006, Enterprise Products Partners had a limited number of commodity financial instruments in its portfolio, which primarily consisted of cash flow hedges. The fair value of its commodity financial instrument portfolio at March 31, 2007 and December 31, 2006 was a asset of $0.2 million and a liability of $3.2 million, respectively. The change in fair value between December 31, 2006 and March 31, 2007 was not material to us or Enterprise Products Partners.
          Enterprise Products Partners assesses the risk of its commodity financial instrument portfolio using a sensitivity analysis model. The sensitivity analysis applied to this portfolio measures the potential income or loss (i.e., the change in fair value of the portfolio) based upon a hypothetical 10% movement in the underlying quoted market prices of the commodity financial instruments outstanding at selected dates. The following table shows the effect of hypothetical price movements on the estimated fair value of this portfolio at the dates shown (dollars in thousands):

	Resulting	Portfolio Fair Value at
Scenario	Classification	Dec. 31, 2006	Mar. 31, 2007

FV assuming no change in underlying commodity prices	Asset (Liability)	$(3,184)	$241
FV assuming 10% increase in underlying commodity prices	Asset (Liability)	(2,119)	171
FV assuming 10% decrease in underlying commodity prices	Asset (Liability)	(4,249)	311
          TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin and, as such, the financial instruments do not expose TEPPCO to significant market risk.
          At March 31, 2007 and December 31, 2006, TEPPCO had a limited number of commodity financial instruments in its portfolio. These financial instruments had a minimal impact on TEPPCO’s earnings. The fair value of the open positions at March 31, 2007 and December 31, 2006 was $1.1 million and $0.7 million, respectively.

     Foreign Currency Hedging Program — Enterprise Products Partners
          Enterprise Products Partners owns an NGL marketing business located in Canada and has entered into construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk by using foreign exchange purchase contracts to fix the exchange rate. Due to the limited duration of these contracts, Enterprise Products Partners utilizes mark-to-market accounting for these transactions, the effect of which has had a minimal impact on earnings.
          At March 31, 2007 and December 31, 2006, Enterprise Products Partners had $1.3 million of such contracts outstanding that settled in April 2007 and $5.1 million that settled in January 2007, respectively. A 10% increase or decrease in the underlying exchange rate would have a nominal effect on our earnings.
     Product Purchase Commitments
          We have long and short-term purchase commitments for NGLs, petrochemicals and natural gas with several suppliers. The purchase prices that we are obligated to pay under these contracts are based on market prices at the time we take delivery of the volumes. For additional information regarding these commitments, see “Other Items — Contractual Obligations” included under Section III of this Item 8.01.

SECTION V
Part II, Item 8 (2006 Form 10-K) and Part I, Item 1 (March 2007 Form 10-Q)
Financial Statements and Supplementary Data.
ENTERPRISE GP HOLDINGS L.P.
INDEX TO FINANCIAL STATEMENTS

Page No.
Report of Independent Registered Public Accounting Firm	60

Consolidated Balance Sheets as of December 31, 2006 and 2005 and March 31, 2007 (unaudited)	61

Statements of Consolidated Operations for the Years Ended December 31, 2006, 2005 and 2004 and for the Three Months Ended March 31, 2007 and 2006 (unaudited)	62

Statements of Consolidated Comprehensive Income for the Years Ended December 31, 2006, 2005 and 2004 and for the Three Months Ended March 31, 2007 and 2006 (unaudited)	63

Statements of Consolidated Cash Flows for the Years Ended December 31, 2006, 2005 and 2004 and for the Three Months Ended March 31, 2007 and 2006 (unaudited)	64

Statements of Consolidated Partners’ Equity for the Years Ended December 31, 2006, 2005 and 2004 and for the Three Months Ended March 31, 2007 (unaudited)	65

Notes to Consolidated Financial Statements
Note 1 — Partnership Organization and Basis of Financial Statement Presentation	66
Note 2 — Summary of Significant Accounting Policies	69
Note 3 — Recent Accounting Developments	80
Note 4 — Parent Company Financial Information	81
Note 5 — Business Segments	87
Note 6 — Revenue Recognition	92
Note 7 — Accounting for Unit-Based Awards	95
Note 8 — Employee Benefit Plans	103
Note 9 — Financial Instruments	105
Note 10 — Cumulative Effect of Changes in Accounting Principles	110
Note 11 — Inventories	113
Note 12 — Property, Plant and Equipment	114
Note 13 — Investments In and Advances to Unconsolidated Affiliates	116
Note 14 — Business Combinations	122
Note 15 — Intangible Assets and Goodwill	127
Note 16 — Debt Obligations	132
Note 17 — Partners’ Equity and Distributions	138
Note 18 — Related Party Transactions	142
Note 19 — Provision for Income Taxes	152
Note 20 — Earnings Per Unit	154
Note 21 — Commitments and Contingencies	156
Note 22 — Significant Risks and Uncertainties	160
Note 23 — Supplemental Cash Flow Information	163
Note 24 — Quarterly Financial Information (Unaudited)	165
Note 25 — Subsequent Events	165

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of EPE Holdings, LLC and
Unitholders of Enterprise GP Holdings L.P.
Houston, Texas
          We have audited the accompanying consolidated balance sheet of Enterprise GP Holdings L.P. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related statements of consolidated operations, consolidated comprehensive income, consolidated cash flows and consolidated partners’ equity for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Enterprise GP Holdings’ management. Our responsibility is to express an opinion on the financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Enterprise GP Holdings L.P. and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
          We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 28, 2007
(September 18, 2007 as to the effects of the common control acquisition of the general partnership interests of Texas Eastern Products Pipeline Company, LLC, and certain limited partnership interests of TEPPCO Partners, L.P. and the related change in business segments described in Note 1, as well as subsequent events as discussed in Note 25)

ENTERPRISE GP HOLDINGS L.P.
CONSOLIDATED BALANCE SHEETS*
(See Note 4 for Parent Company Financial Information)
(Dollars in thousands)

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,290	$42,769	$59,106
Restricted cash	23,667	14,952	18,990
Accounts and notes receivable — trade, net of allowance for doubtful accounts of $23,506 at December 31, 2006, $37,579 at December 31, 2005 and $22,592 at March 31, 2007	2,202,507	2,277,757	2,092,508
Accounts receivable — related parties	2,008	2,953	2,089
Inventories	489,007	360,473	516,749
Prepaid and other current assets	162,758	163,784	168,248

Total current assets	2,903,237	2,862,688	2,857,690
Property, plant and equipment, net	12,112,973	10,650,346	12,566,820
Investments in and advances to unconsolidated affiliates	784,756	831,818	702,551
Intangible assets, net of accumulated amortization of $420,800 at December 31, 2006, $298,776 at December 31, 2005 and $452,209 at March 31, 2007	1,938,953	2,050,600	1,907,544
Goodwill	806,971	559,821	807,068
Deferred tax asset	1,855	3,606	2,544
Other assets	151,146	115,192	149,005

Total assets	$18,699,891	$17,074,071	$18,993,222

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable — trade	$300,967	$280,948	$258,955
Accounts payable — related parties	18,598	31,376	37,253
Accrued gas payables	1,377,420	1,397,598	2,256,331
Accrued interest	126,904	104,126	96,367
Other accrued expenses	870,769	814,847	54,638
Other current liabilities	270,317	196,422	214,010

Total current liabilities	2,964,975	2,825,317	2,917,554
Long-term debt (see Note 16)	7,053,877	6,493,301	7,114,988
Deferred tax liabilities	14,375	—	16,036
Other long-term liabilities	107,596	101,625	105,814
Minority interest	7,118,819	6,184,222	7,375,766
Commitments and Contingencies
Partners’ equity:
Limited partners:
Units (88,884,116 Units outstanding at December 31, 2006 and 2005 and March 31, 2007) (see Note 25)	680,922	696,224	675,087
Class B Units (14,173,304 Class B Units outstanding at December 31, 2006 and 2005 and March 31, 2007) (see Note 25)	357,082	373,622	370,611
Class C Units (16,000,000 Class C Units outstanding at December 31, 2006 and 2005 and March 31, 2007)	380,665	380,665	380,665
General partner	14	12	17
Accumulated other comprehensive income	21,566	19,083	36,684

Total partners’ equity	1,440,249	1,469,606	1,463,064

Total liabilities and partners’ equity	$18,699,891	$17,074,071	$18,993,222

*      Restated as described in Note 1.
See Notes to Consolidated Financial Statements.

ENTERPRISE GP HOLDINGS L.P.
STATEMENTS OF CONSOLIDATED OPERATIONS*
(See Note 4 for Parent Company Financial Information)
(Dollars in thousands, except per unit amounts)

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Revenues:
Third parties	$23,251,483	$20,490,413	$7,509,548	$5,284,539	$5,698,088
Related parties	360,663	367,827	811,654	55,736	84,677

Total	23,612,146	20,858,240	8,321,202	5,340,275	5,782,765
Costs and expenses:
Operating costs and expenses:
Third parties	21,976,271	19,518,671	6,938,229	4,931,028	5,381,192
Related parties	443,709	372,511	966,107	106,280	124,917

Total	22,419,980	19,891,182	7,904,336	5,037,308	5,506,109
General and administrative costs:
Third parties	36,894	44,348	17,957	6,984	7,331
Related parties	63,465	53,304	29,307	19,651	16,194

Total	100,359	97,652	47,264	26,635	23,525

Total costs and expenses	22,520,339	19,988,834	7,951,600	5,063,943	5,529,634

Equity earnings	25,213	34,641	52,787	5,523	5,018

Operating income	1,117,020	904,047	422,389	281,855	258,149
Other income (expense):
Interest expense	(333,742)	(330,862)	(161,589)	(88,125)	(81,284)
Interest income	9,820	5,973	—	2,555	2,148
Other, net	1,360	(9,415)	2,130	59,862	733

Total	(322,562)	(334,304)	(159,459)	(25,708)	(78,403)

Income before taxes and minority interest	794,458	569,743	262,930	256,147	179,746
Provision for income taxes	(21,974)	(8,363)	(3,761)	(8,804)	(2,892)
Minority interest	(638,585)	(478,944)	(229,607)	(193,890)	(146,287)

Income before cumulative effect of changes in accounting principles	133,899	82,436	29,562	53,453	30,567
Cumulative effect of changes in accounting principles	93	(227)	216	—	96

Net income	$133,992	$82,209	$29,778	$53,453	$30,663

Net income allocation: (see Note 20)
Limited partners	$133,979	$82,201	$29,775	$53,448	$30,660

General partner	$13	$8	$3	$5	$3

Earnings per unit: (see Note 20)
Basic and diluted before changes in accounting principles	$1.30	$0.90	$0.40	$0.52	$0.30

Basic and diluted	$1.30	$0.90	$0.40	$0.52	$0.30

*     Restated as described in Note 1.
See Notes to Consolidated Financial Statements.

ENTERPRISE GP HOLDINGS L.P.
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME*
(Dollars in thousands)

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Net income	$133,992	$82,209	$29,778	$53,453	$30,663
Other comprehensive income:
Cash flow hedges:
Net commodity financial instrument gains (losses)	8,055	(1,434)	1,434	4,510	251
Net interest rate financial instrument gains	—	—	19,405	10,512	—
Less: Amortization of cash flow financing hedges	(4,234)	(4,048)	(1,275)	(1,089)	(1,041)

Total	3,821	(5,482)	19,564	13,933	(790)
Foreign currency translation adjustments	(807)	—	—	401	—

Total other comprehensive income	3,014	(5,482)	19,564	14,334	(790)

Comprehensive income	$137,006	$76,727	$49,342	$67,787	$29,873
	-
*     Restated as described in Note 1.
See Notes to Consolidated Financial Statements.

ENTERPRISE GP HOLDINGS L.P.
STATEMENTS OF CONSOLIDATED CASH FLOWS*
(See Note 4 for Parent Company Financial Information)
(Dollars in thousands)

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Operating activities:
Net income	$133,992	$82,209	$29,778	$53,453	$30,663
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	563,255	527,758	198,887	154,033	135,170
Equity earnings	(25,213)	(34,641)	(52,787)	(5,523)	(5,018)
Distributions received from unconsolidated affiliates	76,515	93,143	68,027	30,773	24,550
Changes in accounting principles	(93)	227	(216)	—	(96)
Operating lease expense paid by EPCO, Inc.	2,109	2,112	7,705	526	528
Minority interest	638,585	478,944	229,607	193,890	146,287
Gain on sale of assets and ownership interests	(9,112)	(5,156)	(15,901)	(73,082)	(1,439)
Deferred income tax expense	15,078	8,594	9,608	954	2,892
Net effect of changes in operating accounts (see Note 23)	44,276	(295,080)	(90,454)	145,169	195,732
Other (see Note 23)	182	10,122	4,119	82	(53)

Net cash flows provided by operating activities	1,439,574	868,232	388,373	500,275	529,216
Investing activities:
Capital expenditures	(1,724,827)	(1,209,605)	(155,793)	(717,329)	(370,642)
Contributions in aid of construction costs	60,492	47,004	8,865	39,145	12,180
Proceeds from sale of assets	5,588	45,256	6,882	157,357	1,130
Decrease (increase) in restricted cash	(8,715)	11,204	(12,305)	4,677	9,045
Cash used for business combinations	(292,202)	(326,602)	(1,094,661)	(312)	—
Acquisition of intangible assets	—	(1,750)	—	—	—
Investments in unconsolidated affiliates	(25,881)	(91,575)	(57,948)	(8,079)	(9,699)
Advances from (to) unconsolidated affiliates	14,898	(2,374)	(6,464)	(10,121)	10,422
Return of investment from unconsolidated affiliates	—	47,500	—	—	—

Cash used in investing activities	(1,970,647)	(1,480,942)	(1,311,424)	(534,662)	(347,564)
Financing activities:
Borrowings under debt agreements	4,343,410	5,381,102	6,304,505	1,326,000	718,700
Repayments of debt	(3,767,527)	(5,158,425)	(5,812,445)	(1,268,500)	(1,090,100)
Debt issuance costs	(9,974)	(9,797)	(19,911)	(510)	(934)
Distributions paid to minority interests	(946,735)	(834,059)	(406,259)	(256,139)	(219,492)
Distributions paid to partners	(108,449)	(32,943)	(16,430)	(31,113)	(24,890)
Distributions paid to former owners of TEPPCO GP	(57,960)	(56,736)	—	(14,691)	(13,918)
Contributions from partners of parent company	—	373,000	1,614	—	—
Reclassification of restricted units	—	4	—	—	—
Treasury units reissued by subsidiary	—	—	8,394	—	—
Contributions from minority interests	1,059,061	951,904	838,718	316,494	443,482
Settlement of cash flow hedges	—	—	19,405	—	—

Cash provided by (used in) financing activities	511,826	614,050	917,591	71,541	(187,152)

Effect of exchange rate changes on cash	(232)	—	—	(1,338)	—
Net change in cash and cash equivalents	(19,247)	1,340	(5,460)	37,154	(5,500)
Cash and cash equivalents, beginning of period	42,769	25,006	30,466	23,290	42,769
Cash and cash equivalents from TEPPCO, beginning of period	—	16,423	—	—	—

Cash and cash equivalents, end of period	$23,290	$42,769	$25,006	$59,106	$37,269

*     Restated as described in Note 1.
See Notes to Consolidated Financial Statements.

ENTERPRISE GP HOLDINGS L.P.
STATEMENTS OF CONSOLIDATED PARTNERS’ EQUITY*
(See Note 17 for Unit History and Detail of Changes in Limited Partners’ Equity)
(Dollars in thousands)

	Limited	General
	Partners	Partner	AOCI	Total

Balance, January 1, 2004	$31,449	$4	$4,990	$36,443
Net income	29,775	3	—	29,778
Cash distributions to partner	(16,429)	(1)	—	(16,430)
Operating leases paid by EPCO, Inc.	152	—	—	152
Other expenses paid by EPCO, Inc.	2,906	—	—	2,906
Contributions from partners	1,614	—	—	1,614
Cash flow hedges	—	—	19,564	19,564
Other	18	—	—	18

Balance, December 31, 2004	49,485	6	24,554	74,045
Net income	82,201	8		82,209
Operating leases paid by EPCO, Inc.	72	—	—	72
Acquisition of minority interest from El Paso	90,845	2	—	90,847
Net proceeds from initial public offering of parent company	373,000	—	—	373,000
Contribution of net assets from sponsor affiliates of parent company	160,604	—	—	160,604
Cash distributions to partners	(32,942)	(1)	—	(32,943)
Cash distributions to former owners of TEPPCO GP	(39,818)	—	—	(39,818)
Contribution of interest in TEPPCO GP (See Note 1)	767,175	—	—	767,175
Amortization of equity awards	75	—	—	75
Cash flow hedges	—	—	(5,482)	(5,482)
Other	(186)	(3)	11	(178)

Balance, December 31, 2005	1,450,511	12	19,083	1,469,606
Net income	133,979	13	—	133,992
Operating leases paid by EPCO, Inc.	109	—	—	109
Cash distributions to partners	(108,438)	(11)	—	(108,449)
Cash distributions to former owners of TEPPCO GP	(57,960)	—	—	(57,960)
Contributions — Reversal of accrual offering expense	755	—	—	755
Amortization of equity awards	80	—	—	80
Change in funded status of pension and postretirement plans, net of tax	—	—	(531)	(531)
Acquisition-related disbursement of cash (see Note 17)	(319)	—	—	(319)
Change in accounting method for equity awards	(48)	—	—	(48)
Foreign currency translation adjustment	—	—	(807)	(807)
Cash flow hedges	—	—	3,821	3,821

Balance, December 31, 2006	1,418,669	14	21,566	1,440,249
Net income	53,448	5		53,453
Operating leases paid by EPCO, Inc.	27	—	—	27
Cash distributions to partners of parent company	(31,110)	(2)	—	(31,112)
Cash distributions to former owners of TEPPCO GP	(14,691)	—	—	(14,691)
Amortization of equity awards	20	—	—	20
Change in funded status of pension and postretirement plans, net of tax	—	—	784	784
Foreign currency translation adjustment	—	—	401	401
Cash flow hedges	—	—	13,933	13,933

Balance, March 31, 2007 (Unaudited)	$1,426,363	$17	$36,684	$1,463,064

* Restated as described in Note 1.
See Notes to Consolidated Financial Statements.

ENTERPRISE GP HOLDINGS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Partnership Organization and Basis of Financial Statement Presentation
     Partnership Organization
          Enterprise GP Holdings L.P. is a publicly traded Delaware limited partnership, the registered limited partnership interest (the “Units”) of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings L.P. is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Unless the context requires otherwise, references to “we,” “us,” “our,” or “the Company” are intended to mean the business and operations of Enterprise GP Holdings L.P. and its consolidated subsidiaries.
          References to “the parent company” mean Enterprise GP Holdings L.P., individually as the parent company, and not on a consolidated basis. The parent company was formed in April 2005 and completed its initial public offering of 14,216,784 Units in August 2005. Private company affiliates of EPCO, Inc. owned the predecessor of the parent company. The parent company is owned 99.99% by its limited partners and 0.01% by its general partner, EPE Holdings, LLC (“EPE Holdings”). EPE Holdings is a wholly owned subsidiary of Dan Duncan, LLC, the membership interests of which are owned by Dan L. Duncan.
          References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “EPD.” References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.
          References to “GulfTerra” mean the former business and operations of GulfTerra Energy Partners, L.P., which was merged into a wholly owned subsidiary of Enterprise Products Partners on September 30, 2004 (the “GulfTerra Merger”). References to “GulfTerra GP” mean the general partner of GulfTerra, which is also wholly owned by Enterprise Products Partners.
          References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. Duncan Energy Partners is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “DEP.” References to “DEPGP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.
          References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. TEPPCO is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.
          References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the registered limited partnership interests of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“ETEGP”). See Note 25 regarding the parent company’s acquisition of ownership interests in these entities on May 7, 2007.

          References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc.
          References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.
          References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO. The parent company acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.
          The parent company, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships, EPCO, DFI and DFIGP are affiliates under common control of Mr. Duncan. Enterprise Products Partners and EPGP have been under Mr. Duncan’s indirect control for all periods presented in these financial statements and notes. TEPPCO and TEPPCO GP have been under Mr. Duncan’s indirect control since February 2005.
     Presentation of Unaudited Interim Period Information
          The interim period financial data presented for the three months ended March 31, 2007 and 2006 is unaudited; however, in the opinion of management, the interim financial data includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position as of March 31, 2007 and the results of operations for the three-month periods ended March 31, 2007 and 2006. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the full year.
     Basis of Financial Statement Presentation
          Our consolidated and parent-only financial statements and related notes have been restated to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated TEPPCO incentive distribution rights (“IDRs”)) in May 2007 and the reorganization of our business segments. TEPPCO and TEPPCO GP have been under common control with the parent company since February 2005.
          Accounting principles generally accepted in the United States of America (“GAAP”) require, in most circumstances, a general partner to consolidate the financial statements of its respective limited partnership due to the general partner’s ability to control the actions of the limited partnership. As a result, our general purpose financial statements reflect the consolidated results of EPGP with those of Enterprise Products Partners and of TEPPCO GP with those of TEPPCO. We control both EPGP and TEPPCO GP through our ownership of 100% of the membership interests in each of EPGP and TEPPCO GP. The acquisitions of ownership interests in EPGP, Enterprise Products Partners, TEPPCO and TEPPCO GP were accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests.
          Basis of Financial Information pertaining to EPGP and Enterprise Products Partners. The parent company acquired its investments in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. See Note 4 for additional information regarding the parent company’s investments in EPGP and Enterprise Products Partners. Since EPGP and Enterprise Products Partners have been under the indirect common control of Mr. Duncan for all periods presented in these financial statements, our consolidated financial statements for periods prior to August 2005 include the consolidated financial information of EPGP.

          Basis of Financial Information pertaining to TEPPCO GP and TEPPCO. The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) in May 2007 from private company affiliates of EPCO (i.e DFI and DFIGP) under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. See Note 4 for additional information regarding the parent company’s investments in TEPPCO GP and TEPPCO.
          Since the parent company, DFI and DFIGP are under the common control of Mr. Duncan, the parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 because an affiliate of EPCO under common control with the parent company originally acquired ownership interests in TEPPCO GP in February 2005. Third-party ownership interests in TEPPCO GP during the first quarter of 2005 have been reflected as minority interest.
          All earnings derived from TEPPCO IDRs and TEPPCO common units in excess of those allocated to the parent company are presented as a component of minority interest in our consolidated financial statements. In addition, the former owners of the TEPPCO and TEPPCO GP interests and rights were allocated all cash receipts from these investments during the periods they owned such interests prior to May 7, 2007. This method of presentation is intended to show how the combination of investments would have affected our business.
          Our restated consolidated financial statements and notes continue to reflect the parent company’s share of earnings, cash flows and net assets in Enterprise Products Partners and EPGP as before. With respect to TEPPCO and TEPPCO GP, our restated consolidated financial statements and notes and the restated financial statements of the parent company reflect investments in TEPPCO and TEPPCO GP as follows:
•	Ownership of 100% of the membership interests in TEPPCO GP and associated TEPPCO IDRs for all periods presented. TEPPCO GP is entitled to 2% of the quarterly cash distributions paid by TEPPCO and its percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated TEPPCO IDRs, after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly general partner and associated incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

•	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

•	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.
Prior to December 2006, TEPPCO GP was entitled to 50% of any quarterly cash distributions paid by TEPPCO that exceeded $0.45 per unit. This distribution tier was eliminated by TEPPCO as part of an amendment to its partnership agreement in December 2006 in exchange for the issuance of 14,091,275 common units of TEPPCO to TEPPCO GP, which were subsequently distributed to affiliates of EPCO.

The economic benefit of the TEPPCO IDRs for periods prior to December 2006 is equal to: (i) the benefit that would have been received by the parent company at the current (i.e. post-December 2006) 25% maximum threshold assuming historical distribution rates plus (ii) an incremental amount of benefit that would have been received from 4,400,000 of the 14,091,275 common units issued by TEPPCO in December 2006 in connection with the conversion of TEPPCO IDRs in excess of the 25% threshold. DFI and DFIGP retain the economic benefit of TEPPCO IDRs associated with the remaining 9,691,275 common units issued by TEPPCO in December 2006.

After December 2006, our net income reflects current TEPPCO IDRs (i.e., capped at the 25% maximum threshold).

•	Ownership of 4,400,000 common units of TEPPCO since the date of issuance to affiliates of EPCO in December 2006.
          The supplemental financial information we provide for the parent company under Note 4 was prepared using the assumptions outlined above for our general purpose consolidated financial statements.
          Revised Business Segments. We have revised our business segment disclosures to reflect the parent company’s new equity investments and sources of cash flows. Our reorganized business segments reflect the manner in which these investments are managed and reviewed by the chief executive officer of our general partner, who is our chief operating decision maker. We present two reportable segments within these financial statements and notes: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO.
          Our Investment in Enterprise Products Partners segment reflects the consolidated operations of Enterprise Products Partners and its general partner, EPGP. Our Investment in TEPPCO segment reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with the parent company since February 2005.
          See Note 25 regarding the parent company’s acquisition of ownership interests in Energy Transfer Equity and ETEGP on May 7, 2007. We will account for our investment in Energy Transfer Equity using the equity method of accounting. Beginning with the second quarter of 2007, we will add a third business segment, Investment in Energy Transfer Equity.
          Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.
Note 2. Summary of Significant Accounting Policies
     Allowance for Doubtful Accounts
          Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts. Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research, and (iii) the levels of credit we grant to customers. In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses. Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts.

          The following table presents the activity of our allowance for doubtful accounts for the years ended December 31, 2006, 2005 and 2004 and the three months ended March 31, 2007:

	For The
	Three Months
	Ended
	March 31,	For the Years Ended December 31,
	2007	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$23,506	$37,579	$32,773	$20,423
Charges to expense	2,457	550	6,220	4,840
Acquisition-related additions and other	—	—	5,653	12,621
Deductions and other	(3,371)	(14,623)	(7,067)	(5,111)

Balance at end of period	$22,592	$23,506	$37,579	$32,773

     Cash and Cash Equivalents
          Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.
          Our Statements of Consolidated Cash Flows are prepared using the indirect method. The indirect method derives net cash flows from operating activities by adjusting net income to remove (i) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income and similar transactions, (ii) the effects of all accruals of expected future operating cash receipts and cash payments, such as changes during the period in receivables and payables, (iii) the effects of all items classified as investing or financing cash flows, such as gains or losses on sale of property, plant and equipment or extinguishment of debt, and (iv) other non-cash amounts such as depreciation, amortization and changes in the fair market value of financial instruments.
     Consolidation Policy
          We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.
          If the entity is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the entity’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the entity’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investments) in inventory or similar accounts.
          If our ownership interest in an entity does not provide us with either control or significant influence, we account for the investment using the cost method.

     Contingencies
          Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
          If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.
          Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.
     Current Assets and Current Liabilities
          We present, as individual captions in our consolidated balance sheets, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.
     Deferred Revenues
          We recognize revenues when earned (see Note 6). Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.
     Earnings Per Unit
          Earnings per unit is based on the amount of income allocated to limited partners and the weighted-average number of units outstanding during the period. See Note 20 for additional information regarding our earnings per unit.
     Employee Benefit Plans
          Statement of Financial Accounting Standards (“SFAS”) 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” requires businesses to record the over-funded or under-funded status of defined benefit pension and other postretirement plans as an asset or liability at a measurement date and to recognize annual changes in the funded status of each plan through other comprehensive income. At December 31, 2006, we adopted the provisions of SFAS 158.
          Our consolidated results reflect immaterial amounts related to active and terminated employee benefit plans. See Note 8 for additional information regarding our current employee benefit plans.
     Environmental Costs
          Environmental costs for remediation are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized.
          Environmental costs and related accruals were not significant prior to the GulfTerra Merger. As a result of the merger, we assumed an environmental liability for remediation costs associated with mercury gas meters. The balance of this environmental liability was $19.8 million (unaudited), $20.3 million and $21.0 million at March 31, 2007, December 31, 2006 and December 31, 2005, respectively. At March 31, 2007, December 31, 2006 and December 31, 2005, total reserves for environmental liabilities, including those related to the mercury gas meters, were $32.2 million, $26.0 million and $24.5 million, respectively. At March 31, 2007 and December 31, 2006, $10.6 million and $8.0 million, respectively, of this liability is classified as current.
          In February 2007, Enterprise Products Partners reserved $6.5 million in cash it received from a third party to fund anticipated future environmental remediation costs. These expected costs are associated with assets acquired in connection with the GulfTerra Merger. Previously, the third party had been obligated to indemnify Enterprise Products Partners for such costs. As a result of the settlement, this indemnification arrangement was terminated.
          The following table presents the activity of our environmental reserves for the years ended December 31, 2006, 2005 and 2004 and the three months ended March 31, 2007:

	For The
	Three Months
	Ended
	March 31,	For the Years Ended December 31,
	2007	2006	2005	2004

	(Unaudited)
Balance at beginning of period	$25,980	$24,537	$22,119	$1,142
Charges to expense	732	2,992	2,669	—
Acquisition-related additions and other	6,519	8,811	5,037	21,251
Deductions and other	(1,062)	(10,360)	(5,288)	(274)

Balance at end of period	$32,169	$25,980	$24,537	$22,119

     Estimates
          Preparing our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.
     Exchange Contracts
          Exchanges are contractual agreements for the movements of natural gas liquids (“NGLs”) and certain petrochemical products between parties to satisfy timing and logistical needs of the parties. Net exchange volumes borrowed from us under such agreements are valued and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued and accrued as a liability in accrued gas payables.
          Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash. When payment or receipt of monetary consideration is required for product differentials and service costs, such items are recognized in our consolidated financial statements on a net basis.

     Exit and Disposal Costs
          Exit and disposal costs are charges associated with an exit activity not associated with a business combination or with a disposal activity covered by SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Examples of these costs include (i) termination benefits provided to current employees that are involuntarily terminated under the terms of a benefit arrangement that, in substance, is not an ongoing benefit arrangement or an individual deferred compensation contract, (ii) costs to terminate a contract that is not a capital lease, and (iii) costs to consolidate facilities or relocate employees. In accordance with SFAS 146, “Accounting for Costs Associated with Exit and Disposal Activities,” we recognize such costs when they are incurred rather than at the date of our commitment to an exit or disposal plan.
     Financial Instruments
          We use financial instruments such as swaps, forward and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions. We recognize these transactions on our balance sheet as assets and liabilities based on the instrument’s fair value. Fair value is generally defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale.
          Changes in fair value of financial instrument contracts are recognized currently in earnings unless specific hedge accounting criteria are met. If the financial instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item. If the financial instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (“AOCI”). Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the underlying asset. A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.
          To qualify as a hedge, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended and interpreted). We formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis. Any hedge ineffectiveness is immediately recognized in earnings. See Note 9 for additional information regarding our financial instruments.
     Foreign Currency Translation
          Enterprise Products Partners owns an NGL marketing business located in Canada. The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method. Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period. Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of accumulated other comprehensive income in the accompanying Consolidated Balance Sheets. Our net cash flows from this Canadian subsidiary may be adversely affected by changes in foreign currency exchange rates. We attempt to hedge this currency risk (see Note 9).
     Impairment Testing for Goodwill
          Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present. If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value. If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to goodwill for any of the periods presented. See Note 15 for additional information regarding our goodwill.
     Impairment Testing for Intangible Assets with Indefinite Lives
          Intangible assets with indefinite lives are subject to periodic testing for recoverability in a manner similar to goodwill. We test the carrying value of indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less than its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.
          Our estimate of the fair value of this asset is based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the expected increase in TEPPCO’s cash distribution rate over a discreet forecast period; and (iii) the long-term growth rate of TEPPCO’s cash distributions beyond the discreet forecast period. The financial models we use to estimate the fair value of the IDRs are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.
          We did not record any intangible asset impairment charges during the three months ended March 31, 2007 and 2006 or during the years ended December 31, 2006 and 2005.
     Impairment Testing for Long-Lived Assets
          Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
          Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.
          For the years ended December 31, 2006, 2005 and 2004, we recorded non-cash asset impairment charges of $0.1 million, $2.6 million and $4.1 million, respectively, which are reflected as components of operating costs and expenses. No asset impairment charges were recorded during the three months ended March 31, 2007 and 2006.
     Impairment Testing for Unconsolidated Affiliates
          We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline. Examples of such events or changes in circumstances include continuing operating losses of the entity and/or long-term negative changes in the entity’s industry. In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.
          During 2006, we evaluated our investment in Neptune Pipeline Company, L.L.C. (“Neptune”) for impairment. As a result of this evaluation, we recorded a $7.4 million non-cash impairment charge that is a component of equity income from unconsolidated affiliates for the year ended December 31, 2006. We had no such impairment charges during the years ended December 31, 2005 or 2004 or the three months ended March 31, 2007 and 2006. See Note 13 for additional information regarding our equity method investments.
     Income Taxes
          Provision for income taxes is primarily applicable to our state tax obligations under the Texas State Margin Tax and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie Pipeline Company (“Dixie”), both of which are consolidated subsidiaries of ours. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.
          In May 2006, the State of Texas enacted a new business tax (the “Texas Margin Tax”) that replaced its franchise tax. In general, legal entities that conduct business in Texas are subject to the Texas Margin Tax. Limited partnerships, limited liability companies, corporations and limited liability partnerships are examples of the types of entities that are subject to the Texas Margin Tax. As a result of the change in tax law, our tax status in the State of Texas will change from non-taxable to taxable.
          Since we are structured as a pass-through entity, we are not subject to federal income taxes. As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income. Since we do not have access to information regarding each partner’s tax basis, we cannot readily determine the total difference in the basis of our net assets for financial and tax reporting purposes.
          In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position, results of operations or cash flows. See Note 19 for additional information regarding our income taxes.
     Inventories
          Inventories primarily consist of NGLs, petroleum products, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market. We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements. As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses. Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred. See Note 11 for additional information regarding our inventories.
     Minority Interest
          As presented in our Consolidated Balance Sheets, minority interest represents third-party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of the parent company, with any third-party ownership in such amounts presented as minority interest.

          The following table presents the components of minority interest as presented on our Consolidated Balance Sheets at the dates indicated:

	December 31,		March 31,
	2006	2005	2007

			(Unaudited)
Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$5,219,349	$4,403,490	$5,157,598
Related party owners of Enterprise Products Partners (2)	395,591	420,378	361,669
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	—	—	294,703
Related party former owners of TEPPCO GP (4)	(13,098)	(5,661)	(13,098)
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,384,557	1,258,187	1,426,025
Related party owners of TEPPCO (2)	3,290	4,659	9,998
Joint venture partners (5)	129,130	103,169	138,871

Total minority interest on consolidated balance sheet	$7,118,819	$6,184,222	$7,375,766

(1)	Consists of non-affiliate public unitholders of Enterprise Products Partners and TEPPCO.

(2)	Consists of unitholders of Enterprise Products Partners and TEPPCO that are related party affiliates of the parent company. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)	Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. A wholly owned operating subsidiary of Enterprise Products Partners owns the general partner of Duncan Energy Partners; therefore, Enterprise Products Partners consolidates the financial statements of Duncan Energy Partners with those of its own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as minority interest in our consolidated financial statements effective February 1, 2007.

(4)	Represents ownership interests exchanged for the top 25% of TEPPCO GP incentive distribution rights held by DFI and DFIGP (see Note 1, “Basis of Financial Statement Presentation”).

(5)	Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub LLC (“Independence Hub”), Wilprise Pipeline Company LLC (“Wilprise”) and Belle Rose NGL Pipeline L.L.C. (“Belle Rose”).
          The following table presents the components of minority interest expense as presented on our Statements of Consolidated Operations for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006

				(Unaudited)
Limited partners of Enterprise Products Partners	$486,398	$347,882	$220,588	$82,404	$107,170
Limited partners of Duncan Energy Partners	—	—	—	2,831	—
Related party former owners of TEPPCO GP	16,502	10,321	—	—	5,157
Limited partners of TEPPCO	126,606	114,980	—	105,824	31,762
Joint venture partners	9,079	5,761	8,128	2,831	2,198
Other	—	—	891	—	—

Total	$638,585	$478,944	$229,607	$193,890	$146,287

          Minority interest expense amounts attributable to the limited partners of Enterprise Products Partners, Duncan Energy Partners and TEPPCO primarily represent allocations of earnings by these entities to their unitholders, excluding those earnings allocated to the parent company in connection with its ownership of common units of Enterprise Products Partners and TEPPCO.

          The following table presents distributions paid to and contributions from minority interests as presented on our Statements of Consolidated Cash Flows for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006

				(Unaudited)
Distributions paid to minority interests:
Limited partners of Enterprise Products Partners	$717,300	$633,973	$398,247	$197,438	$165,023
Related party former owners of TEPPCO GP	23,939	16,437	—	—	5,749
Limited partners of TEPPCO	196,665	177,924	—	57,648	47,225
Joint venture partners	8,831	5,725	6,440	1,053	1,495
Other	—	—	1,572	—	—

Total distributions paid to minority interests	$946,735	$834,059	$406,259	$256,139	$219,492

Contributions from minority interests:
Limited partners of Enterprise Products Partners	$836,425	$633,987	$828,956	$16,657	$432,110
Limited partners of Duncan Energy Partners	—	—	—	291,872	—
Limited partners of TEPPCO	195,058	278,807	—	—	—
Joint venture partners	27,578	39,110	9,585	7,965	11,372
Other	—	—	177	—	—

Total contributions from minority interests	$1,059,061	$951,904	$838,718	$316,494	$443,482

          Distributions paid to the limited partners of Enterprise Products Partners and TEPPCO primarily represent the quarterly cash distributions paid by these entities to their unitholders, excluding those paid to the parent company in connection with its ownership of common units of Enterprise Products Partners and TEPPCO.
          Contributions from the limited partners of Enterprise Products Partners, Duncan Energy Partners and TEPPCO primarily represent proceeds each entity received from common unit offerings, excluding those received from the parent company. Contributions from the limited partners of Duncan Energy Partners represent the net proceeds received by Duncan Energy Partners in connection with its initial public offering in February 2007.
     Natural Gas Imbalances
          In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. We have various fee-based agreements with customers to transport their natural gas through our pipelines. Our customers retain ownership of their natural gas shipped through our pipelines. As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.
          We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices. As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements. Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.
          However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.
          At March 31, 2007, December 31, 2006 and December 31, 2005, our natural gas imbalance receivables, net of allowance for doubtful accounts, were $83.4 million, $103.8 million and $114.7 million, respectively, and are reflected as a component of “Accounts and notes receivable — trade” on our Consolidated Balance Sheets. At March 31, 2007, December 31, 2006 and December 31, 2005, our imbalance payables were $55.7 million, $56.9 million and $104.8 million, respectively, and are reflected as a component of “Accrued gas payables” on our Consolidated Balance Sheets.
     Property, Plant and Equipment
          Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. For financial statement purposes, depreciation is recorded based on the estimated useful lives of the related assets primarily using the straight-line method. Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes. See Note 12 for additional information regarding our property, plant and equipment.
          Certain of our plant operations entail periodic planned outages for major maintenance activities. These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items. We use the expense-as-incurred method for our planned major maintenance activities.
          Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. To the extent we do not settle an ARO liability at our recorded amounts, we will incur a gain or loss.
     Restricted Cash
          Restricted cash represents amounts held by (i) a brokerage firm in connection with our commodity financial instruments portfolio and physical natural gas purchases made on the New York Mercantile Exchange (“NYMEX”) exchange and (ii) us for the future settlement of current liabilities we assumed in connection with our acquisition of a Canadian affiliate in October 2006.
     Revenue Recognition
          See Note 6 for information regarding our revenue recognition policies.
     Start-Up and Organization Costs
          Start-up costs and organization costs are expensed as incurred. Start-up costs are defined as one-time activities related to opening a new facility, introducing a new product or service, conducting activities in a new territory, pursuing a new class of customer, initiating a new process in an existing facility, or some new operation. Routine ongoing efforts to improve existing facilities, products or services are not considered start-up costs. Organization costs include legal fees, promotional costs and similar charges incurred in connection with the formation of a business.

     Unit-Based Awards
          We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.” Prior to January 1, 2006, our unit-based awards were accounted for using the intrinsic value method described in Accounting Principles Board Opinion (“APB”) 25, “Accounting for Stock Issued to Employees.”
          SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award is amortized to earnings on a straight-line basis over the requisite service or vesting period for equity-classified awards. Compensation for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability awards will be cash settled upon vesting.
          Upon adoption of SFAS 123(R), Enterprise Products Partners recognized, as a benefit, the cumulative effect of a change in accounting principle of $1.5 million, of which $1.4 million was allocated to minority interest in the Company’s consolidated financial statements. No adjustment was recorded by TEPPCO in connection with its adoption of SFAS 123(R) since TEPPCO accounted for its unit-based awards at fair value.
          Prior to its adoption of SFAS 123(R), Enterprise Products Partners did not recognize any compensation expense related to unit option awards; however, compensation expense was recognized in connection with awards granted by the Employee Partnerships and the issuance of restricted units.
          The effects of applying SFAS 123(R) during the year ended December 31, 2006 did not have a material effect on our net income or basic and diluted earnings per unit. Since we adopted SFAS 123(R) using the modified prospective method, we have not restated the financial statements of prior periods to reflect this new standard.

          The following table discloses the pro forma effect of unit-based compensation amounts on our net income and earnings per unit for the years ended December 31, 2005 and 2004 as if we had applied the provisions of SFAS 123(R) instead of APB 25. The effects of applying SFAS 123(R) in the following pro forma disclosures may not be indicative of future amounts as additional awards in future years are anticipated. No pro forma adjustments are required for restricted unit awards in 2005 and 2004 since compensation expense related to these awards was based on their estimated fair values.

	For the Years Ended December 31,
	2005	2004

Reported net income	$82,209	$29,778
Additional unit option-based compensation expense estimated using fair value-based method	(38)	(19)
Reduction in compensation expense related to Employee Partnership equity awards	82	—

Pro forma net income	82,253	29,759
Multiplied by general partner ownership interest	0.01%	0.01%

General partner interest in pro forma net income	$8	$3

Pro forma net income	$82,253	$29,759
Less general partner interest in pro forma net income	(8)	(3)

Pro forma net income available to limited partners	$82,245	$29,756

Basic and diluted earnings per unit, net of general partner interest:
Historical Units outstanding	91,802	74,667

As reported	$0.90	$0.40

Pro forma	$0.90	$0.40

Note 3. Recent Accounting Developments
          The following information summarizes recently issued accounting guidance that will or may affect our future financial statements. See Note 10 for new accounting principles adopted during the years ended December 31, 2006, 2005 and 2004.
     Emerging Issues Task Force Issue (“EITF”) 06-3
          EITF 06-3, “How Taxes Collected From Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation),” requires companies to disclose their policy regarding the presentation of tax receipts on the face of their income statements. This guidance specifically applies to taxes imposed by governmental authorities on revenue-producing transactions between sellers and customers (gross receipts taxes are excluded). We adopted EITF 06-3 on January 1, 2007. As a matter of policy, we have consistently reported such taxes on a net basis.
     SFAS 155
          SFAS 155, “Accounting for Certain Hybrid Financial Instruments,” amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” and resolves issues addressed in Statement 133 Implementation Issue D1, “Application of Statement 133 to Beneficial Interests to Securitized Financial Assets.” A hybrid financial instrument is one that embodies both an embedded derivative and a host contract. For certain hybrid financial instruments, SFAS 133 requires an embedded derivative instrument be separated from the host contract and accounted for as a separate derivative instrument. SFAS 155 amends SFAS 133 to provide a fair value measurement alternative for certain hybrid financial instruments that contain an embedded derivative that would otherwise be recognized as a derivative separately from the host contract. For hybrid financial instruments within its scope, SFAS 155 allows the holder of the instrument to make a one-time, irrevocable election to initially and subsequently measure the instrument in its entirety at fair value instead of separately accounting for the embedded derivative and host contract. This guidance was effective January 1, 2007, and our adoption of this guidance had no impact on our financial position, results of operations or cash flows.
     SFAS 157
          SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The statement emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and we will be required to adopt SFAS 157 on January 1, 2008. We do not believe that SFAS 157 will have a material impact on our financial position, results of operations, and cash flows since we already apply its basic concepts in measuring fair values used to record various transactions such as business combinations and asset acquisitions.
     SFAS 159
          SFAS 159, “Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparisons between the different measurement attributes the company elects for similar types of assets and liabilities. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements.
     FIN No. 48
          In accordance with FIN 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with a more than a 50% chance of being realized upon settlement. We did not recognize any such amounts at December 31, 2006. This guidance is effective January 1, 2007, and our adoption of this guidance is not anticipated to have a material impact on our financial position, results of operations or cash flows.
Note 4. Parent Company Financial Information
          The parent company is a holding company investing in general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. The parent company has no business activities apart from such investing and indirectly overseeing the management of the entities it controls.
          In order to fully understand the financial condition and results of operations of the parent company, we are providing the standalone financial information of Enterprise GP Holdings apart from that of our consolidated partnership financial information. Since the parent company was not formed until August 25, 2005, the historical financial information presented for the parent company for periods prior to this date represent the combined predecessors of the parent company.

          The parent company’s primary cash requirements are for general and administrative costs, debt service requirements and distributions to its partners. The principal sources of cash flow for the parent company are the distributions it receives from its investments in limited partner interests and membership interests in the related general partners. The amount of cash distributions the parent company is able to pay its unitholders may fluctuate based on the level of distributions it receives from Enterprise Products Partners, TEPPCO and their respective general partners. For example, if EPO is not able to satisfy certain financial covenants in accordance with its credit agreements, Enterprise Products Partners would be restricted from making quarterly cash distributions to its partners. Factors such as capital contributions, debt service requirements, general, administrative and other expenses, reserves for future distributions and other cash reserves established by the board of directors of EPE Holdings may affect the distributions the parent company makes to its unitholders. The parent company’s credit facility contains covenants requiring it to maintain certain financial ratios. Also, the parent company is prohibited from making any distribution to its unitholders if such distribution would cause an event of default or otherwise violate a covenant under its credit facility.
          The parent company’s assets and liabilities are not available to satisfy the debts and other obligations of Enterprise Products Partners, TEPPCO or their respective general partners. Conversely, the assets and liabilities of these entities are not available to satisfy the debts and obligations of the parent company.
          See Note 25 for information regarding the parent company’s subsequent events.
          At December 31, 2006 and March 31, 2007, the parent company had an investment in Enterprise Products Partners and its general partner. We have presented the ownership interests in TEPPCO and TEPPCO GP held by private company affiliates of EPCO as being owned by the parent company in prior periods.
     Investment in Enterprise Products Partners
          The parent company acquired an investment in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. The parent company owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. EPGP is the sole general partner of, and thereby controls, Enterprise Products Partners.
          EPGP’s percentage interest in Enterprise Products Partners’ quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by Enterprise Products Partners. EPGP’s quarterly general partner and associated incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.253 per unit paid by Enterprise Products Partners;

•	15% of quarterly cash distributions from $0.253 per unit up to $0.3085 per unit paid by Enterprise Products Partners; and

•	25% of quarterly cash distributions that exceed $0.3085 per unit paid by Enterprise Products Partners.

          The following table summarizes the distributions received by EPGP from Enterprise Products Partners for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
From 2% general partner interest	$15,096	$12,873	$8,068	$4,126	$3,481
From incentive distribution rights	86,710	63,880	32,372	25,259	19,114

Total	$101,806	$76,753	$40,440	$29,385	$22,595

          For additional information regarding the Investment in Enterprise Products Partners segment, see Note 5.
     Investment in TEPPCO
          The parent company acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated TEPPCO IDRs) on May 7, 2007 from DFI and DFIGP, which are private company affiliates of EPCO under the common control of Mr. Duncan. The parent company financed these acquisitions through its issuance of 14,173,304 Class B Units and 16,000,000 Class C Units. See Note 17 for information regarding the Class B and Class C Units.
          Since the parent company, DFI and DFIGP are under the common control of Mr. Duncan, the parent company’s acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our financial statements was effective January 1, 2005 since affiliates of EPCO under common control with the parent company originally acquired ownership interests in TEPPCO and TEPPCO GP in February 2005.
          TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased through its ownership of the associated IDRs, after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly general partner and associated incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

•	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

•	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.
          The following table summarizes the distributions received by TEPPCO GP from TEPPCO for the periods indicated:

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)
From 2% general partner interest	$4,014	$2,774	$1,237	$964
From incentive distribution rights	53,946	37,039	13,504	12,955

Total	$57,960	$39,813	$14,741	$13,919

          For additional information regarding the Investment in TEPPCO segment, see Note 5.

     Parent Company Statements of Cash Flows
          The following table presents the parent company’s statements of cash flows for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Operating activities:
Net income	$133,992	$82,209	$29,778	$53,453	$30,663
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization	365	21	—	91	85
Equity earnings	(145,587)	(86,085)	(29,778)	(56,889)	(33,417)
Cash distributions from unconsolidated affiliates	182,008	91,737	16,430	48,349	42,400
Change in accounting principle	(18)	—	—	—	(18)
Net effect of changes in operating accounts	(4,637)	4,584	—	1,784	581

Net cash flows provided by operating activities	166,123	92,466	16,430	46,788	40,294
Investing activities:
Investments in unconsolidated affiliates	(18,920)	(366,458)	—	(14)	(8,616)

Cash used in investing activities	(18,920)	(366,458)	—	(14)	(8,616)
Financing activities:
Borrowings under debt agreements	41,000	531,000	—	3,000	21,000
Repayments of debt	(20,500)	(556,746)	—	(4,000)	(11,500)
Debt issuance costs	(1,019)	—	—	—	(934)
Cash distributions paid by parent company	(108,449)	(8,178)	(16,430)	(31,113)	(24,890)
Distributions paid to former owners of EPGP	—	(24,764)	—	—	—
Distributions paid to former owners of TEPPCO GP	(57,960)	(39,813)	—	(14,691)	(13,918)
Contributions from partners of parent company	—	373,001	—	—	—

Cash provided by (used in) financing activities	(146,928)	274,500	(16,430)	(46,804)	(30,242)

Net change in cash and cash equivalents	275	508	—	(30)	1,436
Cash and cash equivalents, beginning of period	508	—	—	783	508

Cash and cash equivalents, end of period	$783	$508	$—	$753	$1,944

          Equity earnings represent the parent company’s share of the net income of each entity. The amounts the parent company records as equity earnings differs from the cash distributions it receives since net income includes non-cash depreciation and amortization expense and similar non-cash income and expense amounts. In addition, cash distributions may also be impacted by the maintenance of cash reserves by each underlying entity and other provisions.

          The following table details the components of cash distributions received from unconsolidated affiliates and cash distributions paid by the parent company for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Cash distributions from unconsolidated affiliates:
Investment in Enterprise Products Partners (“EPD”):
From 13,454,498 common units of EPD	$24,150	$5,786	$—	$6,290	$5,886
From 2% general partner interest in EPD	15,096	13,056	329	4,126	3,481
From general partner IDRs in EPD distributions	84,802	33,082	16,101	23,192	19,114

Total Investment in Enterprise Products Partners	124,048	51,924	16,430	33,608	28,481
Investment in TEPPCO:
From 4,400,000 common units of TEPPCO	10,869	7,463	—	2,970	2,610
From 2% general partner interest in TEPPCO	4,014	2,774	—	1,237	964
From general partner IDRs in TEPPCO distributions	43,077	29,576	—	10,534	10,345

Total Investment in TEPPCO	57,960	39,813	—	14,741	13,919

Total cash distributions received	$182,008	$91,737	$16,430	$48,349	$42,400

Cash distributions paid by parent company:
EPCO and affiliates	$93,910	$6,543	$16,429	$26,987	$21,517
Public unitholders	14,528	1,634	—	4,123	3,371
General partner interest	11	1	1	3	2

Total cash distributions paid by parent company	$108,449	$8,178	$16,430	$31,113	$24,890

     Parent Company Balance Sheet
          The following table presents the parent company’s balance sheet data at the dates indicated:

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
ASSETS
Current assets	$2,928	$608	$1,267
Investments in Unconsolidated Affiliates:
Investment in Enterprise Products Partners	840,933	834,837	836,878
Investment in TEPPCO	730,823	754,290	743,145

Total Investments in Unconsolidated Affiliates	1,571,756	1,589,127	1,580,023
Other assets	340	—	255

Total assets	$1,575,024	$1,589,735	$1,581,545

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$1,023	$4,704	$1,167
Long-term debt (see Note 16)	155,000	134,500	154,000
Partners’ equity	1,419,001	1,450,531	1,426,378

Total partners’ equity	1,419,001	1,450,531	1,426,378

Total liabilities and partners’ equity	$1,575,024	$1,589,735	$1,581,545

          To the extent that the parent company’s investments in Enterprise Products Partners, EPGP, TEPPCO and TEPPCO GP are equal to the underlying capital accounts of the parent company in each entity, the investment balances are eliminated in the process of preparing our general purpose consolidated financial statements.
          At December 31, 2006, the parent company’s aggregate investment in TEPPCO and TEPPCO GP included $810.2 million of excess cost amounts consisting of $606.9 million attributed to IDRs (an indefinite-life intangible asset), $198.1 million of goodwill and $5.1 million attributed to fixed assets.

These excess cost amounts have been reclassified to the appropriate balance sheet line items in preparing our general purpose consolidated financial statements.
          The amount attributed to IDRs represents the historical carrying value and characterization of such asset by DFIGP, an affiliate of EPCO under common control with the parent company. This intangible asset is not subject to amortization, but is subject to periodic testing for recoverability. The $198.1 million of goodwill and $5.1 million of additional property, plant and equipment value is associated with the 4,400,000 TEPPCO common units contributed by DFI and TEPPCO GP’s 2% general partner interest in TEPPCO contributed by DFIGP. These amounts represent DFI’s and DFIGP’s historical carrying values and characterization of such assets. Goodwill is not subject to amortization, but is subject to annual testing for recoverability. The $5.1 million of additional property, plant and equipment value represents the pro rata excess of fair value of TEPPCO’s fixed assets over their historical carrying values in February 2005.
          Long-term debt represents amounts borrowed under the parent company’s credit facility (see Note 16).
     Parent Company Income Statements
          The following table presents the parent company’s income statements for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Equity earnings:
Investment in Enterprise Products Partners	$111,093	$59,152	$29,778	$29,557	$25,108
Investment in TEPPCO	34,494	26,933	—	27,332	8,309

Total equity earnings	145,587	86,085	29,778	56,889	33,417
General and administrative costs	2,116	461	—	899	718

Operating income	143,471	85,624	29,778	55,990	32,699

Other income (expense):
Interest expense	(9,547)	(3,445)	—	(2,557)	(2,067)
Interest income	50	30	—	20	13

Total	(9,497)	(3,415)	—	(2,537)	(2,054)

Income before cumulative effect of change in accounting principle	133,974	82,209	29,778	53,453	30,645
Cumulative effect of change in accounting principle	18	—	—	—	18

Net income	$133,992	$82,209	$29,778	$53,453	$30,663

Note 5. Business Segments
          With respect to periods covered by these financial statements, the Company has two reportable business segments: (i) Investment in Enterprise Products Partners and (ii) Investment in TEPPCO. Our investing activities are organized into business segments that reflect how the chief executive officer of our general partner (i.e. our chief operating decision maker) routinely manages and reviews the financial performance of these investments. We evaluate segment performance based on operating income. Each of the respective general partners has separate operating management and boards of directors, with each board having three independent directors.
          Our Investment in Enterprise Products Partners business segment reflects the consolidated operations of Enterprise Products and its general partner, EPGP. Our Investment in TEPPCO reflects the consolidated operations of TEPPCO and its general partner, TEPPCO GP. As discussed previously, the Investment in TEPPCO segment represents the historical operations of TEPPCO and TEPPCO GP that were under common control with us prior to our acquisition of these interests in May 2007. TEPPCO and Enterprise Products Partners are joint venture partners in Jonah Gas Gathering Company (“Jonah”), which owns a natural gas pipeline located in southwest Wyoming (the “Jonah system”). Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting. As a result of common control at the parent company-level, we classify the assets and results of operations from Jonah within our Investment in TEPPCO segment. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners.
          Segment revenues and expenses include intersegment transactions, which are generally based on transactions made at market-related rates. Our consolidated totals reflect the elimination of intersegment transactions. We classify equity earnings from unconsolidated affiliates as a component of operating income. Such investments are a component of the business strategy of Enterprise Products Partners and TEPPCO. They are a means by which Enterprise Products Partners and TEPPCO align their commercial interests with those of customers and/or suppliers who are joint owners in such entities. This method of operation enables Enterprise Products Partners and TEPPCO to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what they could accomplish on a stand-alone basis. Given the interrelated nature of such entities to the operations of Enterprise Products Partners and TEPPCO, we believe the presentation of equity earnings from such unconsolidated affiliates as a component of operating income is meaningful and appropriate.
          Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated financial statements of EPGP and TEPPCO GP, respectively.

          The following table presents selected business segment information for the periods indicated:

	Investment
	in
	Enterprise	Investment	Adjustments
	Products	in	and	Consolidated
	Partners	TEPPCO	Eliminations	Totals
Revenues from external customers:
Year ended December 31, 2006	$13,587,739	$9,663,744	$—	$23,251,483
Year ended December 31, 2005	11,902,187	8,588,226	—	20,490,413
Year ended December 31, 2004	7,509,548	—	—	7,509,548
Three months ended March 31, 2007 (unaudited)	3,258,612	2,025,927	—	5,284,539
Three months ended March 31, 2006 (unaudited)	3,159,999	2,538,089	—	5,698,088
Revenues from related parties:
Year ended December 31, 2006	403,230	27,576	(70,143)	360,663
Year ended December 31, 2005	354,772	30,261	(17,206)	367,827
Year ended December 31, 2004	811,654	—	—	811,654
Three months ended March 31, 2007 (unaudited)	64,242	9,225	(17,731)	55,736
Three months ended March 31, 2006 (unaudited)	90,075	2,986	(8,384)	84,677
Total revenues:
Year ended December 31, 2006	13,990,969	9,691,320	(70,143)	23,612,146
Year ended December 31, 2005	12,256,959	8,618,487	(17,206)	20,858,240
Year ended December 31, 2004	8,321,202	—	—	8,321,202
Three months ended March 31, 2007 (unaudited)	3,322,854	2,035,152	(17,731)	5,340,275
Three months ended March 31, 2006 (unaudited)	3,250,074	2,541,075	(8,384)	5,782,765
Equity income:
Year ended December 31, 2006	21,327	3,886	—	25,213
Year ended December 31, 2005	14,548	20,093	—	34,641
Year ended December 31, 2004	52,787	—	—	52,787
Three months ended March 31, 2007 (unaudited)	5,222	301	—	5,523
Three months ended March 31, 2006 (unaudited)	4,029	989	—	5,018
Operating income:
Year ended December 31, 2006	857,541	270,053	(10,574)	1,117,020
Year ended December 31, 2005	661,549	242,959	(461)	904,047
Year ended December 31, 2004	422,389	—	—	422,389
Three months ended March 31, 2007 (unaudited)	186,880	103,847	(8,872)	281,855
Three months ended March 31, 2006 (unaudited)	193,397	65,470	(718)	258,149
Segment assets:
At March 31, 2007 (unaudited)	14,269,420	4,788,489	(64,687)	18,993,222
At December 31, 2006	13,867,693	4,870,662	(38,464)	18,699,891
At December 31, 2005	12,590,253	4,490,962	(7,144)	17,074,071
Investments in and advances to unconsolidated affiliates (see Note 13):
At March 31, 2007 (unaudited)	440,703	261,848	—	702,551
At December 31, 2006	444,189	340,567	—	784,756
At December 31, 2005	471,921	359,897	—	831,818
Intangible Assets (see Note 15):
At March 31, 2007 (unaudited)	980,976	944,219	(17,651)	1,907,544
At December 31, 2006	1,003,954	952,650	(17,651)	1,938,953
At December 31, 2005	913,626	1,136,974	—	2,050,600
Goodwill (see Note 15):
At March 31, 2007 (unaudited)	590,639	216,429	—	807,068
At December 31, 2006	590,541	216,430	—	806,971
At December 31, 2005	494,033	65,788	—	559,821

          The following information provides an overview of the underlying businesses of Enterprise Products Partners and TEPPCO.
     Enterprise Products Partners
          Enterprise Products Partners is a publicly traded (NYSE: EPD) North American midstream energy company providing a wide range of services to producers and consumers of natural gas, NGLs, crude oil, and certain petrochemicals. In addition, Enterprise Products Partners is an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Its midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets.
          Enterprise Products Partners transports natural gas, NGLs, crude oil and petrochemical products through more than 35,000 miles of onshore and offshore pipelines. Services include natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminalling; crude oil transportation; offshore production platform services; and petrochemical pipeline and services.
          The business purpose of EPGP is to manage the affairs and operations of Enterprise Products Partners. EPGP has no separate business activities outside of those conducted by Enterprise Products Partners and its consolidated subsidiaries, including Duncan Energy Partners. The commercial management of EPGP does not overlap with that of TEPPCO.
          Enterprise Products Partners operates in four primary business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.
          The NGL Pipelines & Services business line consists of (i) 23 natural gas processing plants located in Texas, Louisiana, Mississippi, New Mexico and Wyoming; (ii) 13,295 miles of NGL pipelines; (iii) 162.1 million barrels of underground NGL and related product storage working capacity; (iv) two import/export facilities; and (v) six NGL fractionation facilities located in Texas and Louisiana. Enterprise Products Partners’ most significant NGL pipeline is the 7,378-mile Mid-America Pipeline System. The Mid-America Pipeline System connects at the Hobbs hub with the 1,326-mile Seminole Pipeline, which is 90% owned by Enterprise Products Partners. Enterprise Products Partners also owns a 74.2% interest in the 1,370-mile Dixie Pipeline, which is a regulated propane pipeline extending from southeast Texas and Louisiana to markets in the southeastern United States. Enterprise Product Partners’ most significant NGL and related product storage facility is located in Mont Belvieu, Texas, which is a key hub of the domestic and international NGL industry. This facility consists of 33 underground caverns with an aggregate storage capacity of approximately 100 MMBbls, a brine system with approximately 20 MMBbls of above-ground storage pit capacity and two brine production wells. Enterprise Products Partners’ most significant NGL fractionation facility is located in Mont Belvieu, Texas and has a total plant fractionation capacity of 230 MBPD (178 MBPD net to Enterprise Products Partners’ interest).
          The Onshore Natural Gas Pipelines & Services business line includes (i) 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming and (ii) underground natural gas storage caverns located in Mississippi, Louisiana and Texas. Enterprise Products Partners’ most significant onshore natural gas pipeline systems are its 8,140-mile Texas Intrastate System and 6,065-mile San Juan Gathering System. Enterprise Products Partners owns two underground natural gas storage caverns located in southern Mississippi that are capable of delivering in excess of 1.4 Bcf/d of natural gas (on a combined basis) into five interstate pipelines. Enterprise Products Partners also leases underground natural gas storage caverns in Texas and Louisiana. The total gross capacity of Enterprise Products Partners’ owned and leased natural gas storage facilities is 25.3 Bcf of gas.

          The Offshore Pipelines & Services business line consists of (i) 1,586 miles of offshore natural gas pipelines, (ii) 863 miles of offshore crude oil pipeline systems and (iii) six offshore hub platforms with crude oil or natural gas processing capabilities. Enterprise Products Partners’ most significant offshore natural gas pipeline systems are its 164-mile Viosca Knoll Gathering System and 134-mile Independence Trail pipeline. The Independence Trail pipeline went into service in July 2007 in conjunction with start-up of the Independence Hub platform. Enterprise Products Partners’ most significant offshore crude oil pipeline systems are its 373-mile Cameron Highway Oil Pipeline, 322-mile Poseidon Oil Pipeline System and 67-mile Constitution Oil Pipeline. Enterprise Products Partners’ most significant offshore platform is the Independence Hub located in Mississippi Canyon Block 920. This deepwater platform processes natural gas gathered from production fields in the Atwater Valley, DeSoto Canyon, Lloyd Ridge and Mississippi Canyon areas of the Gulf of Mexico. Mechanical completion of the platform was achieved in May 2007 and the platform received first production in July 2007.
          The Petrochemical Services’ business line includes four propylene fractionation facilities, an isomerization complex, an octane additive production facility and 679 miles of petrochemical pipelines. Enterprise Products Partners’ propylene fractionation facilities include (i) three polymer-grade fractionation facilities located in Mont Belvieu, Texas having a combined plant capacity of 72 MBPD (58 MBPD net to Enterprise Products Partners’ interest) and (ii) a chemical-grade fractionation plant located in Louisiana with a total plant capacity of 23 MPBD (7 MBPD net to Enterprise Products Partners’ interest). These operations also include 609 miles of propylene pipeline systems, an export terminal facility located on the Houston Ship Channel and a petrochemical marketing group.
          Enterprise Products Partners’ isomerization business includes three butamer reactor units and eight associated deisobutanizer units located in Mont Belvieu, Texas, which comprise the largest commercial isomerization complex in the United States. This complex has a production capacity of 116 MBPD. This business also includes a 70-mile pipeline system used to transport high-purity isobutane from Mont Belvieu, Texas to Port Neches, Texas. Enterprise Products Partners also owns and operates an octane additive production facility located in Mont Belvieu, Texas designed to produce 12 MBPD of isooctane, which is an additive used in reformulated motor gasoline blends to increase octane, and isobutylene.
     TEPPCO
          TEPPCO is a publicly-traded (NYSE: TPP) North American midstream energy company that owns and operates refined products and liquefied petroleum gas (“LPG”) pipelines; owns and operates petrochemical and NGL pipelines; is engaged in transportation, storage, gathering and marketing of crude oil; owns and operates natural gas gathering systems; and has ownership interests in various joint venture projects including the Seaway and Centennial pipelines. TEPPCO operates in three primary business lines: (i) Downstream, (ii) Upstream and (iii) Midstream.
          The business purpose of TEPPCO GP is to manage the affairs and operations of TEPPCO. TEPPCO GP has no separate business activities outside of those conducted by TEPPCO. The commercial management of TEPPCO does not overlap with that of Enterprise Products Partners.
          The Downstream business line consists of interstate transportation, storage and terminalling of refined products and LPGs; intrastate transportation of petrochemicals; distribution and marketing operations including terminalling services and other ancillary services. TEPPCO’s primary refined products and LPG assets include an approximately 4,700-mile pipeline system (together with receiving, storage and terminalling facilities) extending from southeast Texas through the central and Midwestern United States to the northeastern United States. This pipeline network includes 35 storage facilities with an aggregate storage capacity of 21 million barrels of refined products and six million barrels of LPGs, including storage capacity leased to outside parties. The system’s 62 delivery locations (20 of which are owned by TEPPCO) include facilities that provide customers with access to truck racks, railcars and marine vessels. TEPPCO’s assets include three approximately 70-mile pipelines that extend from Mont Belvieu, Texas to Port Arthur, Texas, which serve the petrochemicals industry. Additionally, TEPPCO has a 50% ownership interest in the 794-mile Centennial pipeline, which receives and delivers products from connecting TEPPCO pipeline segments.

          The Upstream business line gathers, transports, markets and stores crude oil and distributes lubrication oils and specialty chemicals utilizing approximately 4,300 miles of pipelines; 13 MMBbls of storage capacity; and terminals in Cushing, Oklahoma, and Midland, Texas. TEPPCO provides services through a combination of gathering systems, common carrier pipelines, equity-owned pipelines, trucking operations and third party pipelines, across the mid-continent, West Texas, Gulf Cost and Rocky Mountain regions. TEPPCO’s major crude oil pipelines include the 1,690-mile Red River System, 1,150-mile South Texas System and 500-mile Seaway pipeline. The Red River System extends from North Texas to South Oklahoma and includes 1.5 MMBbls of storage. The South Texas System extends from South Central Texas to Houston, Texas and includes 1.1 MMBbls of storage. TEPPCO owns 50% of the Seaway pipeline, which extends from the Texas Gulf Coast to Cushing, Oklahoma and includes 6.8 MMBbls of storage.
          The Midstream business line provides services to the midstream energy industry, including natural gas gathering and transportation and fractionation of NGLs. In August 2006, TEPPCO and Enterprise Products Partners entered into the Jonah joint venture. Jonah owns more than 640 miles of natural gas gathering pipelines that serve approximately 1,130 producing wells in the Greater Green River Basin of southwest Wyoming. TEPPCO is also active in the San Juan Basin in northern New Mexico and southern Colorado through its Val Verde gathering system. Val Verde consists of more than 400 miles of pipelines and a large amine treating facility to remove carbon dioxide. TEPPCO also provides transportation and fractionation services for NGLs, through approximately 1,400 miles of NGL pipelines in Texas and New Mexico and two fractionation facilities in northeast Colorado.
          TEPPCO and Enterprise Products Partners account for their respective ownership interests in the Jonah joint venture using the equity method of accounting. When we combine the financial statements of TEPPCO and Enterprise Products Partners in preparing our consolidated financial statements, we eliminate the Jonah equity income amounts recognized by TEPPCO and Enterprise Products Partners and consolidate the full financial statements of Jonah as a component of our Investment in TEPPCO segment. Jonah was a consolidated subsidiary of TEPPCO prior to August 2006.
          The following table presents selected income statement data for Jonah (on a 100% standalone basis) for the periods indicated:

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)
Revenues from external customers	$151,699	$86,893	$52,244	$21,087
Revenues from related parties	8,431	3,244	4,280	5,357

Total revenues	$160,130	$90,137	$56,524	$26,444

Operating income	$76,278	$62,292	$20,012	$17,723

          The following table presents selected balance sheet data for Jonah (on a 100% standalone basis) at the dates indicated:

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
Segment assets	$834,554	$616,673	$918,354
Intangible assets	160,313	170,148	157,794
Goodwill	2,776	2,776	2,776

Note 6. Revenue Recognition
          In general, we recognize revenue from our customers when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer’s price is fixed or determinable and (iv) collectibility is reasonably assured. The following information provides a general description of the underlying revenue recognition policies of Enterprise Products Partners and TEPPCO.
     Enterprise Products Partners
          Enterprise Products Partners operates in four primary business lines: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services.
          NGL Pipelines & Services. This aspect of Enterprise Products Partners’ business generates revenues primarily from the provision of natural gas processing, NGL pipeline transportation, product storage and NGL fractionation services and the sale of NGLs. In its natural gas processing activities, Enterprise Products Partners enters into margin-band contracts, percent-of-liquids contracts, percent-of-proceeds contracts, fee-based contracts, hybrid-contracts (i.e. mixed percent-of-liquids and fee-based) and keepwhole contracts. Under margin-band and keepwhole contracts, Enterprise Products Partners takes ownership of mixed NGLs extracted from the producer’s natural gas stream and recognizes revenue when the extracted NGLs are delivered and sold to customers under NGL marketing sales contracts. In the same way, revenue is recognized under Enterprise Products Partners’ percent-of-liquids contracts except that the volume of NGLs it extracts and sells is less than the total amount of NGLs extracted from the producers’ natural gas. Under a percent-of-liquids contract, the producer retains title to the remaining percentage of mixed NGLs Enterprise Products Partners extracts. Under a percent-of-proceeds contract, Enterprise Products Partners shares in the proceeds generated from the sale of the mixed NGLs it extracts on the producer’s behalf. If a cash fee for natural gas processing services is stipulated by the contract, Enterprise Products Partners records revenue when the natural gas has been processed and delivered to the producer.
          Enterprise Products Partners’ NGL marketing activities generate revenues from the sale of NGLs obtained from either its natural gas processing activities or purchased from third parties on the open market. Revenues from these sales contracts are recognized when the NGLs are delivered to customers. In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.
          Under Enterprise Products Partners’ NGL pipeline transportation contracts and tariffs, revenue is recognized when volumes have been delivered to customers. Revenue from these contracts and tariffs is generally based upon a fixed fee per gallon of liquids transported multiplied by the volume delivered. Transportation fees charged under these arrangements are either contractual or regulated by governmental agencies such as the Federal Energy Regulatory Commission (“FERC”).
          Enterprise Products Partners collects storage revenues under its NGL and related product storage contracts based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract). Under these contracts, revenue is recognized ratably over the length of the storage period. With respect to capacity reservation agreements, Enterprise Products Partners collects a fee for reserving storage capacity for customers in its underground storage wells. Under these agreements, revenue is recognized ratably over the specified reservation period. Excess storage fees are collected when customers exceed their reservation amounts and are recognized in the period of occurrence.
          Revenues from product terminalling activities (applicable to Enterprise Products Partners’ import and export operations) are recorded in the period such services are provided. Customers are typically billed a fee per unit of volume loaded or unloaded. With respect to export operations, revenues may also include demand payments charged to customers who reserve the use of Enterprise Products Partners’ export facilities and later fail to use them. Demand fee revenues are recognized when the customer fails to utilize the specified export facility as required by contract.

          Enterprise Products Partners enters into fee-based arrangements and percent-of-liquids contracts for the NGL fractionation services it provides to customers. Under such fee-based arrangements, revenue is recognized in the period services are provided. Such fee-based arrangements typically include a base-processing fee (typically in cents per gallon) that is subject to adjustment for changes in certain fractionation expenses (e.g. natural gas fuel costs). Certain of Enterprise Products Partners’ NGL fractionation facilities generate revenues using percent-of-liquids contracts. Such contracts allow Enterprise Products Partners to retain a contractually determined percentage of the customer’s fractionated NGL products as payment for services rendered. Revenue is recognized from such arrangements when Enterprise Products Partners sells and delivers the retained NGLs to customers.
          Onshore Natural Gas Pipelines & Services. This aspect of Enterprise Products Partners’ business generates revenues primarily from the provision of natural gas pipeline transportation and gathering services; natural gas storage services; and from the sale of natural gas. Certain of Enterprise Products Partners’ onshore natural gas pipelines generate revenues from transportation and gathering agreements as customers are billed a fee per unit of volume multiplied by the volume delivered or gathered. Fees charged under these arrangements are either contractual or regulated by governmental agencies such as the FERC. Revenues associated with these fee-based contracts are recognized when volumes have been delivered.
          Revenues from natural gas storage contracts typically have two components: (i) a monthly demand payment, which is associated with storage capacity reservations, and (ii) a storage fee per unit of volume held at each location. Revenues from demand payments are recognized during the period the customer reserves capacity. Revenues from storage fees are recognized in the period the services are provided.
          Enterprise Products Partners’ natural gas marketing activities generate revenues from the sale of natural gas purchased from third parties on the open market. Revenues from these sales contracts are recognized when the natural gas is delivered to customers. In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.
          Offshore Pipelines & Services. This aspect of Enterprise Products Partners’ business generates revenues from the provision of offshore natural gas and crude oil pipeline transportation services and related offshore platform operations. Enterprise Products Partners’ offshore natural gas pipelines generate revenues through fee-based contracts or tariffs where revenues are equal to the product of a fee per unit of volume (typically in MMBtus) multiplied by the volume of natural gas transported. Revenues associated with these fee-based contracts and tariffs are recognized when natural gas volumes have been delivered.
          The majority of Enterprise Products Partners’ revenues from offshore crude oil pipelines are derived from purchase and sale arrangements whereby crude oil is purchased from shippers at various receipt points along the pipeline for an index-based price (less a price differential) and sold back to the shippers at various redelivery points at the same index-based price. Net revenue recognized from such arrangements is based on the price differential per unit of volume (typically in barrels) multiplied by the volume delivered. In addition, certain offshore crude oil pipelines generate revenues based upon a gathering fee per unit of volume (typically in barrels) multiplied by the volume delivered to the customer. Revenues from both arrangements are recognized when the crude oil is delivered.
          Revenues from offshore platform services generally consist of demand payments and commodity charges. Demand payments represent fixed-fee charges to customers for the use of Enterprise Products Partners’ offshore platforms. Such demand payments generally expire after a contractual period of time and are subject to early cancellation under certain conditions. Revenues from commodity charges are based on a fixed-fee per unit of volume delivered to the platform (typically per MMcf of natural gas or per barrel of crude oil) multiplied by the total volume of each product delivered. Revenues from platform services are recognized in the period the services are provided.
          Petrochemical Services. This aspect of Enterprise Products Partners’ business generates revenues from the provision of isomerization and propylene fractionation services and the sale of certain petrochemical products. Enterprise Products Partners’ isomerization and propylene fractionation operations generate revenues through fee-based arrangements, which typically include a base-processing fee per gallon (or other unit of measurement) subject to adjustment for changes in natural gas, electricity and labor costs, which are the primary costs of propylene fractionation and isomerization operations. Revenues resulting from such agreements are recognized in the period the services are provided.
          Enterprise Products Partners’ petrochemical marketing activities generate revenues from the sale of propylene and other petrochemicals obtained from either its processing activities or purchased from third parties on the open market. Revenues from these sales contracts are recognized when the petrochemicals are delivered to customers. In general, the sales prices referenced in these contracts are market-related and can include pricing differentials for such factors as delivery location.
     TEPPCO
          TEPPCO operates in three primary business lines: (i) Downstream, (ii) Upstream and (iii) Midstream.
          Downstream. This aspect of TEPPCO’s business generates revenues primarily from the provision of pipeline transportation (LPGs and refined products), product storage, terminalling and marketing services. Under TEPPCO’s LPG and refined products pipeline transportation tariffs, revenue is recognized when volumes have been delivered to customers. Revenue from these tariffs is generally based upon a fixed fee per barrel of liquids transported multiplied by the volume delivered. Transportation fees charged under these arrangements are either contractual or regulated by governmental agencies such as the FERC.
          TEPPCO collects storage revenues under its refined products and LPG storage contracts based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract). Under these contracts, revenue is recognized ratably over the length of the storage period. Revenues from product terminalling activities are recorded in the period such services are provided. Customers are typically billed a fee per unit of volume loaded.
          TEPPCO’s refined products marketing activities generate revenues from the sale of refined products acquired from third parties. Revenues from these sales contracts are recognized when the refined products are delivered to customers. In general, the sales prices referenced in these contracts are market-related.
          Upstream. This aspect of TEPPCO’s business generates revenues primarily from the provision of crude oil gathering, transportation, marketing and storage services and the distribution of lubrication oils and specialty chemical products. TEPPCO generates crude oil gathering, transportation and storage revenues from contractual agreements and tariffs. Revenue from crude oil gathering and transportation tariffs is generally based upon a fixed fee per barrel transported multiplied by the volume delivered. Crude oil storage revenues are recognized ratably over the length of the storage period based on the storage fees specified in each contract. Certain of TEPPCO’s crude oil pipeline transportation rates are regulated by the FERC.
          TEPPCO’s crude oil marketing activities generate revenues from the sale of crude oil acquired from third parties. Revenue from these sales contracts is recognized when the crude is delivered to customers. In general, the sales prices referenced in these contracts are market-related.
          Midstream. This aspect of TEPPCO’s business generates revenues primarily from the provision of natural gas gathering and NGL transportation and fractionation services. TEPPCO’s natural gas pipelines generate revenues from gathering agreements where shippers are billed a fee per unit of volume gathered (typically in MMBtus or Mcf) multiplied by the volume received. The gathering fees charged under these arrangements are contractual. Revenues associated with these fee-based contracts are recognized when volumes are received by the customer.
          Under TEPPCO’s NGL pipeline transportation contracts and tariffs, revenue is recognized when volumes have been delivered to customers. Revenue from these contracts and tariffs is generally based upon a fixed fee per barrel of liquids transported multiplied by the volume delivered. Transportation fees charged under these arrangements are either contractual or regulated by governmental agencies such as the FERC.
          TEPPCO provides NGL fractionation services under a fee-based arrangement. Under the fee-based arrangement, revenue is recognized ratably over the contract year as products are delivered. The fee-based arrangement includes a base-processing fee (typically in cents per gallon) that is adjusted as the customer fractionates increasing volumes of NGLs.
Note 7. Accounting for Unit-Based Awards
          The following tables summarize compensation amounts by plan recognized by the parent company and its consolidated subsidiaries during each of the periods indicated:

	For the Years Ended December 31,
	2006	2005	2004

Parent Company:
EPGP Unit Appreciation Rights	$14	$—	$—
Employee Partnerships	26	—	—
EPCO 1998 Long-term Incentive Plan (“1998 Plan”)	149	—	—

Total parent company	189	—	—

Enterprise Products Partners:
Employee Partnerships	2,146	1,385	—
1998 Plan	5,720	3,776	826
DEPGP Unit Appreciation Rights	14	—	—

Total Enterprise Products Partners	7,880	5,161	826

TEPPCO:
1998 Plan (1)	201	7	—
1999 Phantom Unit Retention Plan (“1999 Plan”)	885	4	—
2000 Long-Term Incentive Plan (“2000 LTIP”)	352	1,486	—
2005 Phantom Unit Plan (“2005 Phantom Unit Plan”)	1,152	714	—

Total TEPPCO	2,590	2,211	—

Total consolidated expense	$10,659	$7,372	$826

(1)	Represents amounts allocated to TEPPCO in connection with the use of shared services under the EPCO Administrative Services Agreement.

	For the Three Months
	Ended March 31,
	2007	2006
	(Unaudited)

Parent Company:
EPGP Unit Appreciation Rights	$45	$—
Employee Partnerships	7	7
1998 Plan	11	62

Total parent company	63	69

Enterprise Products Partners:
Employee Partnerships	502	579
1998 Plan	1,467	1,065
DEPGP Unit Appreciation Rights	34	—

Total Enterprise Products Partners	2,003	1,644

TEPPCO:
1998 Plan (1)	90	36
1999 Plan	440	—
2000 LTIP	180	212
2005 Phantom Unit Plan	213	356

Total TEPPCO	923	604

Total consolidated expense	$2,989	$2,317

(1)	Represents amounts allocated to TEPPCO in connection with the use of shared services under the EPCO Administrative Services Agreement.
     EPGP Unit Appreciation Rights
          The non-employee directors of EPGP have been granted unit appreciation rights (“UARs”) in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, the parent company or Enterprise Products Partners. The compensation expense associated with these awards is recognized by EPGP. The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the parent company’s Units (determined as of a future vesting date) over the grant date fair value. If a director resigns prior to vesting, his UAR awards are forfeited. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.
          As of March 31, 2007 and December 31, 2006, a total of 90,000 UARs had been granted to non-employee directors of EPGP. Each of these awards cliff vest in 2011. The grant date fair value with respect to 10,000 of the UARs is based on a Unit price of $35.71. The grant date fair value with respect to the remaining 80,000 UARs is based on a Unit price of $34.10.
     EPCO Employee Partnerships
          EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships. Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution. The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of the parent company’s Units. The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements. The risk of forfeiture will also lapse upon certain change in control events.
          Prior to our adoption of SFAS 123(R), the estimated value of these awards was accounted for in a manner similar to a stock appreciation right. Starting January 1, 2006, compensation expense attributable to these awards was based on the estimated grant date fair value of each award. A portion of the fair value of these equity-based awards is allocated to us under the EPCO administrative services agreement as a non-cash expense. We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or parent company Units made by private company affiliates of EPCO at the formation of each Employee Partnership.
          At March 31, 2007, there was an estimated $8.8 million of combined unrecognized compensation cost related to EPE Unit I and EPE Unit II. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.4 years. At December 31, 2006, there was an estimated $9.4 million of combined unrecognized compensation cost related to EPE Unit I and EPE Unit II.
          At March 31, 2007 and December 31, 2006, there were two Employee Partnerships in existence: EPE Unit I and EPE Unit II. The following is a discussion of significant terms of EPE Unit I and EPE Unit II.
          EPE Unit I. EPE Unit I was formed in connection with the parent company’s initial public offering in August 2005. It owns 1,821,428 parent company Units contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit I. On the date of contribution, the fair market value of the Units contributed by the Class A limited partner was $51.0 million. Certain key employees of EPCO were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit I without any capital contribution.
          Unless agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners, EPE Unit I will be liquidated upon the earlier of: (i) August 2010 or (ii) a change in control of the parent company or EPE Holdings. The Class B limited partners of EPE Unit I will cliff vest in the profits interest awards upon the occurrence of either of these two events. Upon liquidation of EPE Unit I, parent company Units having a then current fair market value equal to the Class A limited partner’s capital base of $51.0 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit I) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining parent company Units will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit I.
          EPE Unit II. EPE Unit II was formed in December 2006 as an incentive arrangement for Dr. Ralph S. Cunningham, a key employee of EPCO. EPE Unit II owns 40,725 Units of the parent company that it acquired in the open market using $1.5 million in cash contributed to it by a private company affiliate of EPCO. As a result of this contribution, the private company affiliate of EPCO was admitted as the Class A limited partner of EPE Unit II. Dr. Cunningham was issued the Class B limited partner interest and admitted as the Class B limited partner of EPE Unit II without any capital contribution.
          Unless agreed to by EPCO, the Class A limited partner and the Class B limited partner, EPE Unit II will be liquidated upon the earlier of: (i) December 2011 or (ii) a change in control of the parent company or EPE Holdings. The Class B limited partner of EPE Unit II will cliff vest in the profits interest award upon the occurrence of either of these two events. Upon liquidation of EPE Unit II, parent company Units having a then current fair market value equal to the Class A limited partner’s capital base of $1.5 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit II) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining parent company Units will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit II.
     1998 Plan
          The 1998 Plan provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners. After giving effect to outstanding unit options at March 31, 2007 and the issuance and forfeiture of restricted common units through March 31, 2007, a total of 2,012,303 additional common units of Enterprise Products Partners could be issued under the 1998 Plan in the future.

          Unit options. Under the 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us. When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant. In general, options granted under the 1998 Plan have a cliff vesting period of four years and remain exercisable for ten years from the date of grant.
          In order to fund its obligations under the 1998 Plan, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise their options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units issued to the employee. The weighted-average strike price of option awards outstanding at March 31, 2007 and December 31, 2006 was $23.60 and $23.32 per common unit, respectively.
          The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions, including the expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of Enterprise Products Partners’ common units. In general, the expected life of an option represents the period of time that the option is expected to be outstanding based on an analysis of historical option activity. Our selection of a risk-free interest rate is based on published yields for U.S. government securities with comparable terms. The expected distribution yield and unit price volatility assumptions are based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

          The following table presents option activity under the 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)

Outstanding at January 1, 2004	1,938,000	$16.07
Granted (2)	910,000	22.17
Exercised	(385,000)	12.79

Outstanding at December 31, 2004	2,463,000	18.84
Granted (3)	530,000	26.49
Exercised	(826,000)	14.77
Forfeited	(85,000)	24.73

Outstanding at December 31, 2005	2,082,000	22.16
Granted (4)	590,000	24.85
Exercised	(211,000)	15.95
Forfeited	(45,000)	24.28

Outstanding at December 31, 2006	2,416,000	23.32	7.61	$4,808

Exercised	(138,000)	18.74

Outstanding at March 31, 2007 (unaudited) (5)	2,278,000	23.60	7.47	$4,672

Options exercisable at:
December 31, 2004	1,154,000	$14.65	6.18	$13,768

December 31, 2005	727,000	$19.19	5.54	$3,503

December 31, 2006	591,000	$20.85	5.11	$4,808

March 31, 2007 (unaudited) (5)	453,000	$21.49	4.67	$4,672

(1)	Aggregate intrinsic value reflects fully vested unit options at the date indicated.

(2)	The total grant date fair value of these awards was $2.1 million based on the following assumptions: (i) expected life of options of seven years; (ii) risk-free interest rate of 4.0%; (iii) expected distribution yield on Enterprise Products Partners’ units of 8.8%; and (iv) expected unit price volatility of 28.6%.

(3)	The total grant date fair value of these awards was $0.7 million based on the following assumptions: (i) expected life of options of seven years; (ii) risk-free interest rate of 4.2%; (iii) expected distribution yield on Enterprise Products Partners’ units of 9.2%; and (iv) expected unit price volatility of 20.0%.

(4)	The total grant date fair value of these awards was $1.2 million based on the following assumptions: (i) expected life of options of seven years; (ii) risk-free interest rate of 5.0%; (iii) expected distribution yield on Enterprise Products Partners’ units of 8.9%; and (iv) expected unit price volatility of 23.5%.

(5)	Enterprise Products Partners was committed to issue 2,278,000 and 2,416,000 of its common units at March 31, 2007 and December 31, 2006, respectively, if all outstanding options awarded under the 1998 Plan (as of these dates) were exercised. At March 31, 2007, 453,000 of these options were exercisable. An additional 785,000, 450,000 and 590,000 of these options are exercisable in 2008, 2009 and 2010, respectively.
          The total intrinsic value of options exercised during the years ended December 31, 2006, 2005, and 2004 was $2.2 million, $9.2 million, and $3.8 million, respectively. The total intrinsic value of options exercised during the three months ended March 31, 2007 and 2006 was $1.6 million and $0.3 million, respectively. We recognized $0.7 million of compensation expense associated with options during the period ended December 31, 2006. For the three months ended March 31, 2007 and 2006, we recognized $0.2 million and $0.1 million of compensation expense, respectively.
          At March 31, 2007, there was an estimated $2.0 million of total unrecognized compensation cost related to nonvested option awards granted under the 1998 Plan. We expect to recognize this remaining amount over a weighted-average period of 2.6 years. We will recognize our share of these costs in accordance with the EPCO administrative services agreement. At December 31, 2006, there was an estimated $2.3 million of total unrecognized compensation cost related to nonvested options granted under the 1998 Plan.
          During the years ended December 31, 2006, 2005 and 2004, Enterprise Products Partners received cash of $5.6 million, $21.4 million and $0.4 million, respectively, from the exercise of option awards granted under the 1998 Plan. Conversely, our option-related reimbursements to EPCO were $1.8 million, $9.2 million and $3.8 million for the years ended December 31, 2006, 2005 and 2004, respectively, respectively. During the three months ended March 31, 2007 and 2006, Enterprise Products Partners received cash of $4.2 million and $0.7 million, respectively, from the exercise of such options, and our option-related reimbursements to EPCO were $1.6 million and $0.4 million, respectively.
          Restricted units. Under the 1998 Plan, Enterprise Products Partners may also issue restricted common units to key employees of EPCO and directors of EPGP. In general, the restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions. Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners on its common units.
          The restrictions on such units generally lapse four years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.
          The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)

Restricted units at January 1, 2004
Granted (2)	488,525	$22.89

Restricted units at December 31, 2004	488,525
Granted (3)	362,011	26.43
Vested	(6,484)	22.00
Forfeited	(92,448)	24.03

Restricted units at December 31, 2005	751,604
Granted (4)	466,400	25.21
Vested	(42,136)	24.02
Forfeited	(70,631)	22.86

Restricted units at December 31, 2006	1,105,237
Granted (5)	15,140	27.38
Forfeited	(2,000)	22.91

Restricted units at March 31, 2007 (unaudited)	1,118,377

(1)	Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)	Aggregate grant date fair value of restricted unit awards issued during 2004 was $10.3 million based on grant date market prices for Enterprise Products Partners’ common units ranging from $20.95 to $23.31 per unit and an estimated forfeiture rate of 8.2%.

(3)	Aggregate grant date fair value of restricted unit awards issued during 2005 was $8.8 million based on grant date market prices for Enterprise Products Partners’ common units ranging from $25.83 to $26.95 per unit and an estimated forfeiture rate of 8.2%.

(4)	Aggregate grant date fair value of restricted unit awards issued during 2006 was $10.8 million based on grant date market prices for Enterprise Products Partners’ common units ranging from $24.85 to $27.45 per unit and estimated forfeiture rates ranging from 7.8% to 9.8%.

(5)	Aggregate grant date fair value of restricted unit awards issued during the first three months of 2007 was $0.4 million based on a grant date market price for Enterprise Products Partners’ common units $30.16 per unit and estimated forfeiture rate of 9.2%.
          The total fair value of restricted unit awards that vested during the years ended December 31, 2006, and 2005 was $1.1 million and $0.2 million, respectively. The total fair value of restricted unit awards that vested during the three months ended March 31, 2006 was $0.1 million. No restricted unit awards vested during the year ended December 31, 2004 or the three months ended March 31, 2007.

          During the years ended December 31, 2006, 2005 and 2004, we recognized $5.2 million, $3.8 million and $0.8 million, respectively, of compensation expense in connection with restricted unit awards. We recognized $1.3 million and $1.0 million of compensation expense in connection with restricted unit awards during the three months ended March 31, 2007 and 2006, respectively.
          At March 31, 2007, there was an estimated $16.4 million of total unrecognized compensation cost related to restricted unit awards granted under the 1998 Plan, which we expect to recognize over a weighted-average period of 2.7 years. We will recognize our share of such costs in accordance with the EPCO administrative services agreement. At December 31, 2006, there was an estimated $17.5 million of total unrecognized compensation cost related to restricted unit awards granted under the 1998 Plan.
      DEPGP Unit Appreciation Rights
          The non-employee directors of DEPGP have been granted UARs in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, the parent company or Enterprise Products Partners. The compensation expense associated with these awards is recognized by DEPGP, which is a consolidated subsidiary of Enterprise Products Partners. The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the parent company’s Units (determined as of a future vesting date) over the grant date fair value. If a director resigns prior to vesting, his UAR awards are forfeited. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.
          As of March 31, 2007, a total of 90,000 UARs had been granted to non-employee directors of DEPGP that cliff vest in 2012. If a director resigns prior to vesting, his UAR awards are forfeited. The grant date fair value with respect to these UARs is based on a Unit price of $36.68.
      1999 Plan
          The 1999 Plan provides for the issuance of phantom unit awards as incentives to key employees of EPCO working on behalf of TEPPCO. These liability awards are settled in cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award. The fair market value of each phantom unit award is equal to the closing price of TEPPCO’s common units on the NYSE on the redemption date. Each recipient is required to redeem their phantom unit awards as they vest. In addition, each recipient is entitled to cash distributions equal to the product of the number of phantom unit awards granted under the 1999 Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 1999 Plan are subject to forfeiture if the recipient’s employment with EPCO is terminated.
          There were a total of 44,600 phantom unit awards outstanding under the 1999 Plan at December 31, 2006 that cliff vest as follows: 13,000 in 2007; 13,000 in 2008; 13,000 in 2009; and 5,600 in 2010. A total of 44,600 phantom unit awards were outstanding under the 1999 Plan at March 31, 2007. At March 31, 2007 and December 31, 2006, TEPPCO had accrued liability balances of $1.2 million and $0.8 million, respectively, related to the 1999 Plan.
     2000 LTIP
          The 2000 LTIP provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the applicable “performance percentage” (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the 2000 LTIP multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the 2000 LTIP and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 2000 LTIP are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

          A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period. The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period. In this context, EBITDA means TEPPCO’s earnings before net interest expense, other income — net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangibles and equity investments. TEPPCO’s cost of capital is determined at the date each award is granted.
          There were a total of 19,700 phantom unit awards outstanding under the 2000 LTIP at December 31, 2006 that cliff vest as follows: 8,400 in 2008 and 11,300 in 2009. A total of 19,700 phantom unit awards were outstanding under the 2000 LTIP at March 31, 2007. At March 31, 2007 and December 31, 2006, TEPPCO had accrued liability balances of $0.7 million and $0.6 million, respectively, related to the 2000 LTIP.
     2005 Phantom Unit Plan
          The 2005 Phantom Unit Plan provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the recipient’s vested percentage (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the 2005 Phantom Unit Plan multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the 2005 Phantom Unit Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the 2005 Phantom Unit Plan are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death and disability.
          Generally, a recipient’s vested percentage is based upon an improvement in TEPPCO’s EBITDA during a given three-year performance period over EBITDA for the three-year period preceding the performance period. In this context, EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income — net, income taxes, depreciation and amortization and TEPPCO’s proportional interest in EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items.
          There were a total of 88,200 phantom unit awards outstanding under the 2005 Phantom Unit Plan at December 31, 2006 that cliff vest as follows: 44,000 in 2008 and 44,200 in 2009. A total of 86,100 phantom unit awards were outstanding under the 2005 Phantom Unit Plan at March 31, 2007. At March 31, 2007 and December 31, 2006, TEPPCO had accrued liability balances of $1.8 million and $1.6 million, respectively, related to the 2005 Phantom Unit Plan.
     2006 LTIP
          The 2006 LTIP provides for awards of TEPPCO common units and other rights to its non-employee directors and to employees of EPCO working on behalf of TEPPCO. Awards granted under the 2006 LTIP may be in the form of restricted units, phantom units, options, UARs and distribution equivalent rights. The 2006 LTIP provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards. As of March 31, 2007 and December 31, 2006, no awards had been granted under the 2006 LTIP.

Note 8. Employee Benefit Plans
     Active Plans — Dixie
          Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, results of operations and cash flows, our discussion is limited to the following:
          Defined Contribution Plan. Dixie contributed $0.3 million to its company-sponsored defined contribution plan during each of the years ended December 31, 2006 and 2005. Dixie contributed $0.1 million to its company-sponsored defined contribution plan during each of the three month periods ended March 31, 2007 and 2006.
          Pension and Postretirement Benefit Plans. Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation. Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees. The medical plan is contributory and the life insurance plan is noncontributory. Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.
          The following table presents Dixie’s benefit obligations, fair value of plan assets, unfunded liabilities and accrued benefit liabilities at December 31, 2006.

	Pension	Postretirement
	Plan	Plan

Projected benefit obligation	$9,006	$5,311
Accumulated benefit obligation	6,625	5,311
Fair value of plan assets	7,731	—
Unfunded liability	1,274	5,311
Accrued benefit liability	1,186	5,311
          Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions. The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2006 were as follows: discount rate of 5.75%, expected long-term rate of return on assets of 7.00%; rate of compensation increase of 4.00%; and a medical trend rate of 9.00% for 2007 grading to an ultimate trend of 5.00% for 2010 and later years. Dixie’s net pension and postretirement benefit costs for 2006 were $0.7 million and $0.3 million, respectively. Dixie’s net pension benefit costs were $0.2 million for each of the three months ended March 31, 2007 and 2006.
          Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan

2007	$621	$333
2008	526	331
2009	754	357
2010	765	395
2011	883	433
2012 through 2015	5,408	2,168

Total	$8,957	$4,017

     Terminated Plans — TEPPCO
          Prior to April 2006, TEPPCO maintained a Retirement Cash Balance Plan (the “RCBP”), which was a non-contributory, trustee-administered pension plan. In April 2006, TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan.
          In 2006, TEPPCO recorded settlement charges of approximately $3.5 million in connection with the plan’s termination and distribution of assets to plan participants. At March 31, 2007, $0.4 million of plan assets had not been distributed to plan participants. TEPPCO does not expect to make further contributions to the RCBP. Net pension benefit costs for the RCBP were $4.2 million and $5.0 million for the years ended December 31, 2006 and 2005, respectively, and $0.2 million for the three months ended March 31, 2006.
     Adoption of SFAS 158
          On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires us to recognize the funded status of our defined benefit pension and other postretirement plans as an asset or liability and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The following table summarizes the incremental effects on our Consolidated Balance Sheet at December 31, 2006 of implementing SFAS 158:

	At December 31, 2006
	Prior to	Effect of
	Adopting	Adopting
Balance Sheet Line Item	SFAS 158	SFAS 158	As reported

Prepaid pension cost (included in other current assets)	$901	$(901)	$—
Other assets	150,312	834	151,146
Total assets	18,699,958	(67)	18,699,891
Liability for Dixie benefit plans	6,404	751	7,155
Deferred income taxes	14,662	(287)	14,375
Total liabilities	17,259,178	464	17,259,642
Accumulated other comprehensive income	22,097	(531)	21,566
Total partners’ equity	1,440,780	(531)	1,440,249
          Accumulated other comprehensive income at December 31, 2006 includes the following amounts that have not been recognized in net periodic pension costs: (i) unrecognized transition obligation of $1.2 million ($0.7 million, net of tax); (ii) unrecognized prior service costs of $1.5 million ($0.9 million, net of tax); and (iii) unrecognized actuarial loss of $3.2 million ($2.0 million, net of tax).

Note 9. Financial Instruments
          The following table presents the estimated fair values of our financial instruments at the dates indicated:

	At March 31, 2007		At December 31, 2006		At December 31, 2005
	Carrying	Fair	Carrying	Fair	Carrying	Fair
Financial Instruments	Value	Value	Value	Value	Value	Value

Financial assets:

Cash and cash equivalents (1)	$78,096	$78,096	$46,957	$46,957	$57,721	$57,721
Accounts receivable (1)	2,094,597	2,094,597	2,204,515	2,204,515	2,280,710	2,280,710
Commodity financial instruments (2,3)	1,734	1,734	2,213	2,213	1,114	1,114
Interest rate swaps (3,4)	1,082	1,082	1,393	1,393	—	—
Treasury rate locks (3,4)	21,904	21,904	11,203	11,203	—	—
Financial liabilities:

Accounts payable and accrued expenses (1)	2,703,544	2,703,544	2,694,658	2,694,658	2,628,895	2,628,895
Fixed-rate debt (principal amount) (5)	5,999,068	6,138,157	5,999,068	6,096,954	5,449,068	5,560,445
Variable-rate debt (6)	1,122,500	1,122,500	1,065,000	1,065,000	1,047,400	1,047,400
Commodity financial instruments (2,3)	392	392	4,655	4,655	1,167	1,167
Interest rate swaps (3,4)	27,039	27,039	31,689	31,689	20,068	20,068

(1)	Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature.

(2)	Represent commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(3)	The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques.

(4)	Represent interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(5)	The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities.

(6)	The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates.
          We recognize financial instruments as assets and liabilities on our Consolidated Balance Sheets based on fair value. Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale. The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation techniques. We must use considerable judgment, however, in interpreting market data and developing these estimates. Accordingly, our fair value estimates are not necessarily indicative of the amounts that we could realize upon disposition of these instruments. The use of different market assumptions and/or estimation techniques could have a material effect on our estimates of fair value.
          We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.
          We routinely review our outstanding financial instruments in light of current market conditions. If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific exposure. When this occurs, we may enter into a new financial instrument to reestablish the economic hedge to which the closed instrument relates.

     Interest Rate Risk Hedging Program
          Enterprise Products Partners
          Enterprise Products Partners interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. See Note 16 for information regarding the debt obligations of EPO.
          Enterprise Products Partners assesses cash flow risk related to interest rates by (i) identifying and measuring changes in interest rate exposures that may impact future cash flows and (ii) evaluating hedging opportunities to manage these risks. Analytical techniques are used to measure the exposure to fluctuations in interest rates, including cash flow sensitivity analysis models to forecast the expected impact of changes in interest rates on future cash flows. EPGP oversees the strategies associated with these financial risks and approves instruments that are appropriate for Enterprise Products Partners’ requirements.
          Interest rate swaps. The following table summarizes Enterprise Products Partners’ interest rate swaps outstanding at March 31, 2007 and December 31, 2006. These agreements had a combined notional value of $1.05 billion and matched the maturity dates of the underlying fixed rate debt being hedged.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value

Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 8.89%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38% to 7.43%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 6.33%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 5.76%	$200 million

(1)	The variable rate indicated was the all-in variable rate for the settlement period in effect at December 31, 2006. The variable interest rates for each swap are typically based on the six-month London interbank offered (“LIBO”) rates, plus an applicable margin as defined in each swap agreement. Amounts receivable from or payable to the swap counterparties are settled every six months (the “settlement period”). The settlement amount is amortized ratably to earnings as either an increase or a decrease in interest expense over the settlement period.
          These interest rate swaps were designated as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt. As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt. The offsetting changes in fair value have no effect on current period interest expense.
          The aggregate fair value of these interest rate swaps at March 31, 2007 and December 31, 2006 was a liability of $25.0 million and $29.1 million, respectively. Interest expense for the years ended December 31, 2006, 2005 and 2004 reflects a $5.2 million loss, $10.8 million benefit and $9.1 million benefit from Enterprise Products Partners’ interest rate swap agreements, respectively. Interest expense for the three months ended March 31, 2007 and 2006 reflects a $2.3 million loss and $0.2 million benefit from Enterprise Products Partners’ interest rate swap agreements, respectively.
          Forward-starting swaps. During the first nine months of 2004, Enterprise Products Partners entered into eight forward-starting interest rate swaps to effectively hedge the underlying U.S. treasury rate related to its issuance of $2.0 billion in principal amount of fixed-rate debt in connection with the GulfTerra Merger. Each of the forward starting swaps was designated as a cash flow hedge under SFAS 133. In October 2004, EPO issued $2.0 billion of fixed-rate debt under Senior Notes E through H.
          In April 2004, Enterprise Products Partners elected to terminate the initial four forward starting swaps in order to manage and maximize the value of the swaps and to reduce future debt service costs. As a result, $104.5 million in cash was received from the counterparties. In September 2004, the remaining four swaps were settled resulting in an $85.1 million payment to the counterparties.

          The following table presents the notional amount covered by each forward starting swap and the cash gain (loss) associated with each swap upon settlement:

	Notional	Net Cash
	Amount of	Received upon
	Debt covered by	Settlement of
Term of Anticipated Debt Offering	Forward-	Forward-
(or Forecasted Transaction)	Starting Swap	Starting Swap

3-year, fixed rate debt instrument	$500,000	$4,613
5-year, fixed rate debt instrument	500,000	7,213
10-year, fixed rate debt instrument	650,000	10,677
30-year, fixed rate debt instrument	350,000	(3,098)

Total	$2,000,000	$19,405

          The net gain of $19.4 million from these settlements is being reclassified from accumulated other comprehensive income to reduce interest expense over the life of the associated debt. Such reclassifications were as follows for the periods indicated: $1.1 million for the three months ended March 31, 2007; $1.0 million for the three months ended March 31, 2006; $4.2 million for the year ended December 31, 2006; $4.0 million for the year ended December 31, 2005; and $1.3 million for the year ended December 31, 2004.
          Treasury locks. Enterprise Products Partners routinely enters into treasury rate lock transactions (or “treasury locks”) to hedge U.S. treasury rates related to anticipated issuances of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period.
          During the second quarter of 2006, EPO entered into a treasury lock transaction having a notional value of $250.0 million. In addition, in July 2006, EPO entered into an additional treasury lock transaction having a notional value of $50.0 million. In July 2006, EPO issued $300.0 million in principal amount of its Junior Subordinated Notes A (see Note 16). Each of the treasury lock transactions was designated as a cash flow hedge under SFAS 133. In July 2006, EPO elected to terminate these treasury lock transactions and recognized a minimal gain.
          During the fourth quarter of 2006, EPO entered into treasury lock transactions having a notional value of $562.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of subordinated debt during the second and fourth quarters of 2007. In February 2007, EPO entered into additional treasury lock transactions having a notional value of $437.5 million. EPO entered into these transactions to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt during 2007. Each of these treasury lock transactions was designated as a cash flow hedge under SFAS 133. At March 31, 2007 and December 31, 2006, the value of the treasury locks was $21.7 million and $11.2 million, respectively.

          TEPPCO
          Interest rate swaps. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. The following table summarizes TEPPCO’s interest rate swaps outstanding at March 31, 2007 and December 31, 2006.

	Number	Period Covered	Termination		Notional
Hedged Debt	Of Swaps	by Swap	Date of Swap	Rate Swap	Value

TE Products Senior Notes, 7.51% fixed rate, due Jan. 2028	1	Oct. 2001 to Jan. 2028	Jan. 2028	Swapped 7.51%	$210 million
				fixed rate for 6.84%
				floating rate (1)

TEPPCO Revolving Credit Facility, due Dec. 2011	4	Jan. 2006 to Jan. 2008	Jan. 2008	Swapped 5.96%	$200 million
				floating rate for
				approx. 4.7%
				fixed rate (2)

(1)	The variable rate indicated was the all-in variable rate for the settlement period in effect at December 31, 2006. The variable interest rates for this swap are based on three-month LIBO rates, plus an applicable margin as defined in the swap agreement. TE Products designated this interest rate swap agreement as a fair value hedge.

(2)	The variable rate indicated was the weighted-average variable rate charged under this credit facility at December 31, 2006. These swap agreements are accounted for using mark-to-market accounting; thus, changes in the fair value of these swaps are recognized in earnings.
          During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional value of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt. These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At March 31, 2007 and December 31, 2006, the unamortized balance of the deferred gain was $26.8 million and $28.0 million, respectively.
          The aggregate fair value of interest rate swaps outstanding at March 31, 2007 and December 31, 2006 was a liability of $0.9 million and $1.2 million, respectively. Interest expense for the years ended December 31, 2006 and 2005 reflects a $4.1 million and $5.6 million benefit from TEPPCO’s interest rate swap agreements, respectively. Interest expense for the three months ended March 31, 2007 and 2006 reflects a $0.2 million and $0.5 million benefit from TEPPCO’s interest rate swap agreements, respectively.
          Treasury locks. TEPPCO also utilizes treasury locks to hedge the underlying U.S. treasury rate related to its anticipated issuances of debt. In May 2005, TEPPCO entered into a treasury lock having a notional value of $200.0 million in anticipation of a debt offering that was proposed to occur during the second quarter of 2005. In June 2005, the proposed offering was cancelled and the treasury lock was terminated at a loss of $2.0 million. The loss is a component of interest expense for the year ended December 31, 2005.
          In October 2006 and February 2007, TEPPCO entered into treasury locks having a notional value of $300.0 million. These instruments were accounted for as cash flow hedges and were to extend through June 2007. At March 31, 2007 and December 31, 2006, the fair value of these treasury locks were nominal assets.
     Commodity Risk Hedging Program
          Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

          The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partner may be settled in cash or with another financial instrument.
          Enterprise Products Partners has adopted a policy to govern its use of commodity financial instruments to manage the risks of its natural gas and NGL businesses. The objective of this policy is to assist Enterprise Products Partners in achieving its profitability goals while maintaining a portfolio with an acceptable level of risk, defined as remaining within the position limits established by its general partner, EPGP. Enterprise Products Partners may enter into risk management transactions to manage price risk, basis risk, physical risk or other risks related to its commodity positions on both a short-term (less than 30 days) and long-term basis, not to exceed 24 months. EPGP oversees the strategies associated with physical and financial risks (such as those mentioned previously), approves specific activities subject to the policy (including authorized products, instruments and markets) and establishes specific guidelines and procedures for implementing and ensuring compliance with the policy.
          At March 31, 2007 and December 31, 2006, Enterprise Products Partners had a limited number of commodity financial instruments in its portfolio, which primarily consisted of cash flow hedges. The fair value of its commodity financial instrument portfolio at March 31, 2007 and December 31, 2006 was an asset of $0.2 million and a liability of $3.2 million, respectively. During the years ended December 31, 2006, 2005 and 2004, Enterprise Products Partners recorded $10.3 million, $1.1 million and $0.4 million, respectively, of income related to its commodity financial instruments, which is included in operating costs and expenses on our Statements of Consolidated Operations. During the three months ended March 31, 2007 and 2006, Enterprise Products Partners recorded $2.6 million of expense and $0.5 million of income, respectively, related to its commodity financial instruments.
          TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin and, as such, the financial instruments do not expose TEPPCO to significant market risk.
          At March 31, 2007 and December 31, 2006, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges. These financial instruments had a minimal impact on TEPPCO’s earnings. The fair value of the open positions at March 31, 2007 and December 31, 2006 was $1.1 million and $0.7 million, respectively.
     Foreign Currency Hedging Program — Enterprise Products Partners
          Enterprise Products Partners owns an NGL marketing business located in Canada and has entered into construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk by using foreign exchange purchase contracts to fix the exchange rate.
          Due to the limited duration of these contracts, Enterprise Products Partners utilizes mark-to-market accounting for these transactions, the effect of which has had a minimal impact on earnings. At March 31, 2007, Enterprise Products Partners had $1.3 million of such contracts outstanding that settled in April 2007. At December 31, 2006, there were $5.1 million of such contracts outstanding that settled in January 2007.

Note 10. Cumulative Effect of Changes in Accounting Principles
          The following information describes the cumulative effect of changes in accounting principles we recorded during the years ended December 31, 2006, 2005 and 2004. See Note 8 regarding the balance sheet impact of adopting SFAS 158 at December 31, 2006, which had no effect on our net income.
     Effect of Implementation of Staff Accounting Bulletin (“SAB”) 108
          SAB 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” addresses how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This SAB requires us to quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 did not have a material impact on our consolidated financial statements.
     Effect of Implementation of SFAS 123(R)
          SFAS 123(R) requires us to recognize compensation expense related to our equity-classified awards based on the fair value of the award at the grant date. The fair value of an equity-classified award is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of such awards is amortized to earnings on a straight-line basis over the requisite service or vesting period. Previously recognized deferred compensation related to restricted units was reversed on January 1, 2006.
          Upon adoption of SFAS 123(R), we recognized, as a benefit, the cumulative effect of a change in accounting principle of $1.5 million, of which $1.4 million was allocated to minority interest in our consolidated financial statements. See Notes 2 and 7 for additional information regarding our accounting for equity awards.
     Effect of Implementation of EITF 04-13
          EITF 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” requires that two or more inventory transactions with the same party should be combined if they are entered into in contemplation of one another. This EITF also requires entities to account for exchanges of inventory in the same line of business at fair value or recorded amounts based on inventory classification.
          We adopted EITF 04-13 in April 2006. TEPPCO’s adoption of this new accounting guidance resulted in crude oil inventory purchases and sales under buy/sell transactions that had been previously recorded as gross purchases and sales, to be treated as inventory exchanges. EITF 04-13 reduced TEPPCO’s gross revenues and operating costs and expenses, but did not have a material effect on its financial position, results of operations or cash flows. The treatment of buy/sell transactions under EITF 04-13 reduced the relative amount of TEPPCO’s revenues and operating costs and expenses by approximately $1.13 billion for the period April 1, 2006 through December 31, 2006. TEPPCO’s revenues and operating costs and expenses reported on a gross basis were $275.4 million and $1.41 billion for the period January 1, 2006 through March 31, 2006 and the year ended December 31, 2005, respectively.
     Effect of Implementation of FIN 47
          In December 2005, we adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations — An Interpretation of FAS 143,” which required us to record a liability for AROs in which the timing and/or amount of settlement of the obligation is uncertain. These conditional asset retirement obligations were not addressed in SFAS 143, which we adopted on January 1, 2003. We recorded a charge of $4.2 million in connection with our implementation of FIN 47, of which $4.0 million was allocated to minority interest in our consolidated financial statements. The $4.2 million charge represents the depreciation and accretion expense we would have recognized in prior periods had we recorded these conditional asset retirement obligations when incurred. See Note 12 for additional information regarding our AROs.
     Effect of change from the Accrue-In-Advance Method to the Expense-As-Incurred Method for BEF major maintenance costs
          In January 2004, a subsidiary of Enterprise Products Partners, Belvieu Environmental Fuels LLC (“BEF”), changed its accounting method for planned major maintenance activities from the accrue-in-advance method to the expense-as-incurred approach. BEF owns an octane-additive production facility that undergoes periodic planned outages of 30 to 45 days for major maintenance work. These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services, and other related items.
          This accounting change conformed BEF’s accounting policy for such costs to that followed by Enterprise Products Partners’ other operations, which use the expense-as-incurred approach. As such, we believe this change was preferable under the circumstances. The cumulative effect of this accounting change for years prior to 2004 resulted in a benefit of $7.0 million, of which $6.9 million was allocated to minority interest in our consolidated financial statements.
Effect of changing from the Cost Method to the Equity Method with respect to our investment in Venice Energy Services Company, L.L.C. (“VESCO”)
          In July 2004, Enterprise Products Partners changed its accounting method for its investment in VESCO, an unconsolidated affiliate, from the cost method to the equity method in accordance with EITF 03-16, “Accounting for Investments in Limited Liability Companies.” EITF 03-16 requires partnership-type accounting for investments in limited partnerships and limited liability companies that have separate ownership accounts for each investor. As a result of EITF 03-16, investors are required to apply the equity method of accounting to such investments at a much lower ownership threshold (typically any ownership interest greater than 3% to 5%) than the traditional 20% threshold applied under APB 18, “The Equity Method of Accounting for Investments in Common Stock.” The cumulative effect of this accounting change resulted in a benefit of $3.8 million, of which $3.7 million was allocated to minority interest in our consolidated financial statements.

     Pro Forma Effect of Accounting Changes
          The following table presents unaudited pro forma net income for the years ended December 31, 2006, 2005 and 2004, assuming the accounting changes affecting net income noted above were applied retroactively to January 1, 2004.

	For the Years Ended December 31,
	2006	2005	2004

Pro Forma income statement amounts:
Historical net income	$133,992	$82,209	$29,778
Adjustments to derive pro forma net income:
Effect of implementation of SFAS 123(R):
Remove cumulative effect of change in accounting principle recorded in January 2006	93	—	—
Additional compensation expense that would have been recorded for unit options	—	(38)	(19)
Remove compensation expense related to awards of profits interests in EPE Unit	—	82	—
Effect of implementation of FIN 47:
Remove cumulative effect of change in accounting principle recorded in December 2005	—	227	—
Record depreciation and accretion expense associated with conditional asset retirement obligations	—	(735)	(373)
Effect of change from the accrue-in-advance method to the expense-as-incurred method for BEF major maintenance costs:
Remove cumulative effect of change in accounting principle recorded in January 2004	—	—	(140)
Effect of changing from the cost method to the equity method with respect to our investment in VESCO:
Remove cumulative effect of change in accounting principle recorded in July 2004	—	—	(76)
Remove historical dividend income recorded from VESCO	—	—	(2,136)
Record equity earnings from VESCO	—	—	2,429
Effect of changes on minority interest of the Company	(91)	720	78

Pro forma net income	133,994	82,465	29,541
General partner interest	(13)	(8)	(3)

Pro forma net income available to limited partners	$133,981	$82,457	$29,538

Pro forma per unit data (basic and diluted):
Historical units outstanding	103,057	91,802	74,667
Per unit data:
As reported	$1.30	$0.90	$0.40

Pro forma	$1.30	$0.90	$0.40

Note 11. Inventories
          Our inventory amounts by business segment were as follows at the dates indicated:

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
Investment in Enterprise Products Partners:
Working inventory (1)	$387,973	$279,237	$451,641
Forward-sales inventory (2)	35,871	60,369	9,274

Subtotal	423,844	339,606	460,915
Investment in TEPPCO:
Working inventory (3)	21,203	20,867	20,528
Forward-sales inventory (4)	43,960	—	36,341

Subtotal	65,163	20,867	56,869
Eliminations	—	—	(1,035)

Total inventory	$489,007	$360,473	$516,749

(1)	Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.

(2)	Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.

(3)	Working inventory is comprised of inventories of crude oil, refined products, LPGs, lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.

(4)	Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts
          Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. Inventories are valued at the lower of average cost or market.
          In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements. These volumes are recorded as inventory at market-related values in the month of acquisition. Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.
          Our cost of sales amounts are a component of “Operating costs and expenses” as presented in our Consolidated Statements of Operations. Due to fluctuating commodity prices, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of inventories exceed their net realizable value. These non-cash charges are a component of cost of sales. To the extent our commodity hedging strategies address inventory-related risks and are successful, these inventory valuation adjustments are mitigated or offset. See Note 9 for a description of our commodity hedging activities. The following table presents cost of sales amounts by segment for the periods noted:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Investment in Enterprise Products Partners (1)	$11,778,928	$10,325,939	$7,216,199	$2,780,765	$2,742,610
Investment in TEPPCO (2)	8,999,670	7,995,434	—	1,837,050	2,373,874
Eliminations	(65,412)	(17,206)	—	(14,559)	(8,173)

Total cost of sales	$20,713,186	$18,304,167	$7,216,199	$4,603,256	$5,108,311

(1)	Includes LCM adjustments of $18.6 million, $21.9 million and $9.4 million recognized during the years ended December 31, 2006, 2005 and 2004, respectively. In addition, LCM adjustments of $11.0 million and $11.6 million were recognized during the three months ended March 31, 2007 and 2006, respectively.

(2)	Includes an LCM adjustment of $1.5 million for the year ended December 31, 2006.

Note 12. Property, Plant and Equipment
          Our property, plant and equipment amounts by business segment were as follows at the dates indicated:

	Estimated
	Useful Life		December 31,		March 31,
	In Years		2006	2005	2007
					(Unaudited)
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35	(5)	$8,769,392	$8,209,580	$9,206,042
Storage facilities (2)	5-35	(6)	596,649	549,923	605,102
Offshore platforms and related facilities (3)	20-31		161,839	161,807	549,896
Transportation equipment (4)	3-10		27,008	24,939	27,608
Land			40,010	38,757	40,010
Construction in progress			1,734,083	854,595	1,367,264

Total historical cost			11,328,981	9,839,601	11,795,922
Less accumulated depreciation			1,501,725	1,150,577	1,596,421

Total carrying value, net			$9,827,256	$8,689,024	$10,199,501

Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40	(5)	$1,998,374	$1,849,640	$2,025,023
Storage facilities (2)	20-40	(6)	202,336	189,131	208,008
Transportation equipment (4)	3-10		8,204	7,852	5,093
Land			149,706	147,069	151,317
Construction in progress			479,676	241,962	548,939

Total historical cost			2,838,296	2,435,654	2,938,380
Less accumulated depreciation			552,579	474,332	571,061

Total carrying value, net			$2,285,717	$1,961,322	$2,367,319

Total property, plant and equipment, net			$12,112,973	$10,650,346	$12,566,820

(1)	Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.

(2)	Includes underground product storage caverns, above ground storage tanks, water wells and related assets.

(3)	Includes offshore platforms and related facilities and assets.

(4)	Includes vehicles used and similar assets used in our operations.

(5)	In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.

(6)	In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.
          The following table summarizes our depreciation expense and capitalized interest amounts by segment for the periods noted:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Investment in Enterprise Products Partners:
Depreciation expense (1)	$352,227	$328,736	$161,011	$96,362	$83,927
Capitalized interest (2)	55,660	22,046	1,023	20,742	9,198
Investment in TEPPCO:
Depreciation expense (1)	82,404	80,815	—	21,845	20,856
Capitalized interest (2)	10,681	6,759	—	3,728	3,259

(1)	Depreciation expense is a component of operating costs and expenses as presented in our Consolidated Statements of Operations.

(2)	Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

     Asset retirement obligations
          An ARO is a legal obligation associated with the retirement of a tangible long-lived asset that results from either its acquisition, construction, development or normal operation or a combination of these factors. We record a liability for AROs when incurred and capitalize a corresponding increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over its useful life. We will either settle our ARO obligations at the recorded amount or incur a gain or loss upon settlement. None of our assets are legally restricted for purposes of settling AROs.
          On a consolidated basis, our property, plant and equipment at December 31, 2006 and 2005 includes $3.6 million and $0.9 million, respectively, of asset retirement costs capitalized as an increase in the associated long-lived asset. At March 31, 2007, property, plant and equipment included $4.4 million of asset retirement costs. Also, as of December 31, 2006, we estimate that accretion expense will approximate $1.4 million for 2007, $1.5 million for 2008, $1.6 million for 2009, $1.9 million for 2010 and $2.0 million for 2011.
          The following table summarizes amounts recognized in connection with AROs by segment since December 2005:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2005	$16,795	$—	$16,795
Liabilities incurred	1,977	1,375	3,352
Liabilities settled	(1,348)	—	(1,348)
Revisions in estimated cash flows	5,650	—	5,650
Accretion expense	1,329	44	1,373

ARO liability balance, December 31, 2006	24,403	1,419	25,822
Liabilities incurred	814	—	814
Liabilities settled	(503)	—	(503)
Revisions in estimated cash flows	1,017	—	1,017
Accretion expense	365	38	403

ARO liability balance, March 31, 2007 (unaudited)	$26,096	$1,457	$27,553

          Enterprise Products Partners. The liabilities associated with Enterprise Products Partners’ AROs primarily relate to (i) right-of-way agreements for its pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, Enterprise Products Partners’ AROs result from government regulations associated with the renovation or demolition of certain assets containing hazardous substances such as asbestos.
          TEPPCO. In general, the liabilities associated with TEPPCO’s AROs primarily relate to (i) right-of-way agreements for its pipeline operations and (ii) leases of plant sites and office space.

Note 13. Investments In and Advances to Unconsolidated Affiliates
          We own interests in a number of related businesses that are accounted for using the equity method of accounting. The following table presents our investments in and advances to unconsolidated affiliates by segment at the dates indicated:

	Ownership
	Percentage
	at March 31,	December 31,		March 31,
	2007	2006	2005	2007
				(Unaudited)
Investment in Enterprise Products Partners:
VESCO	13.1%	$39,618	$39,689	$42,598
K/D/S Promix, L.L.C. (“Promix”)	50%	46,140	65,103	52,103
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,471	25,584	25,159
Evangeline (1)	49.5%	4,221	3,151	3,514
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	62,324	62,918	61,153
Cameron Highway Oil Pipeline Company (“Cameron Highway”)	50%	60,216	58,207	56,908
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	117,646	115,477	111,187
Neptune (2)	25.7%	58,789	68,085	58,778
Nemo Gathering Company, LLC (“Nemo”)	33.9%	11,161	12,157	11,024
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,912	15,212	13,894
Other		4,691	6,338	4,385

Total Investment in Enterprise Products Partners		444,189	471,921	440,703

Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	194,587	201,740	195,289
Centennial Pipeline LLC (“Centennial”)	50%	62,321	72,388	66,181
MB Storage (3)	—	83,290	85,394	—
Other	25%	369	375	378

Total Investment in TEPPCO		340,567	359,897	261,848

Total consolidated		$784,756	$831,818	$702,551

(1)	Refers to ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)	In 2006, we recorded a $7.4 million non-cash impairment charge attributable to our investment in Neptune.

(3)	Refers to ownership interests in Mont Belvieu Storage Partners, L.P. and Mont Belvieu Venture, LLC, collectively. TEPPCO disposed of this investment on March 1, 2007.
          On occasion, the price the parent company, Enterprise Products Partners or TEPPCO pays to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts acquired. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity. That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization. Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

          The following table summarizes our excess cost information at the dates indicated by the business segment:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total

Initial excess cost amounts attributable to:
Fixed assets	$52,233	$30,277	$82,510
Intangibles — finite life	—	30,021	30,021

Total	$52,233	$60,298	$112,531

Excess cost amounts, net of amortization at:
December 31, 2005	$48,107	$43,779	$91,886
December 31, 2006	$38,655	$39,269	$77,924
March 31, 2007 (unaudited)	$38,179	$38,481	$76,660
          Amortization of excess cost amounts are recorded as a reduction in equity earnings. The following table summarizes our excess cost amortization by segment for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Investment in Enterprise Products Partners	$2,052	$2,264	$1,906	$476	$531
Investment in TEPPCO	4,318	4,763	—	788	907

Total excess cost amortization (1)	$6,370	$7,027	$1,906	$1,264	$1,438

(1)	As of December 31, 2006, we expect that our total annual excess cost amortization will be as follows: $6.3 million for 2007; $6.5 million in 2008; $6.7 million in 2009; $5.5 million in 2010; and $2.8 million in 2011.

     The following table presents our equity earnings from unconsolidated affiliates for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Investment in Enterprise Products Partners:
VESCO	$1,719	$1,412	$6,132	$327	$(672)
Promix	1,353	1,876	859	(203)	1,384
BRF	2,643	1,313	2,190	469	806
Evangeline	958	331	231	71	154
Poseidon	11,310	7,279	2,509	2,387	1,676
Cameron Highway (1)	(11,000)	(15,872)	(461)	(3,203)	(2,879)
Deepwater Gateway	18,392	10,612	3,562	4,680	3,365
Neptune (2)	(8,294)	2,019	(1,852)	(11)	(536)
Nemo	1,501	1,774	1,628	222	308
BRPC	1,864	1,224	1,943	692	162
Other (3)	881	2,580	36,046	(207)	261

Subtotal equity earnings	21,327	14,548	52,787	5,224	4,029

Investment in TEPPCO: (4)
Seaway	11,905	23,078	—	1,787	2,254
Centennial (5)	(17,101)	(10,727)	—	(3,987)	(3,916)
MB Storage	9,082	7,715	—	2,490	2,651
Other	—	27	—	9	—

Subtotal equity earnings	3,886	20,093	—	299	989

Total equity earnings	$25,213	$34,641	$52,787	$5,523	$5,018

(1)	Equity earnings from Cameron Highway for the year ended December 31, 2005 were reduced by a charge of $11.5 million for costs associated with the refinancing of Cameron Highway’s project debt (see Note 16).

(2)	Equity earnings from Neptune for 2006 include a $7.4 million non-cash impairment charge.

(3)	Other for 2004 includes $32.0 million in equity earnings we received from GulfTerra GP. In connection with the GulfTerra Merger (see Note 14), GulfTerra GP became a wholly owned consolidated subsidiary of Enterprise Products Partners on September 30, 2004. Enterprise Products Partners had previously accounted for its 50% ownership interest in GulfTerra GP as an equity method investment from December 13, 2003 through September 29, 2004.

(4)	Affiliates under common control with the parent company did not acquire ownership interests in TEPPCO until February 2005; therefore, no information is presented for the year ended December 31, 2004.

(5)	Equity earnings from Centennial reflect significant intercompany eliminations due to transactions between TEPPCO and Centennial. See “Investment in TEPPCO — Centennial” within this Note 13 for additional information regarding these amounts.
     Investment in Enterprise Products Partners
          At March 31, 2007, our Investment in Enterprise Products Partners segment included the following unconsolidated affiliates accounted for using the equity method:
          VESCO. Enterprise Products Partners owns a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana. On July 1, 2004, Enterprise Products Partners changed its method of accounting for VESCO from the cost method to the equity method in accordance with EITF 03-16 (see Note 10).
          Promix. Enterprise Products Partners owns a 50.0% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.
          BRF. Enterprise Products Partners owns an approximate 32.3% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

          Evangeline. Duncan Energy Partners owns an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana. See Note 16 for information regarding the debt obligations of this unconsolidated affiliate.
          Poseidon. Enterprise Products Partners owns a 36.0% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana. See Note 16 for information regarding the debt obligations of this unconsolidated affiliate.
          Cameron Highway. Enterprise Products Partners owns a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. The Cameron Highway Oil Pipeline commenced operations during the first quarter of 2005.
          In May 2007, EPO made an approximate $191.0 million cash contribution to Cameron Highway. This capital contribution, along with an equal amount contributed by EPO’s joint venture partner in Cameron Highway, was used by Cameron Highway to repay $365.0 million outstanding under its Senior Notes A and $16.3 million of related make-whole premiums and accrued interest. In June, 2007, EPO and its joint venture partner in Cameron Highway, made an additional capital contribution of approximately $25.5 million each. These capital contributions were used by Cameron Highway to repay its remaining Series B notes on June 7, 2007. The amount of the repayment was $50.9 million, which included $0.9 million of accrued interest.
          Deepwater Gateway. Enterprise Products Partners owns a 50.0% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico. The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Ghengis Khan fields located in the South Green Canyon area of the Gulf of Mexico.
          Neptune. Enterprise Products Partners owns a 25.7% interest in Neptune, which owns the Manta Ray Offshore Gathering and Nautilus Systems, which are natural gas pipelines located in the Gulf of Mexico.
          Neptune owns the Manta Ray Offshore Gathering System (“Manta Ray”) and Nautilus Pipeline System (“Nautilus”). Manta Ray gathers natural gas originating from producing fields located in the Green Canyon, Southern Green Canyon, Ship Shoal, South Timbalier and Ewing Bank areas of the Gulf of Mexico to numerous downstream pipelines, including the Nautilus pipeline. Nautilus connects our Manta Ray pipeline to our Neptune natural gas processing plant located in south Louisiana. Due to a recent decrease in throughput volumes on the Manta Ray and Nautilus pipelines, Enterprise Products Partners evaluated its 25.7% investment in Neptune for impairment during the third quarter of 2006. The decrease in throughput volumes is primarily due to underperformance of certain fields, natural depletion and hurricane-related delays in starting new production. These factors contributed to significant delays in throughput volumes Neptune expects to receive. As a result, Neptune has experienced operating losses in recent periods.
          At December 31, 2005, the carrying value of Enterprise Products Partners’ investment in Neptune was $68.1 million, which included $10.9 million of excess cost related to its original acquisition in 2001. Enterprise Products Partners’ review of Neptune’s estimated cash flows during the third quarter of 2006 indicated that the carrying value of its investment exceeded its fair value, which resulted in a non-cash impairment charge of $7.4 million. This loss is recorded as a component of “Equity earnings” in our Statement of Consolidated Operations for the year ended December 31, 2006. After recording this impairment charge, the carrying value of Enterprise Products Partners’ investment in Neptune at December 31, 2006 was $58.8 million.

          Enterprise Products Partners’ investment in Neptune was written down to fair value, which management estimated using recognized business valuation techniques. The fair value analysis is based upon management’s expectation of future cash flows, which incorporates certain industry information and assumptions made by management. For example, the review of Neptune included management estimates regarding natural gas reserves of producers served by Neptune. If the assumptions underlying our fair value analysis change and expected cash flows are reduced, additional impairment charges may result in the future.
          Nemo. Enterprise Products Partners owns a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico.
          BRPC. Enterprise Products Partners owns a 30.0% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.
          The combined balance sheet information and results of operations data of this segment’s current unconsolidated affiliates are summarized below.

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
Balance Sheet Data:
Current assets	$152,661	$255,966	$162,720
Property, plant and equipment, net	1,478,235	1,592,137	1,475,810
Other assets	47,192	54,382	34,750

Total assets	$1,678,088	$1,902,485	$1,673,280

Current liabilities	$78,128	$192,551	$75,515
Other liabilities	547,503	551,714	547,989
Combined equity	1,052,457	1,158,220	1,049,776

Total liabilities and combined equity	$1,678,088	$1,902,485	$1,673,280

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Income Statement Data:
Revenues	$650,605	$719,282	$602,259	$136,852	$136,392
Operating income (loss)	57,760	90,892	96,080	26,468	(9,068)
Net income (loss)	23,882	38,771	84,210	18,220	(17,474)
     Investment in TEPPCO
          At March 31, 2007, our Investment in TEPPCO segment included the following unconsolidated affiliates accounted for using the equity method:
          Seaway. TEPPCO owns a 50% interest in Seaway, which owns a pipeline that transports crude oil from a marine terminal located at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal located at Texas City, Texas, to refineries in the Texas City and Houston, Texas areas.
          Centennial. TEPPCO owns a 50% interest in Centennial, which owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. Prior to April 2002, TEPPCO’s mainline pipeline was bottlenecked between Beaumont, Texas and El Dorado, Arkansas, which limited TEPPCO’s ability to transport refined products and LPGs during peak periods. When the Centennial pipeline commenced operations in 2002, it effectively looped TEPPCO’s mainline, thus providing TEPPCO incremental transportation capacity into Mid-continent markets. Centennial is a key investment of TEPPCO.

          Since TEPPCO utilizes the Centennial pipeline in its mainline operations, TEPPCO’s equity earnings from Centennial reflect the elimination of profits and losses attributable to intercompany transactions. Such eliminations reduced equity earnings as follows for the periods noted: $1.8 million for the three months ended March 31, 2007; $1.0 million for the three months ended March 31, 2006; $5.6 million for the year ended December 31, 2006; and $5.9 million for the year ended December 31, 2005. Additionally, TEPPCO amortizes its excess cost in Centennial, which reduced equity earnings by $0.6 million, $0.7 million, $3.6 million and $4.1 million for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005, respectively.
          The combined balance sheet information and results of operations data of this segment’s current unconsolidated affiliates (i.e. Seaway and Centennial) are summarized below.

	December 31,		March 31,
	2006	2005	2007
			(Unaudited)
Balance Sheet Data:
Current assets	$38,984	$41,182	$34,219
Property, plant and equipment, net	514,728	524,913	509,377
Other assets	112	1,447	1,105

Total assets	$553,824	$567,542	$544,701

Current liabilities	$35,547	$27,454	$29,552
Other liabilities	156,055	163,295	144,242
Combined equity	362,222	376,793	370,907

Total liabilities and combined equity	$553,824	$567,542	$544,701

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Income Statement Data:
Revenues	$125,586	$132,331	$121,834	$27,041	$29,157
Operating income (loss)	29,986	51,967	52,216	7,468	5,273
Net income (loss)	18,928	40,819	40,712	4,688	2,486
          On March 1, 2007, TEPPCO sold its 49.5% ownership interest in MB Storage and its general partner and other assets to a third party for $156.1 million in cash. MB Storage owns a storage facility located in Mont Belvieu, Texas and a pipeline system that connects Mont Belvieu to the upper Texas Gulf Coast energy marketplace. TEPPCO recognized a gain of $72.8 million related to the sale of these equity interests and assets. The sale of MB Storage was required by the U.S. Federal Trade Commission (“FTC”) in connection with ending its investigation into the acquisition of TEPPCO GP by private company affiliates of EPCO in February 2005.

Note 14. Business Combinations
          The following table presents our cash used for business combinations for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Investment in Enterprise Products Partners:
GulfTerra Merger	$—	$—	$1,008,810	$—	$—
Encinal acquisition	145,197	—	—	1	—
Piceance Creek acquisition	100,000	—	—	—	—
NGL underground storage and terminalling assets purchased from Ferrellgas	—	145,522	—	—	—
Interests in the Indian Springs natural gas gathering and processing assets	—	74,854	—	—	—
Additional ownership interests in Dixie	12,913	68,608	—	311	—
Additional ownership interests in Mid-America and Seminole pipeline systems	—	25,000	—	—	—
Other business combinations	18,390	12,618	85,851	—	—

Subtotal	276,500	326,602	1,094,661	312	—
Investment in TEPPCO:
Terminal assets purchased from New York LP Gas Storage, Inc.	9,931	—	—	—	—
Refined products terminal purchased from Mississippi Terminal and Marketing Inc.	5,771	—	—	—	—

Subtotal	15,702	—	—	—	—

Total	$292,202	$326,602	$1,094,661	$312	$—

          The following information highlights aspects of certain transactions noted in the preceding table:
     Transactions Completed during the Year Ended December 31, 2004
          GulfTerra Merger and Related Transactions. On September 30, 2004, we completed the merger of GulfTerra with a wholly owned subsidiary of Enterprise Products Partners. In addition, we completed certain other transactions related to the merger, including (i) the purchase by EPGP of a 50% membership interest in GulfTerra GP from El Paso, and (ii) the purchase of certain midstream energy assets located in South Texas from El Paso. As a result of the merger transactions, GulfTerra and GulfTerra GP became wholly owned subsidiaries of Enterprise Products Partners.
          The aggregate value of the total consideration we paid or issued to complete the GulfTerra Merger was approximately $4.0 billion. In connection with closing the merger transactions, EPO borrowed an aggregate $2.8 billion under its credit facilities to fund our cash payment obligations of the GulfTerra Merger and to finance tender offers for GulfTerra’s outstanding senior and senior subordinated notes.
          The total consideration we paid or granted to complete the GulfTerra Merger is as follows:

Cash payments to El Paso, including amounts paid to acquire certain South Texas midstream assets and 50% membership interest in GulfTerra GP	$1,025,277
Transaction fees and other direct costs	24,032
Cash received from GulfTerra	(40,313)

Net cash payments	1,008,996
Value of non-cash consideration issued or granted by Enterprise Products Partners	2,540,771

Total GulfTerra Merger consideration	$3,549,767

          In connection with the GulfTerra Merger, we were required under a consent decree to sell our 50% interest in Starfish Pipeline Company LLC (“Starfish”), which owns the Stingray natural gas pipeline, and an undivided 50% interest in a Mississippi propane storage facility. We completed the sale of the storage facility in December 2004 and the sale of our investment in Starfish in March 2005. Net income for 2005 includes a gain on the sale of assets of $5.5 million resulting from the sale of our 50% ownership interest in Starfish.
          As a result of the final purchase price allocation for the GulfTerra Merger, we recorded $743.4 million of amortizable intangible assets and $387.1 million of goodwill.
          Since the closing date of the GulfTerra Merger was September 30, 2004, our Statements of Consolidated Operations do not include any earnings from GulfTerra prior to October 1, 2004. The effective closing date of our purchase of the South Texas midstream assets from El Paso was September 1, 2004. As a result, our Statements of Consolidated Operations for the year ended December 31, 2004 include four months of earnings from the South Texas midstream assets. Our fiscal 2006 and 2005 results already reflect the businesses we acquired in connection with the GulfTerra Merger; therefore, no pro forma presentation of these two periods is required.
          Given the GulfTerra Merger’s significance to us, the following table presents selected pro forma earnings information for the year ended December 31, 2004 as if the GulfTerra Merger and related transactions had been completed on January 1, 2004 instead of September 30, 2004. This information was prepared based on financial data available to us and reflects certain estimates and assumptions made by our management. Our pro forma financial information is not necessarily indicative of what our consolidated financial results would have been had the GulfTerra Merger transactions actually occurred on January 1, 2004. The amounts shown in the following table are in millions, except per unit amounts.

For Year Ended
December 31,
2004
Pro forma earnings data:
Revenues	$9,615.1

Costs and expenses	$9,067.9

Operating income	$575.6

Net income	$33.5

Basic and diluted earnings per unit, net of general partner interest:
As reported basic and diluted Units outstanding	74.7

Pro forma basic and diluted Units outstanding	74.7

As reported basic and diluted net income per Unit	$0.40

Pro forma basic and diluted net income per Unit	$0.45

          In addition to the GulfTerra Merger, our business combination transactions during 2004 included the purchase of (i) an additional 16.7% ownership interest in Tri-States for $16.5 million, (ii) an additional 10% ownership interest in Seminole for $28.0 million and (iii) the remaining 33.3% ownership interest in BEF for $13.4 million. Due to the immaterial nature of our other 2004 business combinations, our pro forma basic and diluted earnings per unit amounts for 2004 are practically the same as our actual basic and diluted earnings per unit amounts for 2004.
     Transactions Completed during the Year Ended December 31, 2005
          Our most significant business combination transaction in 2005 was the acquisition of a storage business consisting of three underground NGL storage facilities and four propane terminals for $145.5 million in cash. In addition, we paid $74.9 million to acquire indirect ownership interests in an East Texas natural gas gathering system and related processing plant and $68.6 million to acquire an additional ownership interest in the Dixie. Due to the immaterial nature of our 2005 business combinations, our pro forma basic and diluted earnings per unit amounts for 2005 are practically the same as our actual basic and diluted earnings per unit amounts for 2005.
     Transactions Completed during the Year Ended December 31, 2006
          Encinal Acquisition. On July 1, 2006, we acquired the Encinal and Canales natural gas gathering systems and related gathering and processing contracts that comprised the South Texas natural gas transportation and processing business of an affiliate of Lewis Energy Group, L.P. (“Lewis”). The aggregate value of total consideration we paid or issued to complete this business combination (referred to as the “Encinal acquisition”) was $326.3 million, which consisted of $145.2 million in cash and 7,115,844 common units of Enterprise Products Partners.
          The Encinal and Canales gathering systems are located in South Texas and are connected to over 1,450 natural gas wells producing from the Olmos and Wilcox formations. The Encinal system consists of 452 miles of pipeline, which is comprised of 280 miles of pipeline we acquired from Lewis in this transaction and 172 miles of pipeline that we own and had previously leased to Lewis. The Canales gathering system is comprised of 32 miles of pipeline. Currently, natural gas volumes gathered by the Encinal and Canales systems are transported by our existing Texas Intrastate System and are processed by our South Texas natural gas processing plants.
          The Encinal and Canales gathering systems will be supported by a life of reserves gathering and processing dedication by Lewis related to its natural gas production from the Olmos formation. In addition, we entered into a 10-year agreement with Lewis for the transportation of natural gas treated at its proposed Big Reef facility. The Big Reef facility will treat natural gas from the southern portion of the Edwards Trend in South Texas. We also entered into a 10-year agreement with Lewis for the gathering and processing of rich gas it produces from below the Olmos formation.
          The total consideration we paid or granted to Lewis in connection with the Encinal acquisition is as follows:

Cash payment to Lewis	$145,197
Fair value of Enterprise Products Partners’ 7,115,844 common units issued to Lewis	181,112

Total consideration	$326,309

          In accordance with purchase accounting, the value of our common units issued to Lewis was based on the average closing price of such units immediately prior to and after the transaction was announced on July 12, 2006. For purposes of this calculation, the average closing price was $25.45 per unit.
          Since the closing date of the Encinal acquisition was July 1, 2006, our Statements of Consolidated Operations do not include any earnings from these assets prior to this date. Given the relative size of the Encinal acquisition to our other business combination transactions during 2006, the following table presents selected pro forma earnings information for the years ended December 31, 2006 and 2005 as if the Encinal acquisition had been completed on January 1, 2006 or 2005, respectively, instead of July 1, 2006. This information was prepared based on financial data available to us and reflects certain estimates and assumptions made by our management. Our pro forma financial information is not necessarily indicative of what our consolidated financial results would have been had the Encinal acquisition actually occurred on January 1, 2005.

          The amounts shown in the following table are in millions, except per unit amounts.

	For the Years Ended
	December 31,
	2006	2005

Pro forma earnings data:
Revenues	$23,685.9	$21,009.4

Costs and expenses	$22,595.6	$20,138.8

Operating income	$1,115.6	$905.3

Net income	$99.9	$55.8

Basic earnings per unit (“EPU”):
Units outstanding, as reported	103.1	91.8

Units outstanding, pro forma	103.1	91.8

Basic EPU, as reported	$1.30	$0.90

Basic EPU, pro forma	$0.97	$0.61

Diluted EPU:
Units outstanding, as reported	103.1	91.8

Units outstanding , pro forma	103.1	91.8

Diluted EPU, as reported	$1.30	$0.90

Diluted EPU, pro forma	$0.97	$0.61

          Piceance Creek Acquisition. On December 27, 2006, one of our affiliates, Enterprise Gas Processing, LLC, purchased a 100% interest in Piceance Creek Pipeline, LLC (“Piceance Creek”), for cash consideration of $100.0 million. Piceance Creek was wholly owned by EnCana Oil & Gas (“EnCana”).
          The assets of Piceance Creek consist of a recently constructed 48-mile, natural gas gathering pipeline, the Piceance Creek Gathering System, located in the Piceance Basin of northwestern Colorado. The Piceance Creek Gathering System has a transportation capacity of 1.6 billion cubic feet per day (“Bcf/d”) of natural gas and extends from a connection with EnCana’s Great Divide Gathering System located near Parachute, Colorado, northward through the heart of the Piceance Basin to our 1.5 Bcf/d Meeker natural gas treating and processing complex, which is currently under construction. Connectivity to EnCana’s Great Divide Gathering System will provide the Piceance Creek Gathering System with access to production from the southern portion of the Piceance basin, including production from EnCana’s Mamm Creek field. The Piceance Creek Gathering System was placed in service in January 2007 and began transporting initial volumes of approximately 300 million cubic feet per day (“MMcf/d”) of natural gas. We expect natural gas transportation volumes to increase to approximately 625 MMcf/d by the end of 2007, with a significant portion of these volumes being produced by EnCana, one of the largest natural gas producers in the region. In conjunction with our acquisition of Piceance Creek, EnCana signed a long-term, fixed fee gathering agreement with us and dedicated significant production to the Piceance Creek Gathering System for the life of the associated lease holdings.
          Our preliminary allocation of this acquisition’s purchase price was as follows: (i) $91.5 million allocated to property, plant and equipment and (ii) $8.5 million to identifiable intangible assets. Since this transaction closed at year-end, our preliminary purchase price allocation is based on estimates and is subject to change when actual values are determined.

     Purchase Price Allocation for 2006 Transactions
          Our 2006 business combinations were accounted for using the purchase method of accounting and, accordingly, their cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values. Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis. We expect to finalize the purchase price allocations for these transactions during 2007.

		Piceance
	Encinal	Creek
	Acquisition	Acquisition	Other	Total

Assets acquired in business combination:
Current assets	$218	$—	$36,080	$36,298
Property, plant and equipment, net	100,310	91,540	25,046	216,896
Investments in and advances to unconsolidated affiliates	—	—	—	—
Intangible assets	132,872	8,460	1,974	143,306
Other assets	—	—	—	—

Total assets acquired	233,400	100,000	63,100	396,500

Liabilities assumed in business combination:
Current liabilities	(2,149)	—	(19,123)	(21,272)
Long-term debt	—	—	—	—
Other long-term liabilities	(108)	—	(175)	(283)
Minority interest	—	—	1,865	1,865

Total liabilities assumed	(2,257)	—	(17,433)	(19,690)

Total assets acquired less liabilities assumed	231,143	100,000	45,667	376,810
Total consideration given	326,309	100,000	47,006	473,315

Goodwill	$95,166	$—	$1,339	$96,505

          Of the $326.3 million in consideration we paid or granted to effect the Encinal acquisition, $95.2 million has been assigned to goodwill. Management attributes this goodwill to potential future benefits we expect to realize from our other South Texas processing and NGL businesses as a result of the Encinal acquisition. Specifically, the long-term dedication rights we acquired in connection with the Encinal acquisition are expected to improve earnings from our South Texas processing facilities and related NGL businesses due to increased volumes. See Note 15 for additional information regarding our intangible assets and goodwill.

Note 15. Intangible Assets and Goodwill
     Identifiable Intangible Assets
          The following tables summarize our intangible assets at the dates indicated:

	December 31, 2005
	Gross	Accum.	Carrying
	Value	Amort.	Value

Investment in Enterprise Products Partners:
Customer relationship intangibles	$712,844	$(86,996)	$625,848
Contract-based intangibles	363,903	(76,125)	287,778

Subtotal	1,076,747	(163,121)	913,626
Investment in TEPPCO:
Incentive distribution rights	760,065	—	760,065
Gas gathering agreements	462,449	(118,446)	344,003
Other contract-based intangibles	50,115	(17,209)	32,906

Subtotal	1,272,629	(135,655)	1,136,974

Total	$2,349,376	$(298,776)	$2,050,600

	December 31, 2006
	Gross	Accum.	Carrying
	Value	Amort.	Value

Investment in Enterprise Products Partners:
Customer relationship intangibles	$854,175	$(150,065)	$704,110
Contract-based intangibles	384,003	(101,811)	282,192

Subtotal	1,238,178	(251,876)	986,302
Investment in TEPPCO:
Incentive distribution rights	606,926	—	606,926
Gas gathering agreements	462,449	(149,024)	313,425
Other contract-based intangibles	52,200	(19,900)	32,300

Subtotal	1,121,575	(168,924)	952,651

Total	$2,359,753	$(420,800)	$1,938,953

	March 31, 2007 (Unaudited)
	Gross	Accum.	Carrying
	Value	Amort.	Value

Investment in Enterprise Products Partners:
Customer relationship intangibles	$854,175	$(166,613)	$687,562
Contract-based intangibles	384,003	(108,241)	275,762

Subtotal	1,238,178	(274,854)	963,324
Investment in TEPPCO:
Incentive distribution rights	606,926	—	606,926
Gas gathering agreements	462,449	(156,672)	305,777
Other contract-based intangibles	52,200	(20,683)	31,517

Subtotal	1,121,575	(177,355)	944,220

Total	$2,359,753	$(452,209)	$1,907,544

          The following table presents the amortization expense of our intangible assets by segment for the periods indicated:

	For the Years Ended December 31,
	2006	2005	2004

Investment in Enterprise Products Partners	$88,755	$88,938	$33,813
Investment in TEPPCO	33,269	30,524	—

Total	$122,024	$119,462	$33,813

	For the Three Months
	Ended March 31,
	2007	2006

	(Unaudited)
Investment in Enterprise Products Partners	$22,979	$21,152
Investment in TEPPCO	8,430	7,950

Total	$31,409	$29,102

          We estimate that amortization expense associated with our portfolio of intangible assets at December 31, 2006 will approximate $126.0 million for 2007, $121.3 million for 2008, $114.4 million for 2009, $109.2 million for 2010 and $101.3 million for 2011.
          In general, our amortizable intangible assets fall within two categories — contract-based intangible assets and customer relationships. The values assigned to such intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.
          Customer relationship intangible assets. Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.
          At December 31, 2006, the carrying value of Enterprise Products Partners’ customer relationship intangible assets was $704.1 million. The following information summarizes the significant components of this category of intangible assets:
•	San Juan Gathering System customer relationships — Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger, which was completed on September 30, 2004. At December 31, 2006, the carrying value of this group of intangible assets was $279.0 million. These intangible assets are being amortized to earnings over their estimated economic life of 35 years through 2039. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying natural gas resource bases are expected to be consumed or otherwise used.

•	Offshore Pipeline & Platform customer relationships — Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger. At December 31, 2006, the carrying value of this group of intangible assets was $151.2 million. These intangible assets are being amortized to earnings over their estimated economic life of 33 years through 2037. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefits of the underlying crude oil and natural gas resource bases are expected to be consumed or otherwise used.

•	Encinal natural gas processing customer relationship — Enterprise Products Partners acquired this customer relationship in connection with its Encinal acquisition in 2006. At December 31, 2006, the carrying value of this intangible asset was $121.1 million. This intangible asset is being amortized to earnings over its estimated economic life of 20 years through 2026. Amortization expense is recorded using a method that closely resembles the pattern in which the economic benefit of the underlying natural gas resource bases are expected to be consumed or otherwise used.
          Contract-based intangible assets. Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases. At December 31, 2006, the carrying value of Enterprise Products Partners’ contract-based intangible assets was $282.2 million. The carrying value of TEPPCO’s contract-based intangible assets was $345.7 million. The following information summarizes the significant components of this category of intangible assets:
•	Jonah natural gas gathering agreements — These intangible assets represent the value attributed to certain of Jonah’s natural gas gathering contracts that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2006, the carrying value of this group of intangible assets was $160.3 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Jonah system.

•	Val Verde natural gas gathering agreements — These intangible assets represent the value attributed to certain natural gas gathering agreements associated with TEPPCO’s Val Verde Gathering System that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2006, the carrying value of these intangible assets was $153.1 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Val Verde Gathering System.

•	Shell Processing Agreement — This margin-band/keepwhole processing agreement grants Enterprise Products Partners the right to process Shell Oil Company’s (or its assignee’s) current and future natural gas production of within the state and federal waters of the Gulf of Mexico. Enterprise Products Partners acquired the Shell Processing Agreement in connection with its 1999 purchase of certain of Shell’s midstream energy assets located along the U.S. Gulf Coast. At December 31, 2006, the carrying value of this intangible asset was $139.0 million. This intangible asset is being amortized to earnings on a straight-line basis over its estimated economic life of 20 years through 2019.

•	Mississippi natural gas storage contracts — These intangible assets represent the value assigned by Enterprise Products Partners to certain natural gas storage contracts associated with its Petal and Hattiesburg, Mississippi storage facilities. These facilities were acquired in connection with the GulfTerra Merger. At December 31, 2006, the carrying value of these intangible assets was $81.2 million. These intangible assets are being amortized to earnings on a straight-line basis over the remainder of their respective contract terms, which range from eight to 18 years (i.e. 2012 through 2022).
          Incentive distribution rights. The parent company recorded an indefinite-life intangible asset valued at $606.9 million in connection with the contribution of the TEPPCO GP IDRs to it by DFIGP on May 7, 2007 (see Note 4). This amount represents DFIGP’s historical carrying value and characterization of such asset.
          The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO. Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement. In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO. Currently, TEPPCO GP’s quarterly incentive distribution thresholds are as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by TEPPCO;

•	15% of quarterly cash distributions from $0.276 per unit up to $0.325 per unit paid by TEPPCO; and

•	25% of quarterly cash distributions that exceed $0.325 per unit paid by TEPPCO.
          Prior to December 2006, TEPPCO GP was entitled to 50% of any quarterly cash distributions paid by TEPPCO that exceeded $0.45 per unit. This distribution tier was eliminated by TEPPCO as part of an amendment to its partnership agreement in December 2006 in exchange for the issuance of 14,091,275 units to TEPPCO GP, which were subsequently distributed to affiliates of EPCO. As a result of this transaction, the value we attribute to the TEPPCO GP IDRs decreased to $606.9 million at December 31, 2006 from $760.1 million at December 31, 2005.
          We consider the IDRs to be an indefinite-life intangible asset. Our determination of an indefinite-life is based upon our expectation that TEPPCO will continue to pay incentive distributions under the terms of its partnership agreement to TEPPCO GP indefinitely. TEPPCO’s partnership agreement contains renewal provisions that provide for TEPPCO to continue as a going concern beyond the initial term of its partnership agreement, which ends in December 2084.
          We test the carrying value of the IDRs for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.
     Goodwill
          Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. There has been no goodwill impairment losses recorded for the periods presented. The following table summarizes our goodwill amounts by business segment at the dates indicated:

	December 31,		March 31,
	2006	2005	2007

			(Unaudited)
Investment in Enterprise Products Partners:
GulfTerra Merger	$385,945	$387,125	$385,945
Encinal acquisition	95,166	—	95,264
Other	109,430	106,908	109,430
Investment in TEPPCO:
TEPPCO acquisition	198,147	48,844	198,147
Other	18,283	16,944	18,282

Total	$806,971	$559,821	$807,068

          Our Investment in Enterprise Products Partners business segment includes goodwill amounts recorded in connection with the GulfTerra Merger. The value associated with such goodwill amounts can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic asset locations and industry relationships that each partnership possessed. In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.
          Management attributes goodwill amounts recorded in connection with the Encinal acquisition to potential future benefits Enterprise Products Partners may realize from its other south Texas natural gas processing and NGL businesses. Specifically, Enterprise Products Partners’ acquisition of long-term dedication rights associated with the Encinal business is expected to add value to its south Texas processing facilities and related NGL businesses due to increased volumes.
          Our Investment in TEPPCO business segment includes goodwill amounts recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to the parent company on May 7, 2007. At December 31, 2006 and 2005, the TEPPCO business segment included $198.1 million and $48.8 million, respectively, of such goodwill amounts. The increase in goodwill is attributable to the elimination of TEPPCO GP’s highest incentive distribution tier, which occurred in December 2006.
          Goodwill associated with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to the parent company represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP. Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

Note 16. Debt Obligations
          The following table presents our consolidated debt obligations at the dates indicated. See Note 25 regarding subsequent events that affect the parent company’s debt obligations.

	December 31,		March 31,
	2006	2005	2007

			(Unaudited)
Debt obligations of the Parent Company:
EPE Revolver, variable rate, repaid May 2007	$155,000	$134,500	$154,000

Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due Oct. 2011 (2)	410,000	490,000	390,000
EPO Senior Notes B, 7.5% fixed-rate, due Feb. 2011 (2)	450,000	450,000	450,000
EPO Senior Notes C, 6.375% fixed-rate, due Feb. 2013 (2)	350,000	350,000	350,000
EPO Senior Notes D, 6.875% fixed-rate, due Mar. 2033 (2)	500,000	500,000	500,000
EPO Senior Notes E, 4.0% fixed-rate, due Oct. 2007 (1,2)	500,000	500,000	500,000
EPO Senior Notes F, 4.625% fixed-rate, due Oct. 2009 (2)	500,000	500,000	500,000
EPO Senior Notes G, 5.6% fixed-rate, due Oct. 2014 (2)	650,000	650,000	650,000
EPO Senior Notes H, 6.65% fixed-rate, due Oct. 2034 (2)	350,000	350,000	350,000
EPO Senior Notes I, 5.0% fixed-rate, due Mar. 2015 (2)	250,000	250,000	250,000
EPO Senior Notes J, 5.75% fixed-rate, due Mar. 2035 (2)	250,000	250,000	250,000
EPO Senior Notes K, 4.95% fixed-rate, due Jun. 2010 (2)	500,000	500,000	500,000
Pascagoula MBFC Loan, 8.7% fixed-rate, due Mar. 2010 (2)	54,000	54,000	54,000
Dixie Revolver, variable rate, due Jun. 2010	10,000	17,000	10,000
Duncan Energy Partners’ Revolver, variable rate, due Feb. 2011	—	—	169,000
Other senior subordinated notes, 8.75% fixed-rate, due Jun. 2010	5,068	5,068	5,068

Total senior debt obligations of Enterprise Products Partners	4,779,068	4,866,068	4,928,068

Senior debt obligations of TEPPCO: (3)
TEPPCO Revolver, variable rate, due Dec. 2011	490,000	405,900	399,500
TEPPCO Senior Notes, 7.625% fixed-rate, due Jan. 2012	500,000	500,000	500,000
TEPPCO Senior Notes, 6.125% fixed-rate, due Feb. 2013	200,000	200,000	200,000
TE Products Senior Notes, 6.45% fixed-rate, due Jan. 2008 (1)	180,000	180,000	180,000
TE Products Senior Notes, 7.51% fixed-rate, due Jan. 2028	210,000	210,000	210,000

Total senior debt obligations of TEPPCO	1,580,000	1,495,900	1,489,500

Total principal amount of senior debt obligations	6,514,068	6,496,468	6,571,568

Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due Aug. 2066 (2)	550,000	—	550,000

Total principal amount of senior and subordinated debt obligations	7,064,068	6,496,468	7,121,568

Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (4)	(22,852)	(19,042)	(18,404)
Unamortized discounts, net of premiums	(15,291)	(16,551)	(14,964)
Unamortized deferred gains related to terminated interest rate swap	27,952	32,426	26,788

Total other, non-principal amounts	(10,191)	(3,167)	(6,580)

Total long-term debt	$7,053,877	$6,493,301	$7,114,988

Standby letters of credit outstanding	$58,858	$44,629	$45,808

(1)	In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at March 31, 2007 and December 31, 2006. With respect to EPO Senior Notes E due in October 2007, EPO has the ability to use cash on hand and available credit capacity under its Revolver to fund repayment of this debt. With respect to the TE Products 6.45% Senior Notes due in January 2008, TEPPCO has the ability to use available credit capacity under its Revolver to repayment of this debt.

(2)	Enterprise Products Partners acts as guarantor of EPO’s debt obligations through unsecured guarantees. If EPO were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. EPO’s debt obligations are non-recourse to the parent company and EPGP.

(3)	TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. have issued full, unconditional, joint and several guarantees of TEPPCO’s Senior Notes and its Revolver. TEPPCO’s debt obligations are non-recourse to the parent company and TEPPCO GP.

(4)	See Note 9 for information regarding our financial instruments.

     Debt Obligations of the Parent Company
          The parent company consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, the parent company does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.
          EPE Revolver. In January 2006, the parent company amended and restated its original $525.0 million credit facility to reflect a new borrowing capacity of $200.0 million, which included a sublimit of $25.0 million for letters of credit. Amounts borrowed under the $200.0 million credit facility (the “EPE Revolver”) were due in January 2009. The parent company secured borrowings under this credit facility with a pledge of its limited and general partner ownership interests in Enterprise Products Partners.
          Interest payments were based on variable interest rates selected at the time of each borrowing equal to (i) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 0.5% or (ii) a Eurodollar rate. Variable interest rates based on either the prime rate or Federal Funds Effective Rate were increased by an applicable margin (as defined in the credit agreement) ranging from 0% to 0.75%. Variable interest rates based on Eurodollar rates were increased by an applicable margin ranging from 1% to 1.75%.
          The EPE Revolver contained various covenants related to the parent company’s ability, and the ability of certain of its subsidiaries (excluding EPGP and Enterprise Products Partners), to incur certain indebtedness, grant certain liens, make fundamental changes in entity structure, make distributions following an event of default, and enter into certain restricted agreements. This revolving credit facility also required the parent company to satisfy certain quarterly financial covenants including: (i) the parent company’s leverage ratio could not exceed 4.5 to 1, except under certain circumstances, and (ii) the parent company’s minimum net worth could not be less than $525.0 million.
     Consolidated Debt Obligations of Enterprise Products Partners
          EPO Revolver. This unsecured revolving credit facility currently has a borrowing capacity of $1.25 billion, which may be increased to $1.40 billion under certain conditions. With respect to borrowings made under $1.20 billion of the commitments, the maturity date for such amounts is October 2011. The maturity date for borrowings made under the remaining $48.0 million of commitments is October 2010. EPO may make up to two requests for one-year extensions of the aforementioned maturity dates (subject to certain conditions). There is no limit on the amount of standby letters of credit that can be outstanding under the amended facility.
          As defined by the revolving credit agreement, amounts borrowed under this facility bear interest at a variable interest rate selected by EPO at the time of each borrowing equal to (i) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 1/2% or (ii) a Eurodollar rate plus an applicable margin or (iii) a Competitive Bid Rate.
          The revolving credit agreement contains various covenants related to EPO’s ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. In addition, the revolving credit agreement restricts EPO’s ability to pay cash distributions to Enterprise Products Partners if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid. EPO must also satisfy certain financial covenants at the end of each fiscal quarter.
          Enterprise Products Partners contributed $750.8 million of net proceeds from its equity offerings to EPO during the year ended December 31, 2006. EPO used these contributed funds to temporarily reduce debt outstanding this revolving credit facility.
          EPO Senior Notes B through K. These fixed-rate notes are unsecured obligations of EPO and rank equal to its existing and future unsecured and unsubordinated indebtedness. They are senior to any future subordinated indebtedness that EPO may issue.

          Senior Notes B through D are subject to make-whole redemption rights and were issued under an indenture containing certain covenants. These covenants restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions. The remainder of the Senior Notes (i.e., E through K) are also subject to similar covenants.
          Senior Notes E, F, G, and H were issued as private placement debt in September 2004 and generated a combined $2.0 billion in proceeds, which were used to repay amounts borrowed under an acquisition-related credit facility. Senior Notes E through H were exchanged for registered debt securities in March 2005.
          Senior Notes I and J were issued as private placement debt in February 2005 and generated a combined $500.0 million in proceeds. These proceeds were used to repay $350.0 million due under a senior note obligation that matured in March 2005 and the remainder for general partnership purposes, including the temporary repayment of amounts then outstanding under the EPO Revolver. Senior Notes I and J were exchanged for registered debt securities in August 2005.
          Senior Notes K were issued as registered debt securities in June 2005 and generated $500.0 million in proceeds, which were used for general partnership purposes, including the temporary repayment of amounts then outstanding under the EPO Revolver.
          Pascagoula MBFC Loan. In connection with the construction of a natural gas processing plant located in Mississippi in 2000, EPO entered into a ten-year fixed-rate loan with the Mississippi Business Finance Corporation (“MBFC”). This loan is subject to a make-whole redemption right. The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the processing plant.
          The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with Enterprise Products Partners’ credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event. If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.
          Dixie Revolver. The debt obligations of Dixie consist of a senior unsecured revolving credit facility having a borrowing capacity of $28.0 million. The maturity date of this facility is June 2010. EPO consolidates the debt of Dixie; however, EPO does not have the obligation to make interest or debt payments with respect to Dixie’s debt. Variable interest rates charged under this facility generally bear interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus 1/2%.
          This credit agreement contains covenants related to Dixie’s ability to, among other things, incur certain indebtedness; grant certain liens; enter into merger transactions; pay distributions if a default or an event of default (as defined in the credit agreement) has occurred and is continuing; and make certain investments. The loan agreement also requires Dixie to satisfy a minimum net worth financial covenant.
          Duncan Energy Partners’ Revolver. The debt obligations of Duncan Energy Partners consist of a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans (as defined in the credit agreement). Letters of credit outstanding under this credit facility reduce the amount available for borrowing. The $300.0 million borrowing capacity under this agreement may be increased to $450.0 million under certain conditions. The maturity date of this credit facility is February 2011; however, Duncan Energy Partners may request up to two one-year extensions of the maturity date (subject to certain conditions).
          EPO consolidates the debt of Duncan Energy Partners; however, EPO does not have the obligation to make interest or debt payments with respect to Duncan Energy Partners’ debt. At the closing of its initial public offering in February 2007, Duncan Energy Partners borrowed $200.0 million under this credit facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.
          Variable interest rates charged under this facility generally bear interest, at Duncan Energy Partners’ election at the time of each borrowing, at either (i) a LIBO rate plus an applicable margin (as defined in the credit agreement) or (ii) the greater of (a) the lender’s base rate as defined in the agreement or (b) the Federal Funds Effective Rate plus 1/2%.
          The revolving credit agreement contains various covenants related to Duncan Energy Partners’ ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. In addition, the revolving credit agreement restricts Duncan Energy Partners’ ability to pay cash distributions to EPO and its public unitholders if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid. Duncan Energy Partners must also satisfy certain financial covenants at the end of each fiscal quarter.
          EPO Junior Notes. These notes are unsecured obligations of EPO and are subordinated to its existing and future unsubordinated indebtedness. EPO’s payment obligations under the Junior Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).
          The indenture agreement governing the Junior Notes allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture agreement also provides that, unless (i) all deferred interest on the Junior Notes has been paid in full as of the most recent applicable interest payment dates, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) Enterprise Products Partners is not in default of its obligations under related guarantee agreements, neither Enterprise Products Partners nor EPO may declare or make any distributions to any of their respective equity security holders or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the Junior Notes.
          In connection with its issuance of Junior Notes, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase the Junior Notes unless such redemption or repurchase is made using proceeds from the of issuance of certain securities.
          In the third quarter of 2006, EPO issued $550.0 million in principal amount of fixed/floating subordinated notes due August 2066 (“EPO Junior Notes A”). Proceeds from this debt offering were used to temporarily reduce principal outstanding under the EPO Revolver and for general partnership purposes. The EPO Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually commencing in February 2007. After August 2016, the notes will bear variable rate interest based on the 3-month LIBO rate for the related interest period plus 3.708%, payable quarterly commencing in November 2016. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. The EPO Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.
     Consolidated Debt Obligations of TEPPCO
          TEPPCO Revolver. This unsecured revolving credit facility has a borrowing capacity of $700.0 million, which may be increased to $850.0 million under certain conditions. This credit facility matures in December 2011, but TEPPCO may request up to two one-year extensions of the maturity date subject to certain conditions. There is no limit on the total amount of standby letters of credit that can be outstanding under this credit facility.
          Variable interest rates charged under this facility generally bear interest, at TEPPCO’s election at the time of each borrowing, at either (i) a LIBO rate plus an applicable margin (as defined in the credit agreement) or (ii) the lender’s base rate as defined in the agreement.

          The revolving credit agreement contains various covenants related to TEPPCO’s ability to, among other things, incur certain indebtedness; grant certain liens; make certain distributions; engage in specified transactions with affiliates; and enter into certain merger or consolidation transactions. TEPPCO must also satisfy certain financial covenants at the end of each fiscal quarter.
          TEPPCO Senior Notes. In February 2002 and January 2003, TEPPCO issued its 7.625% Senior Notes and 6.125% Senior Notes, respectively. The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at TEPPCO’s option. The indenture agreements governing these notes contain covenants that, among other things, limit the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.
          TE Products Senior Notes. In January 1998, TE Products issued its 6.45% Senior Notes due January 2008 and 7.51% Senior Notes due January 2028. The 6.45% Senior Notes may not be redeemed prior to their scheduled maturity. Beginning January 2008, the 7.51% Senior Notes may be redeemed prior to their scheduled maturity date at the option of TE Products, but are subject to make-whole redemption rights.
          The TE Products senior notes are unsecured obligations of TE Products and rank pari passu with all future unsecured and unsubordinated indebtedness of TE Products. The indenture agreements governing these notes contain covenants that, among other things, limit the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.
     Covenants
          We were in compliance with the covenants of our consolidated debt agreements at March 31, 2007, December 31, 2006 and December 31, 2005.
     Information regarding variable interest rates paid
          The following table presents the range of interest rates paid and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the three months ended March 31, 2007.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid

EPE Revolver	6.32% to 6.35%	6.32%
EPO Revolver	5.82% to 8.25%	5.84%
Dixie Revolver	5.66% to 5.67%	5.66%
Duncan Energy Partners’ Revolver	6.17%	6.17%
TEPPCO Revolver	5.92% to 5.96%	5.94%
          The following table shows the range of interest rates paid and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the year ended December 31, 2006.

	Range of	Weighted-average
	interest rates	interest rate
	paid	paid

EPE Revolver	5.44% to 8.25%	6.17%
EPO Revolver	4.87% to 8.25%	5.66%
Dixie Revolver	4.67% to 5.79%	5.36%
TEPPCO Revolver	5.92% to 5.97%	5.96%

     Consolidated debt maturity table
          The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter, at the dates indicated:

	At March 31,	At December 31,
	2007	2006
	(Unaudited)
2007	$—	$—
2008	—	180,000
2009	655,000	655,000
2010	569,068	569,068
2011	1,850,000	1,850,000
Thereafter	4,047,500	3,810,000

Total scheduled principal payments	$7,121,568	$7,064,068

          In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at March 31, 2007 and December 31, 2006.
     Debt Obligations of Unconsolidated Affiliates
          Enterprise Products Partners has three unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations. The following table shows (i) the ownership interest in each entity at December 31, 2006, (ii) total debt of each unconsolidated affiliate at December 31, 2006 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2007	2008	2009	2010	2011	2011

Cameron Highway (1)	50.0%	$415,000	$—	$25,000	$25,000	$50,000	$55,000	$260,000
Poseidon (1)	36.0%	91,000	—	—	—	—	91,000	—
Evangeline (1)	49.5%	25,650	5,000	5,000	5,000	10,650	—	—
Centennial (2)	50.0%	150,000	10,000	10,100	9,900	9,100	9,000	101,900

Total		$681,650	$15,000	$40,100	$39,900	$69,750	$155,000	$361,900

(1)	Denotes an unconsolidated affiliate of Enterprise Products Partners.

(2)	Denotes an unconsolidated affiliate of TEPPCO.
          The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants. These businesses were in compliance with such covenants at March 31, 2007 and December 31, 2006. The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.
          The following information summarizes the significant terms of the debt obligations of these unconsolidated affiliates at March 31, 2007 and December 31, 2006:
          Cameron Highway. At December 31, 2006 and March 31, 2007, Cameron Highway’s debt obligations consisted of $365.0 million of 5.86% fixed-rate Series A notes and $50.0 million of variable-rate Series B notes related to project financing activities.
          Poseidon. Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011. This credit agreement is secured by substantially all of Poseidon’s assets. The variable interest rates charged on this debt at March 31, 2007 and December 31, 2006 were 6.60% and 6.68%, respectively.

          Evangeline. At December 31, 2006 and March 31, 2007, Evangeline’s debt obligations consisted of (i) $18.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million.
          Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.
          Variable rate interest accrues on the subordinated note at a Eurodollar rate plus 1/2%. The variable interest rates charged on this note at March 31, 2007 and December 31, 2006 were 5.87% and 6.08%, respectively. Accrued interest payable related to the subordinated note was $8.2 million and $7.9 million at March 31, 2007 and December 31, 2006, respectively.
          Centennial. At December 31, 2006 and March 31, 2007, Centennial’s debt obligations consisted of (i) $140.0 million borrowed under a master shelf loan agreement and (ii) $10.0 million borrowed under an additional credit agreement, which terminated in April 2007. Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.
          TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations. If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $70.0 million (effective April 2007). In the second quarter of 2007, TE Products recorded a liability of $9.9 million for its share of the Centennial debt guaranty.
Note 17. Partners’ Equity and Distributions
          We are a Delaware limited partnership that was formed in April 2005. We are owned 99.99% by our limited partners and 0.01% by EPE Holdings, our sole general partner. EPE Holdings is owned 100% by Dan Duncan LLC, which is wholly-owned by Dan L. Duncan.
          Our Units represent limited partner interests, which give the holders thereof the right to participate in cash distributions and to exercise the other rights or privileges available to them under our First Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).
          In May 2007, we issued an aggregate of 14,173,304 Class B Units and 16,000,000 Class C Units to DFI and DFIGP in connection with their contribution of 4,400,000 common units representing limited partner interest of TEPPCO and 100% of the general partner interest of TEPPCO GP. Due to common control considerations (see Note 1), the Class B and Class C Units are reflected as outstanding since February 2005, which was the period that private company affiliates of EPCO first acquired ownership interests in TEPPCO and TEPPCO GP.
          In accordance with the Partnership Agreement, capital accounts are maintained for our general partner and limited partners. The capital account provisions of the Partnership Agreement incorporate principles established for U.S. Federal income tax purposes and are not comparable to GAAP-based equity amounts presented in our consolidated financial statements. Earnings and cash distributions are allocated to holders of our Units and Class B Units in accordance with their respective percentage interests.
     Initial Public Offering
          In August 2005, the parent company completed its initial public offering of 14,216,784 Units (including an over-allotment amount of 1,616,784 Units) at an offering price of $28.00 per Unit. Total net proceeds from the sale of these Units was approximately $373.0 million after deducting applicable underwriting discounts, commissions, structuring fees and other offering expenses of $25.6 million. The net proceeds from this initial public offering were used to reduce debt outstanding under the then existing $525.0 million credit facility.
     Class B and C Units
          On July 12, 2007, all of the outstanding 14,173,304 Class B Units were converted into Units on a one-to-one basis. While outstanding as a separate class, the Class B Units (i) entitled the holder to the allocation of income, gain, loss, deduction and credit to the same extent as such items were allocated to holders of the parent company’s Units, (ii) entitled the holder to share in the parent company’s distributions of available cash and (iii) were generally non-voting.
          The Class C Units (i) entitle the holder to the allocation of taxable income, gain, loss, deduction and credit to the same extent as such items would be allocated to the holder if the Class C Units were converted and outstanding units; (ii) entitle the holder the right to share in distributions of available cash on and after February 1, 2009, on a pro rata basis with the parent company’s Units (excluding distributions with respect to any record date prior to February 1, 2009), and (iii) are non-voting, except that, the Class C Units are entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class C Units in relation to other classes of partnership interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class C Units is required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class. The Class C Units are eligible to be converted to the parent company’s Units on February 1, 2009 on a one-to-one basis. For financial accounting purposes, the Class C Units are not allocated any portion of net income until their conversion into Units in 2009. In addition, the Class C Units are non-participating in current or undistributed earnings and are not entitled to receive cash distributions until 2009.
     Unit History
          As restated, we had 88,884,116 units outstanding at March 31, 2007, December 31, 2006 and December 31, 2005. The following table details our outstanding balance of the units for the periods and at the dates indicated:

Units issued to affiliates of EPCO in connection with the contribution of net assets in August 2005 (the “sponsor units”)	74,667,332
Units issued in August 2005 in connection with initial public offering	14,216,784

Balance, March 31, 2007, December 31, 2005 and 2006	88,884,116

          Our consolidated earnings per unit amounts for periods prior to the parent company’s initial public offering in August 2005 assume that affiliates of EPCO owned the sponsor units during those periods.
          As restated, we also had 14,173,304 Class B Units and 16,000,000 Class C Units outstanding at March 31, 2007, December 31, 2006 and 2005. See Note 25 for subsequent events that affect the parent company’s Units.

     Summary of Changes in Limited Partners’ Equity
          The following table details the changes in limited partners’ equity since December 31, 2003:

		Class B	Class C
	Units	Units	Units	Total

Balance, January 1, 2004	$31,449	$—	$—	$31,449
Net income	29,775	—	—	29,775
Cash distributions to partners	(16,429)	—	—	(16,429)
Operating leases paid by EPCO	152	—	—	152
Other expenses paid by EPCO	2,906	—	—	2,906
Contributions from partners	1,614	—	—	1,614
Other	18	—	—	18

Balance, December 31, 2004	49,485	—	—	49,485
Net income	55,271	26,930	—	82,201
Cash distributions to partners	(32,942)	—	—	(32,942)
Cash distributions to former owners	—	(39,818)	—	(39,818)
Operating leases paid by EPCO	72	—	—	72
Amortization of equity-related awards	75	—	—	75
Acquisition of minority interest from El Paso	90,845	—	—	90,845
Contribution of net assets from sponsor affiliates in connection with initial public offering	160,604	—	—	160,604
Net proceeds from initial public offering	373,000			373,000
Contribution of interest in TEPPCO GP	—	386,510	380,655	767,175
Other	(186)	—	—	(186)

Balance, December 31, 2005	696,224	373,622	380,665	1,450,511
Net income	92,559	41,420	—	133,979
Distributions to partners	(108,438)	—	—	(108,438)
Distributions to former owners	—	(57,960)	—	(57,960)
Operating leases paid by EPCO	109	—	—	109
Amortization of equity-related awards	80	—	—	80
Contributions	755	—	—	755
Acquisition related disbursement of cash	(319)	—	—	(319)
Change in accounting methods of equity awards	(48)	—	—	(48)

Balance, December 31, 2006	680,922	357,082	380,665	1,418,669
Net income	25,228	28,220	—	53,448
Cash distributions to partners	(31,110)	—	—	(31,110)
Cash distributions to former owners	—	(14,691)	—	(14,691)
Operating leases paid by EPCO	27	—	—	27
Amortization of equity-based awards	20	—	—	20

Balance, March 31, 2007 (Unaudited)	$675,087	$370,611	$380,665	$1,426,363

          Our restated limited partner’s equity accounts reflect the issuance of the Class B and C Units in February 2005, which was the month in which the TEPPCO and TEPPCO GP interests were first acquired by private company affiliates of EPCO. The total value of the units issued represents the purchase price paid for the acquired TEPPCO and TEPPCO GP interests and was allocated between the Class B Units and Class C Units based on the relative market value of the Class B and Class C Units at the time of issuance. The relative market value of the Class B Units was determined by reference to the closing prices of the parent company’s Units for the five day period beginning two trading days prior to May 7, 2007 and ending two trading days thereafter. The value of the Class C Units represents a discount to the initial value of the Class B Units since the Class C Units are non-participating in current or undistributed earnings and are not entitled to receive cash distributions until 2009.
     Distributions to Partners
          The parent company’s cash distribution policy is consistent with the terms of its Partnership Agreement, which requires it to distribute its available cash (as defined in our Partnership Agreement) to its partners no later than 50 days after the end of each fiscal quarter. The quarterly cash distributions are not cumulative. As a result, if distributions on the parent company’s units are not paid at the targeted levels, unitholders will not be entitled to receive such payments in the future.

          The following table presents the parent company’s declared quarterly cash distribution rates per Unit since its initial public offering in August 2005 and the related record and distribution payment dates. The quarterly cash distribution rates per Unit correspond to the fiscal quarters indicated. Actual cash distributions are paid within 50 days after the end of such fiscal quarter.

	Cash Distribution History
	Distribution	Record	Payment
	per Unit	Date	Date

2005
3rd Quarter	$0.265	Oct. 31, 2005	Nov. 10, 2005
4th Quarter	$0.280	Jan. 31, 2006	Feb. 10, 2006
2006
1st Quarter	$0.295	Apr. 28, 2006	May 11, 2006
2nd Quarter	$0.310	Jul. 31, 2006	Aug. 11, 2006
3rd Quarter	$0.335	Oct. 31, 2006	Nov. 9, 2006
4th Quarter	$0.350	Jan. 31, 2007	Feb. 9, 2007
2007
1st Quarter	$0.365	April 30, 2007	May 11, 2007
          The quarterly cash distribution of the parent company that was paid on November 10, 2005, was prorated to $0.092 per Unit based on the 32-day period that elapsed from the closing of its initial public offering on August 30, 2005 to September 30, 2005. The declared distribution rate for the third quarter of 2005 was $0.265 per Unit.
     Other
          In October 2006, EPO acquired all of the capital stock of an affiliated NGL marketing company located in Canada from EPCO and Dan L. Duncan for $17.7 million in cash. The amount paid for this business (which was under common control with us) exceeded the carrying values of the assets acquired and liabilities assumed by $6.3 million, of which $0.3 million was allocated to us and $6.0 million to minority interest. Our share of the excess of the acquisition price over the net book value of this business at the time of acquisition is treated as a deemed distribution to our owners and presented as an “Acquisition-related disbursement of cash” in our Statement of Consolidated Partners’ Equity for the year ended December 31, 2006. The total purchase price is a component of “Cash used for business combinations” as presented in our Statement of Consolidated Cash Flows for the year ended December 31, 2006.

Note 18. Related Party Transactions
          The following table summarizes our related party transactions for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Revenues from consolidated operations:
EPCO and affiliates	$55,809	$311	$2,697	$2	$149
Shell	—	—	542,912	—	—
Unconsolidated affiliates	304,854	367,516	266,045	55,734	84,528

Total	$360,663	$367,827	$811,654	$55,736	$84,677

Operating costs and expenses:
EPCO and affiliates	$403,825	$341,673	$203,100	$100,337	$117,269
Shell	—	—	725,420	—	—
Unconsolidated affiliates	39,884	30,838	37,587	5,943	7,648

Total	$443,709	$372,511	$966,107	$106,280	$124,917

General and administrative expenses:
EPCO and affiliates	$63,465	$53,304	$29,307	$19,651	$16,194

Interest expense:
EPCO and affiliates	$—	$15,306	$5,849	$—	$—

     Relationship with EPCO and affiliates
          We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:
•	EPCO and its consolidated private company subsidiaries;

•	EPE Holdings, our general partner; and

•	the Employee Partnerships.
          Unless noted otherwise, our agreements with EPCO are not the result of arm’s length transactions. As a result, we cannot provide assurance that the terms and provisions of such agreements are at least as favorable to us as we could have obtained from unaffiliated third parties.
          EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of EPE Holdings and EPGP. At March 31, 2007 and December 31, 2006, EPCO beneficially owned 75,240,575 (or 84.7%) of the parent company’s outstanding units. In addition, at March 31, 2007 and December 31, 2006, EPCO beneficially owned 147,129,416 and 146,768,946 (or 34.0% and 33.9%), respectively, of Enterprise Products Partners’ common units, including 13,454,498 common units owned by the parent company. At March 31, 2007 and December 31, 2006, EPCO beneficially owned 16,691,550 (or 18.2%) of TEPPCO’s common units. In addition, at March 31, 2007 and December 31, 2006, EPCO and its affiliates owned 86.8% and 86.7%, respectively, of the limited partner interests of the parent company and 100% of its general partner, EPE Holdings. The parent company owns all of the membership interests of EPGP and TEPPCO GP. The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners. The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO. The executive officers and certain of the directors of EPGP, TEPPCO GP, and EPE Holdings are employees of EPCO.
          In December 2006, at a special meeting of TEPPCO’s unitholders, its partnership agreement was amended and restated, and its general partner’s maximum percentage interest in its quarterly distributions was reduced from 50% to 25% in exchange for 14,091,275 common units. Certain of the IDRs held by TEPPCO GP were converted into 14,091,275 common units of TEPPCO. Subsequently, DFIGP transferred the 14,091,275 common units of TEPPCO that it received in connection with the conversion of the IDRs to affiliates of EPCO, including 13,386,711 common units transferred to DFI.

          In connection with its general partner interest in Enterprise Products Partners, EPGP received cash distributions of $29.4 million, $22.6 million, $101.8 million, $76.8 million and $40.4 million from Enterprise Products Partners during the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. These amounts include incentive distributions of $25.3 million, $19.1 million, $86.7 million, $63.9 million and $32.4 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. The parent company owns all of the membership interests of EPGP.
          The parent company, EPE Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from the parent company, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $83.0 million, $73.1 million, $306.5 million, $243.9 million and $189.8 million in cash distributions from us during the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.
          The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by the parent company are pledged as security under its credit facility. In addition, the ownership interests in the parent company, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by the parent company, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including the parent company, Enterprise Products Partners and TEPPCO.
          We have entered into an agreement with an affiliate of EPCO to provide trucking services to us for the transportation of NGLs and other products. For the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, we paid this trucking affiliate $5.5 million, $6.3 million, $20.7 million, $17.6 million and $14.2 million, respectively, for such services.
          We lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates. For the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, we paid EPCO $0.2 million, $0.6 million, $3.7 million, $2.7 million and $1.7 million, respectively, for office space leases.
          Historically, we entered into transactions with a Canadian affiliate of EPCO for the purchase and sale of NGL products in the normal course of business. These transactions were at market-related prices. We acquired this affiliate in October 2006 and began consolidating its financial statements with those of our own from the date of acquisition (see Note 17). For the three months ended March 31, 2006, and the years ended December 31, 2005 and 2004, our revenues from this former affiliate were $0.1 million, $0.3 million and $2.7 million, respectively, and our purchases were $26.9 million, $61.0 million and $71.8 million, respectively.
          In September 2004, EPGP borrowed $370.0 million from an affiliate of EPCO to finance the purchase of a 50% membership interest in the general partner of GulfTerra. This note payable was repaid in August 2005 using borrowings under the parent company’s credit facility. For the year ended December 31, 2005, we recorded $15.3 million of interest related to this affiliate note payable.
     Relationship with Duncan Energy Partners
          In September 2006, Duncan Energy Partners, a consolidated subsidiary of Enterprise Products Partners, was formed, to acquire, own, and operate a diversified portfolio of midstream energy assets. On February 5, 2007, this subsidiary completed its initial public offering of 14,950,000 common units (including an overallotment amount of 1,950,000 common units) at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $291.0 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners. Duncan Energy Partners used $38.5 million of net proceeds from the overallotment to redeem 1,950,000 of the 7,301,571 common units it had originally issued to Enterprise Products Partners, resulting in the final amount of 5,371,571 common units beneficially owned by Enterprise Products Partners. Enterprise Products Partners used the cash it received from Duncan Energy Partners to temporarily reduce amounts outstanding under EPO’s Multi-Year Revolving Credit Facility.
          In summary, Enterprise Products Partners contributed 66% of its equity interests in the following subsidiaries to Duncan Energy Partners:
•	Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”), a recently formed subsidiary, which owns salt dome storage caverns located in Mont Belvieu, Texas that receive, store and deliver NGLs and certain petrochemical products for industrial customers located along the upper Texas Gulf Coast, which has the largest concentration of petrochemical plants and refineries in the United States;

•	Acadian Gas, LLC (“Acadian Gas”), which owns an onshore natural gas pipeline system that gathers, transports, stores and markets natural gas in Louisiana. The Acadian Gas system links natural gas supplies from onshore and offshore Gulf of Mexico developments (including offshore pipelines, continental shelf and deepwater production) with local gas distribution companies, electric generation plants and industrial customers, including those in the Baton Rouge-New Orleans-Mississippi River corridor. A subsidiary of Acadian Gas owns a 49.5% equity interest in Evangeline (see Note 13);

•	Sabine Propylene Pipeline L.P. (“Sabine Propylene”), which transports polymer-grade propylene between Port Arthur, Texas and a pipeline interconnect located in Cameron Parish, Louisiana;

•	Enterprise Lou-Tex Propylene Pipeline L.P. (“Lou-Tex Propylene”), which transports chemical-grade propylene from Sorrento, Louisiana to Mont Belvieu, Texas; and

•	South Texas NGL Pipelines, LLC (“South Texas NGL”), a recently formed subsidiary, which began transporting NGLs from Corpus Christi, Texas to Mont Belvieu, Texas in January 2007. South Texas NGL owns the DEP South Texas NGL Pipeline System.
          In addition to the 34% direct ownership interest Enterprise Products Partners retained in certain subsidiaries of Duncan Energy Partners, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units. EPO directs the business operations of Duncan Energy Partners through its control of the general partner of Duncan Energy Partners.
          The formation of Duncan Energy Partners had no effect on Enterprise Products Partners’ financial statements at December 31, 2006. For financial reporting purposes, the financial statements of Duncan Energy Partners will be consolidated into those of Enterprise Products Partners. Consequently, the results of operations of Duncan Energy Partners will be a component of Enterprise Products Partners’ business segments. Also, due to common control of the entities by Dan L. Duncan, the initial consolidated balance sheet of Duncan Energy Partners will reflect the historical carrying basis of Enterprise Products Partners in each of the subsidiaries contributed to Duncan Energy Partners.
          The public owners of Duncan Energy Partners’ common units will be presented as a noncontrolling interest in our consolidated financial statements beginning in February 2007. The public owners of Duncan Energy Partners have no direct equity interests in the common units of Enterprise Products Partners as a result of this transaction. The borrowings of Duncan Energy Partners will be presented as part of our consolidated debt; however, neither the parent company nor Enterprise Products Partners has any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

          Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions:
•	It utilizes storage services provided by Mont Belvieu Caverns to support its Mont Belvieu fractionation and other businesses;

•	It buys natural gas from and sells natural gas to Acadian Gas in connection with its normal business activities; and

•	It is the sole shipper on the DEP South Texas NGL Pipeline System.
          Enterprise Products Partners may sell or contribute other assets or equity interests in its subsidiaries to Duncan Energy Partners in the near term and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program. Enterprise Products Partners has no obligation or commitment to enter into such transactions with Duncan Energy Partners.
          Omnibus Agreement. In connection with the initial public offering of common units by Duncan Energy Partners, EPO also entered into an Omnibus Agreement with Duncan Energy Partners and certain of its subsidiaries that will govern its relationship with them on the following matters:
•	indemnification for certain environmental liabilities, tax liabilities and right-of-way defects;

•	reimbursement of certain expenditures for South Texas NGL and Mont Belvieu Caverns;

•	a right of first refusal to EPO on the equity interests in the current and future subsidiaries of Duncan Energy Partners and a right of first refusal on the material assets of these entities, other than sales of inventory and other assets in the ordinary course of business; and

•	a preemptive right with respect to equity securities issued by certain of Duncan Energy Partners’ subsidiaries, other than as consideration in an acquisition or in connection with a loan or debt financing.
          Indemnification for Environmental and Related Liabilities. EPO also agreed to indemnify Duncan Energy Partners after the closing of its initial public offering against certain environmental and related liabilities arising out of or associated with the operation of the assets before February 5, 2007. These liabilities include both known and unknown environmental and related liabilities. This indemnification obligation will terminate on February 5, 2010. There is an aggregate cap of $15.0 million on the amount of indemnity coverage. In addition, Duncan Energy Partners is not entitled to indemnification until the aggregate amounts of its claims exceed $250.0 thousand. Liabilities resulting from a change of law after February 5, 2007 are excluded from the environmental indemnity provided by EPO.
     EPO will also indemnify Duncan Energy Partners for liabilities related to:
•	certain defects in the easement rights or fee ownership interests in and to the lands on which any assets contributed to Duncan Energy Partners on February 5, 2007 are located;

•	failure to obtain certain consents and permits necessary for Duncan Energy Partners to conduct its business that arise within three years after February 5, 2007; and

•	certain income tax liabilities related to the operation of the assets contributed to Duncan Energy Partners attributable to periods prior to February 5, 2007.
          Reimbursement for Certain Expenditures. EPO has agreed to make additional contributions to Duncan Energy Partners as reimbursement for its 66% share of excess construction costs, if any, above (i) the $28.6 million of estimated capital expenditures to complete planned expansions of the DEP South Texas NGL Pipeline System and (ii) $14.1 million of estimated construction costs for additional planned brine production capacity and above-ground storage reservoir projects at Mont Belvieu. We estimate the costs to complete the planned expansion of the DEP South Texas NGL Pipeline System (after the closing of the Duncan Energy Partners’ initial public offering) would be approximately $28.6 million, of which Duncan Energy Partners’ 66% share would be approximately $18.9 million. Duncan Energy Partners retained cash from the proceeds of its initial public offering in an amount equal to 66% of these estimated planned expansion costs. EPO will make a capital contribution to South Texas NGL for its 34% share of such planned expansion costs.
     Relationship with Employee Partnerships
          EPE Unit I. In connection with the parent company’s initial public offering in August 2005, EPCO formed EPE Unit I to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in EPE Unit I. EPCO serves as the general partner of EPE Unit I. In connection with the closing of the parent company’s initial public offering, EPCO Holdings, Inc., a wholly owned subsidiary of EPCO, borrowed $51.0 million under its credit facility and contributed the proceeds to its wholly-owned subsidiary, DFI.
          Subsequently, DFI contributed the $51.0 million to EPE Unit I as a capital contribution and was issued the Class A limited partner interest in EPE Unit I. EPE Unit I used the contributed funds to purchase 1,821,428 Units directly from the parent company at the initial public offering price of $28.00 per unit. Certain EPCO employees, including all of EPGP’s then current executive officers other than the Chairman, were issued Class B limited partner interests without any capital contribution and admitted as Class B limited partners of EPE Unit I.
          Unless otherwise agreed to by EPCO, DFI and a majority in interest of the Class B limited partners of EPE Unit I, EPE Unit I will terminate at the earlier of five years following the closing of the parent company’s initial public offering or a change in control of the parent company or its general partner. EPE Unit I has the following material terms regarding its quarterly cash distribution to partners:
•	Distributions of Cash flow — Each quarter, 100% of the cash distributions received by EPE Unit I from the parent company will be distributed to the Class A limited partner until DFI has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by EPE Unit I will be distributed to the Class B limited partners. The Class A preferred return equals 1.5625% per quarter, or 6.25% per annum, of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals $51 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit I of proceeds from the sale of the parent company Units owned by EPE Unit I (as described below).

•	Liquidating Distributions — Upon liquidation of EPE Unit I, Units having a fair market value equal to the Class A limited partner capital base will be distributed to DFI, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining Units will be distributed to the Class B limited partners.

•	Sale Proceeds — If EPE Unit I sells any of the 1,821,428 of parent company Units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.
          The Class B limited partner interests in EPE Unit I that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to the fifth anniversary of the closing of our initial public offering, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit I will also lapse upon certain change of control events.
          Since the parent company has an indirect interest in Enterprise Products Partners through its ownership of EPGP, EPE Unit I (including its Class B limited partners) may derive some benefit from Enterprise Products Partners’ results of operations. Accordingly, a portion of the fair value of these equity awards is allocated to Enterprise Products Partners under the EPCO administrative services agreement as a non-cash expense. The parent company, EPGP, Duncan Energy Partners, DEPGP and Enterprise Products Partners will not reimburse EPCO, EPE Unit I or any of their affiliates or partners, through the administrative services agreement or otherwise, for any expenses related to EPE Unit I, including the contribution of $51 million to EPE Unit I by DFI or the purchase of parent company Units by EPE Unit I.
          For the period that EPE Unit I was in existence during 2005, EPCO accounted for these unit-based awards using the provisions of APB 25. Under APB 25, the intrinsic value of the Class B limited partner interests was accounted for in a manner similar to stock appreciation rights (i.e. variable accounting). Upon our adoption of SFAS 123(R), we began recognizing compensation expense based upon the estimated grant date fair value of the Class B partnership equity awards. EPCO’s non-cash compensation expense related to this arrangement is allocated to Enterprise Products Partners and other affiliates of EPCO based on its usage of each employee’s services. For the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006 and 2005, we recorded $0.5 million, $0.6 million, $2.1 million and $2.0 million, respectively, of non-cash compensation expense for these awards associated with employees who work on our behalf.
          EPE Unit II. In December 2006, EPE Unit II was formed to serve as an incentive arrangement for an executive officer of EPGP. This officer, who is not a participant in EPE Unit I, was granted a profits interest in EPE Unit II. EPCO serves as the general partner of EPE Unit II.
          DFI contributed $1.5 million to EPE Unit II as a capital contribution and was issued the Class A limited partner interest in EPE Unit II. EPE Unit II used these funds to purchase 40,725 of the parent company’s Units on the open market at an average price of $36.91 per Unit in December 2006. The officer was issued a Class B limited partner interest in EPE Unit II without any capital contribution. The significant terms of EPE Unit II (e.g. termination provisions, quarterly distributions of cash flow, liquidating distributions, forfeitures, and treatment of sale proceeds) are similar to those for EPE Unit I except that the Class A capital base for DFI is $1.5 million.
          As with EPE Unit I, EPCO’s non-cash compensation expense related to this arrangement is allocated to us and other affiliates of EPCO based on our usage of the officer’s services. In accordance with SFAS 123(R), we recognize compensation expense associated with EPE Unit II based on the estimated grant date fair value of the Class B partnership equity award. Since EPE Unit II was formed in December 2006, we recorded a nominal amount of expense associated with this award during the three months ended March 31, 2007 and the year ended December 31, 2006.
          See Note 7 for additional information regarding our accounting for unit-based awards.
     EPCO Administrative Services Agreement
          We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). Enterprise Products Partners and its general partner, the parent company and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA. The significant terms of the ASA are as follows:
•	EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

•	We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO). In addition, we have agreed to pay all sales, use, and excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

•	EPCO will allow us to participate as named insureds in its overall insurance program with the associated premiums and other costs being allocated to us.
          Under the ASA, EPCO subleases to Enterprise Products Partners (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to Enterprise Products Partners its purchase option under such leases (the “retained leases”). EPCO remains liable for the actual cash lease payments associated with these agreements. The full value of EPCO’s payments in connection with the retained leases is recorded by Enterprise Products Partners as a non-cash related party operating lease expense. An offsetting amount is recorded by Enterprise Products Partners as a general contribution by its partners, the majority of which is recorded in minority interest in the preparation of our consolidated financial statements. At December 31, 2006, the retained leases were for a cogeneration unit and approximately 100 railcars. Should we decide to exercise the purchase options associated with the retained leases, $2.3 million would be payable in 2008 and $3.1 million in 2016.
          Our operating costs and expenses for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004 include reimbursement payments to EPCO for the costs it incurs to operate our facilities, including compensation of employees. We reimburse EPCO for actual direct and indirect expenses it incurs related to the operation of our assets.
          Likewise, our general and administrative costs for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004 include amounts we reimburse to EPCO for administrative services, including compensation of employees. In general, our reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs).
          The ASA also addresses potential conflicts that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEPGP; (iii) the parent company and EPE Holdings; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates). The administrative services agreement provides, among other things, that:
•	If a business opportunity to acquire “equity securities” (as defined) is presented to the EPCO Group; Enterprise Products Partners and EPGP; Duncan Energy Partners and DEPGP; or the parent company and EPE Holdings, then the parent company will have the first right to pursue such opportunity. The term “equity securities” is defined to include:
•	general partner interests (or securities which have characteristics similar to general partner interests) and IDRs or similar rights in publicly traded partnerships or interests in persons that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

•	IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interest in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.
The parent company will be presumed to desire to acquire the equity securities until such time as EPE Holdings advises the EPCO Group, EPGP and DEPGP that the parent company has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100 million, the decision to decline the acquisition will be made by the chief executive officer of EPE Holdings after consultation with and subject to the approval of the Audit, Conflicts and Governance (“ACG”) Committee of EPE

Holdings. If the purchase price is reasonably likely to be less than such threshold amount, the chief executive officer of EPE Holdings may make the determination to decline the acquisition without consulting the ACG Committee of EPE Holdings.

In the event that the parent company abandons the acquisition and so notifies the EPCO Group, EPGP and DEPGP, Enterprise Products Partners will have the second right to pursue such acquisition either for it or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. In the event that Enterprise Products Partners affirmatively directs the opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such acquisition. Enterprise Products Partners will be presumed to desire to acquire the equity securities until such time as EPGP advises the EPCO Group and DEPGP that Enterprise Products Partners has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition of the equity securities, Enterprise Products Partners will follow the same procedures applicable to the parent company, as described above but utilizing EPGP’s chief executive officer and ACG Committee. In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEPGP, the EPCO Group may pursue the acquisition or offer the opportunity to EPCO Holdings or TEPPCO, TEPPCO GP or their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.
•	If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, EPGP, EPE Holdings or the parent company, then Enterprise Products Partners will have the first right to pursue such opportunity or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. Enterprise Products Partners will be presumed to desire to pursue the business opportunity until such time as EPGP advises the EPCO Group, EPE Holdings and DEPGP that Enterprise Products Partners has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP. If the purchase price or cost is reasonably likely to be less than such threshold amount, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee. In the event that Enterprise Products Partners affirmatively directs the business opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such business opportunity. In the event that Enterprise Products Partners abandons the business opportunity for itself and for Duncan Energy Partners and so notifies the EPCO Group, EPE Holdings and DEPGP, the parent company will have the second right to pursue such business opportunity, and will be presumed to desire to do so, until such time as EPE Holdings shall have determined to abandon the pursuit of such opportunity in accordance with the procedures described above, and shall have advised the EPCO Group that we have abandoned the pursuit of such acquisition.

In the event that the parent company abandons the acquisition and so notifies the EPCO Group, the EPCO Group may either pursue the business opportunity or offer the business opportunity to a private company affiliate of EPCO or TEPPCO and TEPPCO GP without any further obligation to any other party or offer such opportunity to other affiliates.
          None of the EPCO Group, EPGP, Enterprise Product Partners, DEPGP, Duncan Energy Partners, EPE Holdings or the parent company have any obligation to present business opportunities to TEPPCO or TEPPCO GP. Likewise, TEPPCO and TEPPCO GP have no obligation to present business opportunities to the EPCO Group, EPGP, Enterprise Products Partners, DEPGP, Duncan Energy Partners, EPE Holdings or the parent company.

     Relationships with Unconsolidated Affiliates
          Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations. See Note 16 for a discussion of this alignment of commercial interests. Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.
          The following information summarizes significant related party transactions with our current unconsolidated affiliates:
•	We sell natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility. Revenues from Evangeline were $51.4 million, $77.9 million, $277.7 million, $318.8 million and $233.9 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. In addition, we furnished $1.1 million in letters of credit on behalf of Evangeline at December 31, 2006.

•	We pay Promix for the transportation, storage and fractionation of NGLs. In addition, we sell natural gas to Promix for its plant fuel requirements. Expenses with Promix were $5.3 million, $6.9 million, $34.9 million, $26.0 million and $23.2 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively. Additionally, revenues from Promix were $3.6 million, $5.7 million, $21.8 million, $25.8 million and $18.6 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.

•	We perform management services for certain of our unconsolidated affiliates. These fees were $2.7 million, $2.7 million, $10.3 million, $9.4 million and $2.1 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006, 2005 and 2004, respectively.

•	TE Products has a pipeline capacity lease agreement with Centennial and incurred rental charges of $1.8 million, $1.0 million, $5.6 million and $5.9 million for the three months ended March 31, 2007 and 2006, and the years ended December 31, 2006 and 2005, respectively.
     Review and Approval of Transactions with Related Parties
          The parent company’s partnership agreement and ACG Committee charter set forth procedures by which related party transactions and conflicts of interest may be approved or resolved by its general partner or the ACG Committee. Under the parent company’s partnership agreement, unless otherwise expressly provided therein, whenever a potential conflict of interest exists or arises between EPE Holdings or any of its affiliates, on the one hand, and the parent company or any partner, on the other hand, any resolution or course of action by the general partner or its affiliates in respect of such conflict of interest is permitted and deemed approved by all of the parent company’s partners, and will not constitute a breach of the parent company’s partnership agreement or any agreement contemplated by such agreement, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval (defined as the approval of a majority of the members of EPE Holdings’ ACG Committee), (ii) approved by a vote of a majority of the parent company’s Units (excluding those Units owned by EPE Holdings and its affiliates), (iii) on terms no less favorable to the parent company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the parent company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the parent company).
          Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under the parent company’s partnership agreement to be “fair and reasonable” to any person, the fair and reasonable nature of such transaction, arrangement or resolution is considered in the context of all similar or related transactions.

          The Board of Directors of EPE Holdings may, in its discretion, request that its ACG Committee review and approve related party transactions. As stated above, transactions and conflicts of interest between EPE Holdings and its affiliates, on the one hand, and Enterprise Products Partners, TEPPCO and their respective subsidiaries, on the other hand, may also be resolved by Special Approval of the respective ACG Committees of Enterprise Products Partners or TEPPCO in accordance with their partnership agreements and committee charters. The review and approval process of the ACG Committee, including factual matters that may be considered in determining whether a transaction is fair and reasonable, is generally governed by Section 7.9 of the parent company’s partnership agreement. As discussed below, a transaction that receives the ACG Committee’s approval by a majority of its members (i.e., “Special Approval”) is conclusively deemed not a breach of the parent company’s partnership agreement or any other duties stated or implied by law or in equity. The processes followed by Enterprise Products Partners’ or TEPPCO’s management in approving or obtaining approval of related party transactions are in accordance with their written management authorization policies, which have been approved by their respective Boards.
          In submitting a matter to the ACG Committee, EPE Holdings or its Board may charge the ACG Committee with reviewing the transaction and providing the Board with a recommendation, or EPE Holdings or its Board may delegate to the ACG Committee the power to approve the matter. When so engaged, the charter of the ACG Committee currently provides that, unless the ACG Committee determines otherwise, the ACG Committee shall perform the following functions:
•	Review a summary of the proposed transaction(s) that outlines (i) its terms and conditions (explicit and implicit), (ii) a brief history of the transaction, and (iii) the impact that the transaction will have on the parent company’s unitholders and personnel, including earnings per Unit and distributable cash flow.

•	Review due diligence findings by management and make additional due diligence requests, if necessary.

•	Engage third-party independent advisors, where necessary, to provide committee members with comparable market values, legal advice and similar services directly related to the proposed transaction.

•	Conduct interviews regarding the proposed transaction with the most knowledgeable company officials to ensure that the ACG Committee members have all relevant facts before rendering their judgment.
          In the normal course of business, the parent company’s management routinely reviews all other related party transactions, including proposed asset purchases and business combinations and purchases and sales of product. As a matter of course, management reviews the terms and conditions of the proposed transactions, performs appropriate levels of due diligence and assesses the impact of the transaction on the parent company.
          The ACG Committee of EPE Holdings does not separately review transactions covered by the parent company’s administrative services agreement with EPCO, which was previously approved by EPE Holdings’ ACG Committee and/or its Board. The administrative services agreement governs numerous day-to-day transactions between us and EPCO and its other affiliates, including the provision by EPCO of administrative and other services to us and our reimbursement of costs for those services.
     Relationship with Shell
          Historically, Shell was considered a related party because it owned more than 10% of Enterprise Products Partners’ limited partner interests and, prior to 2003, held a 30% membership interest in EPGP. As a result of Shell selling a portion of its limited partner interests in Enterprise Products Partners to third parties, Shell owned less than 10% of Enterprise Products Partners’ common units at the beginning of 2005. As a result of Shell’s reduced equity interest in Enterprise Products Partners, Shell ceased to be considered a related party in January 2005. At December 31, 2006, Shell owned 26,976,249, or 6.2%, of Enterprise Products Partners’ common units, all of which have been registered for resale in the open market. At February 1, 2007, Shell owned 19,635,749, or 4.5%, of Enterprise Products Partners’ common units.
          For the year ended December 31, 2004, our revenues from Shell primarily reflected the sale of NGL and certain petrochemical products and the fees we charged for natural gas processing, pipeline transportation and NGL fractionation services. Our operating costs and expenses with Shell primarily reflected the payment of energy-related expenses related to the Shell Processing Agreement and the purchase of NGL products. We also lease from Shell its 45.4% interest in one of our propylene fractionation facilities located in Mont Belvieu, Texas.
          A significant contract affecting our natural gas processing business is the Shell Processing Agreement, which grants us the right to process Shell’s (or an assignee’s) current and future production within state and federal waters of the Gulf of Mexico. The Shell Processing Agreement includes a life of lease dedication, which may extend the agreement well beyond its initial 20-year term ending in 2019.
Note 19. Provision for Income Taxes
          Our provision for income taxes relates primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes. In addition, with the enactment of the Texas Margin Tax in 2006, we have become a taxable entity in the state of Texas. Our federal and state income tax provision is summarized below:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Current:
Federal	$7,694	$1,105	$—	$3,466	$2,026
State	1,148	301	157	4,205	305

Total current	8,842	1,406	157	7,671	2,331

Deferred:
Federal	6,109	5,969	1,620	972	356
State	7,023	988	1,984	161	205

Total deferred	13,132	6,957	3,604	1,133	561

Total provision for income taxes	$21,974	$8,363	$3,761	$8,804	$2,892

          A reconciliation of the provision for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Taxes computed by applying the federal statutory rate	$13,347	$7,657	$2,308	$4,740	$2,243
State income taxes (net of federal benefit)	8,374	838	1,392	4,125	332
Taxes charged to cumulative effect of changes in accounting principles	(3)	65	—
Other permanent differences	256	(197)	61	(61)	317

Provision for income taxes	$21,974	$8,363	$3,761	$8,804	$2,892

Effective income tax rate	58%	38%	57%	65%	45%

          Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2006 and 2005 and March 31, 2007 are as follows:

	At December 31,		At March 31,
	2006	2005	2007
			(Unaudited)
Deferred Tax Assets:
Property, plant and equipment — Dixie	$—	$855	$—
Net operating loss carryforwards	19,175	17,121	18,863
Credit carryover	26	—	26
Charitable contribution carryover	12	—	12
Employee benefit plans	1,990	2,403	2,833
Deferred revenue	328	448	887
Equity investment in partnerships	223	—	243
Asset retirement obligation	43	—	44
Accruals	709	116	946

Total Deferred Tax Assets	22,506	20,943	23,854

Valuation allowance	(2,994)	(2,870)	(2,863)

Net Deferred Tax Assets	19,512	18,073	20,991

Deferred Tax Liabilities:
Property, plant and equipment	30,604	13,907	33,085
Other	78	6	79

Total Deferred Tax Liabilities	30,682	13,913	33,164

Total Net Deferred Tax Assets (Liabilities)	$(11,170)	$4,160	$(12,173)

Current portion of total net deferred tax assets	$698	$554	$1,319

Long-term portion of total net deferred tax assets (liabilities)	$(11,868)	$3,606	$(13,492)

          We had net operating loss carryforwards of $18.9 million, $19.2 million and $17.1 million at March 31, 2007 and December 31, 2006 and 2005, respectively. These losses expire in various years between 2007 and 2026 and are subject to limitations on their utilization. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. The valuation allowance was $2.9 million, $3.0 million and $2.9 million at March 31, 2007 and December 31, 2006 and 2005, respectively, and primarily relates to our net operating loss carryforwards.
          On May 18, 2006, the State of Texas enacted House Bill 3 which replaced the existing state franchise tax with a “margin tax”. In general, legal entities that conduct business in Texas are subject to the Texas margin tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.
          Although the bill states that the Texas margin tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, we have accounted for the Texas margin tax as income tax expense in the period of the law’s enactment. During 2006, we recorded a net deferred tax liability of $6.6 million due to the enactment of the Texas margin tax. The offsetting net charge of $6.6 million is shown on our Statement of Consolidated Operations for the year ended December 31, 2006 as a component of provision for income taxes.
          The Texas margin tax is effective for returns originally due on or after January 1, 2008. For calendar year end companies, the Texas margin tax would be applied to 2007 activity.

Note 20. Earnings Per Unit
          Basic earnings per unit is computed by dividing net income or loss allocated to limited partner interests by the weighted-average number of distribution-bearing units outstanding during a period. Diluted earnings per unit is computed by dividing net income or loss allocated to limited partners interest by the sum of the weighted-average number of distribution-bearing units outstanding during a period (as used in determining basic earnings per units). The amount of net income allocated to limited partner interests is derived by subtracting the general partner’s share of the parent company’s net income from net income.
          In connection with the August 2005 contribution of net assets to the parent company by affiliates of EPCO (see Note 17), such affiliates received 74,667,332 Units of the parent company as consideration.
          As consideration for the contribution of 4,400,000 common units of TEPPCO and the 100% membership interest in TEPPCO GP (including associated TEPPCO IDRs), the parent company issued 14,173,304 Class B Units and 16,000,000 Class C Units to private company affiliates of EPCO that are under common control with the parent company. As a result of this common control relationship, the Class B Units, which are distribution bearing, are treated as outstanding securities for purposes of calculating our basic and diluted earnings per unit. The 16,000,000 Class C Units are non-participating in current or undistributed earnings and are not entitled to receive cash distributions until May 2009; thus, they are not considered a potentially dilutive security until that time. See Note 17 for additional information regarding the Class B and C Units.
          The following table shows the allocation of net income to our general partner for the periods indicated:

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Net income	$133,992	$82,209	$29,778	$53,453	$30,663
Multiplied by general partner ownership interest	0.01%	0.01%	0.01%	0.01%	0.01%

General partner interest in net income	$13	$8	$3	$5	$3

          The following table shows the calculation of our limited partners’ interest in net income and basic and diluted earnings per unit.

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)

Income before changes in accounting principles and general partner interest	$133,899	$82,436	$29,562	$53,453	$30,567
Cumulative effect of changes in accounting principles	93	(227)	216	—	96

Net income	133,992	82,209	29,778	53,453	30,663
General partner interest in net income	(13)	(8)	(3)	(5)	(3)

Net income available to limited partners	$133,979	$82,201	$29,775	$53,448	$30,660

BASIC EARNINGS PER UNIT
Numerator:
Income before changes in accounting principles and general partner interest	$133,899	$82,436	$29,562	$53,453	$30,567
Cumulative effect of changes in accounting principles	93	(227)	216	—	96
General partner interest in net income	(13)	(8)	(3)	(5)	(3)

Limited partners’ interest in net income	$133,979	$82,201	$29,775	$53,448	$30,660

Denominator:
Units	88,884	79,726	74,667	88,884	88,884
Class B Units	14,173	12,076	—	14,173	14,173

Total	103,057	91,802	74,667	103,057	103,057

Basic earnings per unit:
Income before changes in accounting principles and general partner interest	$1.30	$0.90	$0.40	$0.52	$0.30
Cumulative effect of changes in accounting principles	*	*	*	—	*
General partner interest in net income	*	*	*	*	*

Limited partners’ interest in net income	$1.30	$0.90	$0.40	$0.52	$0.30

DILUTED EARNINGS PER UNIT
Numerator:
Income before changes in accounting principles and general partner interest	$133,899	$82,436	$29,562	$53,453	$30,567
Cumulative effect of changes in accounting principles	93	(227)	216	—	96
General partner interest in net income	(13)	(8)	(3)	(5)	(3)

Limited partners’ interest in net income	$133,979	$82,201	$29,775	$53,448	$30,660

Denominator:
Units	88,884	79,726	74,667	88,884	88,884
Class B Units	14,173	12,076	—	14,173	14,173

Total	103,057	91,802	74,667	103,057	103,057

Basic earnings per unit:
Income before changes in accounting principles and general partner interest	$1.30	$0.90	$0.40	$0.52	$0.30
Cumulative effect of changes in accounting principles	*	*	*	—	*
General partner interest in net income	*	*	*	*	*

Limited partners’ interest in net income	$1.30	$0.90	$0.40	$0.52	$0.30

*	Amount is negligible

Note 21. Commitments and Contingencies
     Litigation
          On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position, cash flows or results of operations. The following is a discussion of litigation-related risks by business segment.
          Enterprise Products Partners’ matters. On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution acceptable of this civil matter to all parties will be reached in the near future. EPO is seeking defense and indemnity under the pipeline operating agreement between it and Magellan. On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ’s criminal investigation into the ammonia releases. At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated results of operations.
          On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. Enterprise Products Partners and Magellan are in the process of estimating the repair and remediation costs associated with this release. Environmental remediation efforts continue in and around the site of the release under the supervision and management of affiliates of Magellan. EPO’s operating agreement with Magellan provides EPO with an indemnity clause for claims arising from such releases. At this time, we do not believe that this incident will have a material impact on our consolidated results of operations.
          A number of lawsuits have been filed by municipalities and other water suppliers against various manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility. It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.
          TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan. The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. These transactions are alleged to include the joint venture to further expand the

Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006 and the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe this lawsuit is without merit and intend to vigorously defend against it.
          On July 27, 2004, TEPPCO received notice from the DOJ of its intent to seek a civil penalty against it related to its November 21, 2001, release of approximately 2,575 barrels of jet fuel from TEPPCO’s 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, is seeking a civil penalty against TEPPCO for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. TEPPCO has agreed with the DOJ to pay a penalty of $2.9 million, along with TEPPCO’s commitment to implement additional spill prevention measures, in August 2007. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position, results of operations or cash flows.
          On September 18, 2005, a propane release and fire occurred at TEPPCO’s Todhunter facility, near Middletown, Ohio. The incident resulted in the death of one of TEPPCO’s employees; there were no other injuries. Repairs to the impacted facilities have been completed. On March 17, 2006, TEPPCO received a citation from the Occupational Safety and Health Administration (“OSHA”) arising out of this incident, with a penalty of $0.1 million. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position, results of operations or cash flows.
          TEPPCO is also in negotiations with the DOT with respect to a notice of probable violation that it received on April 25, 2005, for alleged violations of pipeline safety regulations at its Todhunter facility, with a proposed $0.4 million civil penalty. TEPPCO responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position, results of operations or cash flows.
     Contractual Obligations
          The following table summarizes our various contractual obligations at December 31, 2006. A description of each type of contractual obligation follows.

	Payment or Settlement due by Period
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter

Scheduled maturities of long-term debt (see Note 16)	$7,064,068	$—	$180,000	$655,000	$569,068	$1,850,000	$3,810,000
Operating lease obligations	$345,383	$38,680	$31,723	$25,230	$22,977	$22,599	$204,174
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Natural gas	$920,736	$153,316	$153,736	$153,316	$153,316	$153,316	$153,736
NGLs	$2,902,805	$959,127	$223,570	$213,315	$213,315	$213,315	$1,080,163
Petrochemicals	$2,656,633	$1,110,957	$448,334	$245,028	$220,037	$119,397	$512,880
Other	$94,009	$47,663	$29,089	$14,199	$850	$686	$1,522
Underlying major volume commitments:
Natural gas (in BBtus)	109,600	18,250	18,300	18,250	18,250	18,250	18,300
NGLs (in MBbls)	68,331	21,957	5,322	5,086	5,086	5,086	25,794
Petrochemicals (in MBbls)	45,535	19,250	7,460	4,289	3,670	2,024	8,842
Service payment commitments	$16,118	$10,806	$3,759	$900	$93	$93	$467
Capital expenditure commitments	$248,700	$248,700	$—	$—	$—	$—	$—
          Scheduled Maturities of Long-Term Debt. The parent company, Enterprise Products Partners and TEPPCO have payment obligations under debt agreements. With respect to this category, amounts shown in the preceding table represent scheduled principal payments due in each period as of December 31, 2006. See Note 25 regarding subsequent events that affect the parent company’s debt obligations.
          In February 2007, Duncan Energy Partners borrowed $200.0 million under its revolving credit facility. At March 31, 2007, there was a balance of $169.0 million outstanding under Duncan Energy Partners’ revolving credit facility. See Note 16 for information regarding our consolidated debt obligations at December 31, 2006 and March 31, 2007.
          Operating Lease Obligations. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. With respect to this category, amounts shown in the preceding table represent minimum cash lease payment obligations due in each period as of December 31, 2006 for operating leases with terms in excess of one year. There were no significant changes in our minimum cash lease payment obligations during the three months ended March 31, 2007.
          Our significant lease agreements involve the lease of: (i) underground caverns for the storage of natural gas and NGLs; (ii) office space from a private company affiliate of EPCO; and (iii) land held pursuant to right-of-way agreements. In general, our material lease agreements have initial terms that range from 14 to 20 years and include renewal options that could extend the agreements for up to an additional 20 years. Rental payments under these agreements are generally at fixed rates (as specified in each contract) and may be subject to escalation provisions (e.g. inflation or other market-determined factors). Rental payments made in connection with the lease of underground storage caverns may include contingent rental payments when our storage volumes exceed reserved capacity.
          Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit. Contingent rental payments are expensed as incurred. Lease and rental expense included in our operating costs and expenses was $64.9 million, $58.8 million and $19.5 million during the years ended December 31, 2006, 2005 and 2004, respectively. Lease and rental expense for the three months ended March 31, 2007 and 2006, was $10.7 million and $15.0 million, respectively.
          In general, we are required to perform routine maintenance on the underlying leased assets. In addition, certain leases give us the option to make leasehold improvements. Maintenance and repair costs attributable to leased assets are charged to expense as incurred. We did not make any significant leasehold improvements during the years ended December 31, 2006, 2005 or 2004; however, we did incur $9.3 million of repair costs associated with our lease of an underground natural gas storage facility in 2006.
          As reflected in the preceding table, operating lease obligations exclude non-cash, related party expense amounts associated with certain equipment leases contributed to Enterprise Products Partners by EPCO in 1998 (the “retained leases”). EPCO remains liable for the cash lease payments associated with these agreements, which it accounts for as operating leases. At December 31, 2006, the retained leases involved a cogeneration unit and approximately 100 railcars. EPCO’s minimum future rental payments under these leases are as follows: $2.1 million for 2007; $2.1 million for 2008; $0.7 million for each of the years 2009 through 2015; and $0.3 million for 2016. The full value of EPCO’s payments in connection with the retained leases is recorded by Enterprise Products Partners as a non-cash related party expense. An offsetting amount is recorded by Enterprise Products Partners as a general contribution in partners’ equity, a portion of which is allocated to minority interest in the preparation of our consolidated financial statements.
          The retained lease agreements include lessee purchase options whereby EPCO could acquire the underlying assets at prices that approximate fair value. EPCO has assigned these purchase options to Enterprise Products Partners. During the year ended December 31, 2004, Enterprise Products Partners exercised its option to purchase an isomerization unit and related equipment for $17.8 million. Should Enterprise Products Partners decide to exercise the remaining purchase options, up to an additional $2.3 million would be payable in 2008 and $3.1 million in 2016.
          Purchase Obligations. A purchase obligation is an agreement to purchase goods or services that is legally enforceable and binding (unconditional) that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have classified our unconditional purchase obligations into the following categories:
•	Long and short-term product purchase obligations for NGLs, certain petrochemicals and natural gas from third-party suppliers — The prices we are obligated to pay under these contracts approximate market prices at the time we take delivery of such volumes. With respect to these agreements, amounts shown in the preceding table represent our purchase volume commitments and estimated cash payment obligations due in each period as of December 31, 2006. Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2006 applied to all future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. At December 31, 2006, we do not have any product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

•	We have long and short-term commitments to pay third-party service providers (e.g. equipment maintenance agreements). Our contractual payment obligations vary by contract. With respect to such contracts, amounts shown in the preceding table represent our estimated cash payment obligations due in each period as of December 31, 2006.

•	We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates. These commitments represent unconditional payment obligations to vendors for services rendered or products purchased in connection with construction-in-progress. The preceding table presents our share of such commitments for the periods indicated as of December 31, 2006.
          There were no significant changes in our schedule of purchase obligations during the three months ended March 31, 2007.
     Commitment to EPCO under 1998 Plan and 2006 LTIP
          In order to fund its obligations under the 1998 Plan (see Note 7), EPCO may purchase common units of Enterprise Products Partners at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise options awarded under the 1998 Plan, Enterprise Products Partners reimburses EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. Such reimbursements totaled $1.8 million, $9.2 million and $3.8 million during the years ended December 31, 2006, 2005, and 2004 and are reflected as a component of “Distributions paid to minority interests” in our Consolidated Statements of Cash Flows.
          Enterprise Products Partners was committed to issue 2,278,000 and 2,416,000 of its common units at March 31, 2007 and December 31, 2006, respectively, if all outstanding options awarded under the 1998 Plan (as of these dates) were exercised. The weighted-average strike price of option awards outstanding at March 31, 2007 and December 31, 2006 was $23.60 and $23.32 per common unit, respectively. See Note 7 for additional information regarding unit options issued under the 1998 Plan.
          In order to fund its obligations under the 2006 LTIP (see Note 7), EPCO may purchase common units of TEPPCO at fair value either in the open market or directly from TEPPCO. When EPCO employees exercise options awarded under the 2006 LTIP, TEPPCO will reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. There were no options outstanding under the 2006 LTIP at March 31, 2007 or December 31, 2006.

     Performance Guaranty — Independence Hub
          In December 2004, a subsidiary of Enterprise Products Partners entered into the Independence Hub Agreement with six oil and natural gas producers. Enterprise Products Partners guaranteed to the producers the construction-related performance of its subsidiary up to an amount of $340.8 million. The performance guaranty expired during the second quarter of 2007. In connection with this guaranty, Enterprise Products Partners recorded an intangible asset of $1.2 million, which will be amortized over the 20-year estimated useful life of the platform.
     Other Commitments and Claims
          Redelivery Commitments. In our normal business activities, we process, store and transport natural gas, NGLs and other hydrocarbon products for third parties. Under terms of the related agreements, we are generally required to redeliver volumes to the owners on demand. We are insured against any physical loss of such volumes due to catastrophic events. At December 31, 2006, Enterprise Products Partners’ redelivery commitments aggregated 8.5 million barrels of NGL and petrochemical products and 12.1 MMBtus of natural gas. TEPPCO’s redelivery commitments at this date aggregated 27.5 million barrels of petroleum products.
          Other Claims. As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally make claims against such parties or have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of December 31, 2006, our contingent claims against such parties were approximately $1.9 million and claims against us were approximately $33.8 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.
Note 22. Significant Risks and Uncertainties
     Nature of Operations in Midstream Energy Industry
          We operate within the midstream energy industry, which includes gathering, transporting, processing and storing natural gas, NGLs and crude oil. We also market natural gas, NGLs, crude oil and other hydrocarbon products. As such, our results of operations, cash flows and financial condition may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products (e.g., natural gas processing margins are influenced by the ratio of natural gas prices to crude oil prices). The prices of hydrocarbon products are subject to fluctuation in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.
          Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, processed or stored at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs, LPGs, refined products and crude oil handled by our facilities.
          A reduction in demand for natural gas, crude oil, NGL and other hydrocarbon products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using such products, (iii) increased competition from other products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our results of operations, cash flows and financial position.

     Credit Risk due to Industry Concentrations
          A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL, crude oil and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.
          Our consolidated revenues are derived from a wide customer base. During 2006 and 2005, our largest customer was Valero Energy Corporation and its affiliates, which accounted for 9.3% and 8.4%, respectively, of our consolidated revenues. During 2004, our largest customer was Shell Oil Company and its affiliates, which accounted for 6.5% of our consolidated revenues.
     Counterparty Risk with respect to Financial Instruments
          Where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis. We generally do not require collateral for our financial instrument transactions.
     Weather-Related Risks
          We participate as named insureds in EPCO’s current insurance program, which provides us with property damage, business interruption and other coverages, which are customary for the nature and scope of our operations. EPCO attempts to place all insurance coverage with carriers having ratings of “A” or higher. However, two carriers associated with the EPCO insurance program were downgraded to BBB+ by Standard & Poor’s during 2006. At present, there is no indication that these carriers would be unable to fulfill any insuring obligation. Furthermore, we currently do not have any claims which might be affected by these carriers. EPCO continues to monitor these situations.
          We believe EPCO maintains adequate insurance coverage on our behalf; however, insurance will not cover every type of interruption that might occur. As a result of severe hurricanes such as Katrina and Rita that occurred in 2005, market conditions for obtaining property damage insurance coverage have been difficult. Under EPCO’s renewed insurance programs, coverage is more restrictive, including increased physical damage and business interruption deductibles. For example, our deductible for onshore physical damage increased from $2.5 million to $5.0 million per event and our deductible period for onshore business interruption claims increased from 30 days to 60 days. Additional restrictions will be applied in connection with damage caused by named windstorms.
          In addition to changes in coverage, the cost of property damage insurance increased substantially from prior periods. At December 31, 2006, our annualized cost of insurance premiums for all lines of coverage is approximately $64.2 million, which represents a $31.2 million, or 94%, increase from our 2005 annualized insurance cost.
          If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated results of operations and financial position. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for repair costs or lost income. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to partners and, accordingly, adversely affect the market price of our Units.
          Certain of Enterprise Products Partners’ key assets are located onshore along the U.S. Gulf Coast and offshore in the Gulf of Mexico. To varying degrees, such locations are vulnerable to weather-related risks such as hurricanes and tropical storms. The following is a general discussion of the status of Enterprise Products Partners’ insurance claims related to recent significant storm events as of March 31,

2007. To the extent our discussion includes any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.
          Hurricane Ivan insurance claims. Enterprise Products Partners recorded a $26.2 million receivable for insurance claims related to property damage caused by Hurricane Ivan. During 2006, Enterprise Products Partners received cash reimbursements from insurance carriers totaling $24.1 million related to these property damage claims. Enterprise Products Partners received an additional $1.1 million during the three months ended March 31, 2007 related to such claims. We expect to recover the remaining $1.0 million during the remainder of 2007. If the final recovery of funds is different than the amount previously expended, we will recognize an income impact at that time.
          In addition, Enterprise Products Partners has submitted business interruption insurance claims for its estimated losses caused by Hurricane Ivan. During 2006, Enterprise Products Partners received $17.4 million of nonrefundable cash proceeds from such claims. To the extent we receive nonrefundable cash proceeds from business interruption insurance claims, they are recorded as revenue in our Unaudited Condensed Statements of Consolidated Operations in the period of receipt.
          Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of Enterprise Products Partners’ Gulf Coast assets in August and September of 2005, respectively. The majority of repairs are completed; however, certain minor repairs are ongoing to two offshore pipelines and an onshore gas processing facility.
          With respect to these storms, Enterprise Products Partners has $77.7 million and $78.2 million of estimated property damage claims outstanding at March 31, 2007 and December 31, 2006, respectively. We believe such property damage claims are probable of collection during the period 2007 through 2009. To the extent that insurance proceeds from property damage claims are not probable of collection or do not cover our estimated expenditures, such losses are charged to earnings when realized. We are aggressively pursuing collection of our remaining property damage and business interruption claims related to Hurricanes Katrina and Rita.

          The following table summarizes proceeds Enterprise Products Partners received from business interruption and property damage insurance claims with respect to certain named storms during the periods indicated:

	For the Years Ended		For the Three Months
	December 31,		Ended March 31,
	2006	2005	2007	2006
			(Unaudited)
Business interruption (“BI”) proceeds:
Hurricane Ivan	$17,382	$4,785	$377	$10,205
Hurricane Katrina	24,500	—	—	—
Hurricane Rita	22,000	—	—	—
Other	—	—	996	—

Total BI proceeds	63,882	4,785	1,373	10,205

Property damage (“PD”) proceeds:
Hurricane Ivan	24,104	—	1,069	24,104
Hurricane Katrina	7,500	—	—	—
Hurricane Rita	3,000	—	—	—
Other	—	—	184	—

Total PD proceeds	34,604	—	1,253	24,104

Total	$98,486	$4,785	$2,626	$34,309

Note 23. Supplemental Cash Flow Information
          The following table provides information regarding (i) the net effect of changes in our operating assets and liabilities; (ii) cash payments for interest, net of amounts capitalized, and (iii) cash payments for income taxes for the periods indicated.

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2004	2007	2006
				(Unaudited)
Decrease (increase) in:
Accounts and notes receivable	$100,311	$(620,746)	$(451,000)	$95,161	$194,679
Inventories	(110,448)	(141,595)	(44,202)	(25,968)	66,835
Prepaid and other current assets	25,260	(67,978)	2,726	6,745	12,692
Other assets	(35,270)	49,678	(6,073)	192	5,806
Increase (decrease) in:
Accounts payable	178	47,695	108,458	(25,218)	(87,174)
Accrued gas payable	(20,177)	360,063	286,089	878,911	(183,882)
Accrued expenses	3,092	56,989	8,800	(699,251)	235,266
Accrued interest	22,778	(1,318)	2,617	(30,537)	(17,433)
Other current liabilities	64,453	21,369	6,268	(52,712)	(32,259)
Other liabilities	(5,901)	763	(4,137)	(2,154)	1,202

Net effect of changes in operating accounts	$44,276	$(295,080)	$(90,454)	$145,169	$195,732

Cash payments for interest, net	$376,540	$370,423	$141,596	$139,473	$110,460
Less interest amounts capitalized	66,341	28,805	2,766	24,470	12,457

Interest, net of amounts capitalized	$310,199	$341,618	$138,830	$115,003	$98,003

Cash payment for income taxes	$10,497	$5,160	$182	$1	$146

          The following table presents the components of “Other” as reflected on our Statements of Consolidated Cash Flows for the periods indicated.

				For the Three Months
	For the Years Ended December 31,			Ended March 31,
	2006	2005	2005	2007	2006
				(Unaudited)
Write-off of note payable by third-party former owner of TEPPCO GP prior to our acquisition of TEPPCO GP in February 2005	$—	$10,000	$—	$—	$—
Provision for impairment of long-lived assets	88	—	4,114	—	—
Changes in value of financial instruments	94	122	5	82	(53)

Total other non-cash	$182	$10,122	$4,119	$82	$(53)

          Accounts payable related to construction-in-progress amounts were as follows at the dates indicated: $89.1 million, March 31, 2007; $87.0 million, March 31, 2006; $204.6 million, December 31, 2006; $154.6 million, December 31, 2005; and $62.4 million at December 31, 2004. Such amounts are not included under the caption “Capital expenditures” on the Statements of Consolidated Cash Flows.
          Third parties may be obligated to reimburse us for all or a portion of expenditures on certain of our capital projects. The majority of such arrangements are associated with projects related to pipeline construction and production well tie-ins. We received $60.5 million, $47.0 million and $8.9 million as contributions in aid of our construction costs during the years ended December 31, 2006, 2005 and 2004, respectively. For the three months ended March 31, 2007 and 2006, we received $39.1 million and $12.2 million, respectively, as contributions in aid of our construction costs.
          The following table provides supplemental cash flow information regarding business combinations completed during the periods indicated. Amounts recorded in connection with business combinations during the three months ended March 31, 2007 and 2006 were nominal and related primarily to purchase price adjustments. See Note 14 for additional information regarding our business combination transactions.

	For the Years Ended December 31,
	2006	2005	2004

Fair value of assets acquired	$493,005	$353,176	$5,946,291
Less liabilities assumed, including minority interest	(200,803)	(23,940)	(4,810,662)

Net assets acquired	292,202	329,236	1,135,629
Less cash acquired	—	(2,634)	(40,968)

Cash used for business combinations	$292,202	$326,602	$1,094,661

          In March 2007, TEPPCO sold its 49.5% ownership interest in MB Storage and its general partner and other assets to a third party for $156.1 million in cash. TEPPCO recognized a gain of $72.8 million related to the sale of these equity interests and assets. Net income for the year ended December 31, 2004 includes a gain of $15.1 million related to Enterprise Products Partners’ sale of a 50% ownership interest in Cameron Highway to a third party.
          In June 2005, Enterprise Products Partners received $47.5 million in cash from Cameron Highway as a return of investment. These funds were distributed to us in connection with the refinancing of Cameron Highway’s project debt.

Note 24. Quarterly Financial Information (Unaudited)
          The following table presents selected quarterly financial data for the years ended December 31, 2006 and 2005:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
For the Year Ended December 31, 2006:
Revenues	$5,782,765	$5,925,164	$6,451,438	$5,452,779
Operating income	258,149	244,958	336,535	277,378
Income before changes in accounting principles	30,567	30,939	37,043	35,350
Net income	30,663	30,939	37,043	35,347

Income per unit before changes in accounting principles:
Basic and diluted	$0.30	$0.30	$0.36	$0.34
Net income per unit:
Basic and diluted	$0.30	$0.30	$0.36	$0.34

For the Year Ended December 31, 2005:
Revenues	$4,080,625	$4,755,001	$5,749,108	$6,273,506
Operating income	231,453	187,588	242,733	242,273
Income before changes in accounting principles	12,509	19,292	21,490	29,145
Net income	12,509	19,292	21,490	28,918

Income per unit before changes in accounting principles:
Basic and diluted	$0.14	$0.21	$0.23	$0.32
Net income per unit:
Basic and diluted	$0.14	$0.21	$0.23	$0.32
Note 25. Subsequent Events
      Investment in Energy Transfer Equity
          On May 7, 2007, the parent company entered into a securities purchase agreement pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. These partnership and membership interests represent non-controlling interests in each entity.
          ETEGP currently owns an approximate 0.3% general partner interest in Energy Transfer Equity, which general partner interest has no associated IDRs in the quarterly cash distributions of Energy Transfer Equity. The business purpose of ETEGP is to manage the affairs and operations of Energy Transfer Equity. ETEGP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO.
          The following table summarizes the values recorded by the parent company in connection with these investments, which are accounted for using the equity method.

Energy Transfer Equity (38,976,090 common units)	$1,636,996
ETEGP (approximately 34.9% membership interest)	12,338

Total invested by the parent company	$1,649,334

          Energy Transfer Equity is a publicly traded Delaware limited partnership formed in 2002 that completed its initial public offering in February 2006. Energy Transfer Equity’s only cash generating assets are its direct and indirect investments in limited partner interests of ETP and membership interests in ETP’s general partner. ETP is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include natural gas gathering and transportation pipelines, interstate transmission pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipelines in service, with an additional 500 miles of intrastate pipelines under construction, and 2,400 miles of interstate pipelines. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
          Energy Transfer Equity owns common units of ETP and the general partner of ETP, which is entitled to 2% of the quarterly cash distributions of ETP as well as the associated ETP IDRs. Currently, the general partner of ETP receives quarterly cash distributions from ETP representing the general partner share and associated ETP IDRs as follows:
•	2% of quarterly cash distributions up to $0.275 per unit paid by ETP;

•	15% of quarterly cash distributions from $0.275 per unit up to $0.3175 per unit paid by ETP;

•	25% of quarterly cash distributions from $0.3175 per unit up to $0.4125 per unit paid by ETP; and

•	50% of quarterly cash distributions that exceed $0.4125 per unit paid by ETP.
          As disclosed in the Form 10-Q of Energy Transfer Equity for the nine months ended May 31, 2007, the unaudited total amount of distributions Energy Transfer Equity received from ETP was $260.0 million, which consisted of $124.6 million from limited partner interests; $9.2 million from general partner interests and $126.2 million from the ETP IDRs. Energy Transfer Equity paid $193.7 million in distributions to its partners during the nine months ended May 31, 2007.
          The parent company’s investments in Energy Transfer Equity and ETEGP exceed its share of the historical cost of the underlying net assets of such entities. At June 30, 2007, the parent company’s investments in Energy Transfer Equity and ETEGP included preliminary fair value allocations of the $1.66 billion basis differential consisting of $568.7 million attributed to fixed assets, $513.5 million attributable to the ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $287.1 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and ETEGP.
          The $513.5 million of excess cost attributed to the ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and ETEGP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and ETEGP, including that portion attributed to the ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.
          Non-cash amortization of excess cost amounts associated with the parent company’s investments in Energy Transfer Equity and ETEGP is forecast at $20.0 million for the six months ended December 31, 2007 and approximately $40.0 million for each of the years 2008 through 2012.

          Since the parent company does not control Energy Transfer Equity or ETEGP, the equity earnings it records from these entities are based on estimates derived from the SEC filings of Energy Transfer Equity. The fiscal year of Energy Transfer Equity ends August 31; therefore, its quarterly financial reporting timeframes do not coincide with those of the parent company. As a result, the parent company estimates its share of equity earnings based on Energy Transfer Equity’s published data. Such estimates may differ from those that Energy Transfer Equity might publish if their fiscal periods coincided with those of the parent company.
          The parent company’s equity investments in Energy Transfer Equity and ETEGP are a vital component of its business strategy to increase cash distributions to unitholders through accretive acquisitions. Effective with the second quarter of 2007, the parent company added a third business segment, Investment in Energy Transfer Equity, to report its earnings from and the business activities of Energy Transfer Equity and ETEGP.
      Parent Company Interim Credit Facility
          On May 7, 2007, the parent company executed a $1.9 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with its acquisition of equity interests in Energy Transfer Equity and ETEGP. The EPE Interim Credit Facility, which amended and restated the terms its then existing credit facility (the “EPE Revolver”), provided for a $200.0 million revolving credit facility (the “EPE Bridge Revolving Credit Facility”) and $1.7 billion of term loans. The term loans were segregated into two tranches: a $500.0 million EPE Term Loan (Equity Bridge) and a $1.2 billion EPE Term Loan (Debt Bridge).
          On May 7, 2007, the parent company made initial borrowings of $1.8 billion under this credit facility as follows:
•	$155.0 million to repay principal outstanding under the EPE Revolver; and

•	$1.2 billion under the EPE Term Loan (Debt Bridge) and $500.0 million under the EPE Term Loan (Equity Bridge) to fund the $1.65 billion cash purchase price for the acquisition of membership interests in ETEGP and common units of Energy Transfer Equity.
          In July 2007, the parent company used net proceeds from its private placement of Units (see following section) to repay the $500.0 million in principal outstanding under the EPE Term Loan (Equity Bridge), $238.0 million to reduce principal outstanding under the EPE Term Loan (Debt Bridge) and $2.0 million of related accrued interest. The remaining balances due under the EPE Bridge Revolving Credit Facility and EPE Term Loan (Debt Bridge) were to mature in May 2008. Amounts repaid under the EPE Term Loan (Equity Bridge) or EPE Term Loan (Debt Bridge) could not be reborrowed.
          The EPE Interim Credit Facility contains customary covenants and events of default. Also, if an event of default occurs and is continuing under the credit agreement, the lenders will be able to accelerate the maturity date of amounts borrowed under the credit agreement and exercise other rights and remedies. Additionally, the parent company’s obligations under the credit agreement are secured by substantially all of its assets, including the common units of Energy Transfer Equity its owns, but excluding its membership interests in ETEGP.
          The EPE Bridge Revolving Credit Facility may be used by the parent company to fund working capital and other capital requirements and for general partnership purposes. Variable interest rates charged under the EPE Interim Credit Facility are based on either an alternate base rate or a LIBO rate. The alternate base rate is defined as a rate per annum equal to the greater of (i) the prime rate published by Citibank, N.A. as of the day of borrowing or (ii) the federal funds effective rate in effect on the day of borrowing plus 0.50%.
          On August 24, 2007, the parent company refinanced amounts then outstanding under the EPE Interim Credit Facility. See “Refinancing of Parent Company Interim Credit Facility” within this Note 25.

      Conversion of Class B Units
          On July 12, 2007, all of the outstanding 14,173,304 Class B Units were converted into Units on a one-to-one basis.
      Private Placement of Parent Company Units
          On July 17, 2007, the parent company completed a private placement of 20,134,220 Units to third party investors at $37.25 per Unit. The net proceeds of this private placement, after giving effect to placement agent fees, were $740.0 million. As noted above, the net proceeds were used to repay certain principal amounts outstanding under the EPE Interim Credit Facility and related accrued interest.
          The parent company also entered into a registration rights agreement (the “Registration Rights Agreement”) with purchasers in this private placement of Units. Pursuant to the Registration Rights Agreement, the parent company intends to file a registration statement with the SEC within 90 days after the closing date (i.e. October 15, 2007) and to have such registration statement become effective within 150 days of completing the offering (i.e. December 14, 2007, the “Target Effective Date”). Once the registration statement becomes effective, the 20,134,220 Units will be registered for resale. If the registration statement is not declared effective by the SEC by the Target Effective Date, then the parent company will be liable to each purchaser for liquidated damages (not as a penalty) equal to the following:
•	For the first 60 days following the Target Effective Date, 0.25% of the product of $37.25 times the number of Units purchased by the purchaser;

•	For the period 61 to 120 days following the Target Effective Date, 0.50% of the product of $37.25 times the number of Units purchased by the purchaser;

•	For the period 121 to 180 days following the Target Effective Date, 0.75% of the product of $37.25 times the number of Units purchased by the purchaser; and

•	For the periods beyond 180 days following the Target Effective Date, 1.0% of the product of $37.25 times the number of Units purchased by the purchaser.
          Liquidated damages are payable at the end of each 30-day period following the Target Effective Date. Notwithstanding the above, liquidated damages for any period shall be prorated by multiplying the liquidated damages to be paid in a full 30-day period by a fraction, the numerator of which is the number of days for which such liquidated damages are owed, and the denominator of which is 30; and provided further, that the aggregate amount of liquidated damages payable by the parent company under the Registration Rights Agreement to each purchaser shall not exceed 10.0% of the product of $37.25 times the number of Units acquired by the purchaser.
          The Registration Rights Agreement also provides for the payment of liquidated damages in the event the parent company suspends the use of the shelf registration statement in excess of permitted periods. In accordance with EITF 00-19-2, “Accounting for Registration Payment Arrangements,” we have not recorded a liability for this obligation because we believe the likelihood of having to make any payments under this arrangement is remote.
      Refinancing of Parent Company Interim Credit Facility
          On August 24, 2007, the parent company completed the refinancing of amounts then outstanding under the EPE Interim Credit Facility. The new $1.2 billion credit facility (the “August 2007 Credit Agreement”) provides for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). The August 2007 Revolver replaces the $200.0 Million EPE Bridge Revolving Credit Facility. Amounts borrowed under the August 2007 Revolver mature in September 2012. Term Loan A and Term Loan A-2 refinanced amounts outstanding under the Term Loan (Debt Bridge). Amounts borrowed under Term Loan A mature in September 2012 and amounts borrowed under Term Loan A-2 mature in May 2008.
          Borrowings under the August 2007 Credit Agreement are secured by the parent company’s ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.
          The August 2007 Revolver may be used by the parent company to fund working capital and other capital requirements and for general partnership purposes. The August 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.
          ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The Applicable Rate for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum. The Eurodollar Loans bear interest at a “LIBO rate” (as defined in the August 2007 Credit Agreement) plus the Applicable Rate. The Applicable Rate for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.
          All borrowings outstanding under Term Loan A will, at the parent company’s option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. All borrowings outstanding under Term Loan A-2 will bear interest at the LIBO rate plus 1.75%. Any amount repaid under the Term Loan A and Term Loan A-2 may not be reborrowed.
     The August 2007 Credit Agreement contains various covenants related to the parent company’s ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements. The credit agreement also requires the parent company to satisfy certain quarterly financial covenants.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
          The following exhibits are being filed herewith:

Exhibit
Number	Description
23.1	Consent of Deloitte & Touche LLP

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE GP HOLDINGS L.P.
By:	EPE Holdings, LLC, as general partner

Date: September 21, 2007	By:	/s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of EPE Holdings, LLC

Exhibit Index

Exhibit
Number	Description
23.1	Consent of Deloitte & Touche LLP